UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

NORTHWEST NATURAL GAS COMPANY

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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220 NW SECOND AVENUE

PORTLAND, OR 97209

April 14, 2014

To the Shareholders of Northwest Natural Gas Company:

We cordially invite you to attend the 2014 Annual Meeting of Shareholders of Northwest Natural Gas Company (NW Natural), which will be held in the Hospitality Suite on the Fourth Floor of NW Natural’s offices, 220 N.W. Second Avenue, Portland, Oregon 97209 on Thursday, May 22, 2014, commencing at 2:00 p.m. Pacific Daylight Time. We look forward to greeting as many of our shareholders as are able to join us.

At the meeting you will be asked to consider and vote upon three proposals: (1) the election of three Class III directors for terms of three years and one Class I director for a term of one year; (2) an advisory vote to approve named executive officer compensation; and (3) the ratification of the appointment of PricewaterhouseCoopers LLP as NW Natural’s independent registered public accountants for the fiscal year 2014. Your Board of Directors unanimously recommends that you vote FOR each of Proposals 1, 2 and 3.

In connection with the meeting, we enclose a notice of the meeting, a proxy statement, a proxy card and an admission ticket for you and one guest to attend the meeting. If you plan to attend the Annual Meeting, please detach and retain the admission ticket attached to your proxy card. As space is limited, you may bring only one guest to the meeting. If you hold your stock through a broker, bank, or other nominee, please bring a legal proxy or other evidence to the meeting showing that you owned NW Natural Common Stock as of the record date, April 3, 2014, and we will provide you with an admission ticket. Please see page 2 for further instructions on attending the Annual Meeting. Detailed information relating to NW Natural’s business activities and operating performance is contained in our 2013 Annual Report, which is also enclosed.

It is important that your shares are represented and voted at the meeting. Whether or not you plan to attend, please vote your shares in one of three ways: via internet, telephone or mail. Instructions regarding internet and telephone voting are included on the proxy card. If you elect to vote by mail, please sign, date and return the proxy card in the enclosed postage-paid envelope. Your proxy may be revoked at any time before it is exercised in the manner set forth in the proxy statement.

Sincerely,

Tod R. Hamachek	Gregg S. Kantor
Chairman of the Board	President and Chief Executive Officer

Portland/One Pacific Square

NORTH
NW Glisan St.
Steel Bridge
NW Flanders St.
NW 3rd Ave.
NW 2nd Ave.
NW 1st Ave.
Naito Pkwy.
Willamette River
NW Everett St.
NW Natural
I-5
NW Davis St.
NW Couch St.
Burnside St.
Burnside Bridge

Directions to One Pacific Square

From the South:
- I-5 North to Portland.
- At the I-5 N./I-405 N. split, stay left going towards City Center/Naito Parkway.
- Turn right on Naito Parkway (third light).
- Turn left on Davis St.
- Turn right on 2nd Ave. One Pacific Square is on the right.

From the North:
- I-5 South to the Coliseum/Rose Quarter Exit.
- Follow the signs to cross the Steel Bridge.
- Turn left on NW 3rd Ave.
- Turn left on NW Everett St. One Pacific Square is on the right.

Parking available at the Smart Park lot; entrance on NW Davis St. between Naito Pkwy. and NW 1st Ave.

One Pacific Square
220 NW 2nd Avenue
Portland, OR 97209

Meeting located on the 4th floor

NORTHWEST NATURAL GAS COMPANY

ONE PACIFIC SQUARE

220 NW SECOND AVENUE

PORTLAND, OREGON 97209

(503) 226-4211

NOTICE OF 2014 ANNUAL MEETING OF SHAREHOLDERS

Portland, Oregon, April 14, 2014

To our Shareholders:

The 2014 Annual Meeting of Shareholders of Northwest Natural Gas Company (NW Natural) will be held in the Hospitality Suite on the Fourth Floor of NW Natural’s offices, 220 NW Second Avenue, Portland, Oregon 97209 on Thursday, May 22, 2014 at 2:00 p.m. Pacific Daylight Time, for the following purposes:

1.	to elect three Class III directors for terms of three years and one Class I director for a term of one year;
2.	to conduct an advisory vote to approve the named executive officers’ compensation;
3.	to ratify the appointment of PricewaterhouseCoopers LLP as NW Natural’s independent registered public accountants for the fiscal year 2014; and
4.	to transact such other business as may properly come before the meeting or any adjournment thereof.

If you were a holder of record of NW Natural Common Stock at the close of business on April 3, 2014, the record date set for the annual meeting, you will be entitled to vote upon all matters properly submitted to shareholder vote at the meeting.

Our Board of Directors is soliciting the proxies of all holders of NW Natural Common Stock who may be unable to attend the meeting in person or who desire to vote by proxy before the meeting. These proxies also will instruct the relevant fiduciary under NW Natural’s Dividend Reinvestment and Direct Stock Purchase Plan or Retirement K Savings Plan to vote any shares held for shareholders’ benefit under those plans, as indicated on the proxies. A proxy and a stamped return envelope are enclosed for your use. No postage is needed if mailed in the United States. Instructions regarding internet and telephone voting also are included in the enclosed proxy card.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY

MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON

MAY 22, 2014

This proxy statement and our 2013 Annual Report are available at www.nwnatural.com.

Your vote is very important to us.

We urge you to vote by promptly marking, signing, dating and returning the enclosed proxy card, or by granting a proxy by the internet or telephone in accordance with the instructions in the enclosed proxy card, as soon as possible. Your prompt vote will save us the additional expense of further requests to ensure the presence of a quorum. You may vote in person at the meeting whether or not you previously have returned your proxy.

By Order of the Board of Directors,

MardiLyn Saathoff

Vice President and Corporate Secretary,

Legal, Risk and Compliance

PROXY STATEMENT

NORTHWEST NATURAL GAS COMPANY

April 14, 2014

NORTHWEST NATURAL GAS COMPANY

ONE PACIFIC SQUARE

220 NW SECOND AVENUE

PORTLAND, OREGON 97209

(503) 226-4211

2014 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 22, 2014

PROXY STATEMENT

The Board of Directors of Northwest Natural Gas Company (NW Natural) is soliciting the proxies of all holders of NW Natural Common Stock who may be unable to attend in person or who desire to vote by proxy prior to the Annual Meeting of Shareholders to be held in the Hospitality Suite on the Fourth Floor of NW Natural’s offices, 220 N.W. Second Avenue, Portland, Oregon 97209 on Thursday, May 22, 2014, at 2:00 p.m. Pacific Daylight Time. The close of business on April 3, 2014 is the record date for the determination of shareholders entitled to notice of and to vote at the meeting. We request that you sign and return the enclosed proxy card promptly. Alternatively, you may grant your proxy by the internet or telephone.

NW Natural’s Annual Report for the fiscal year ended December 31, 2013, including audited financial statements, is being mailed to all shareholders, together with this proxy statement and the accompanying proxy card, commencing April  14, 2014.

HOW TO VOTE BY PROXY AND REVOKE YOUR PROXY

Voting by Proxy

You may vote your shares either in person or by duly authorized proxy. You may use the proxy card accompanying this proxy statement if you are unable to attend the meeting in person or you wish to have your shares voted by proxy, even if you do attend the meeting. If you are a registered shareholder, you may vote by internet, telephone or mail, or you may vote your shares in person at the meeting. To vote:

By internet (do not return your proxy card)

•	Go to www.proxyvote.com. Internet voting is available 24 hours a day, 7 days a week, until 11:59 p.m. Eastern Daylight Time on May 21, 2014.
•	Have your proxy card available.
•	Follow the simple instructions. You will be prompted to enter your 12-digit Control Number located on your proxy card.

By telephone (do not return your proxy card)

•	On a touch-tone telephone, call the toll-free number indicated on your proxy card. Telephone voting is available 24 hours a day, 7 days a week, until 11:59 p.m. Eastern Daylight Time on May 21, 2014.
•	Have your proxy card available when you call.
•	Follow the simple recorded instructions. You will be prompted to enter your 12-digit Control Number located on your proxy card.

By mail

•

Mark your choice on your proxy card. If you properly execute your proxy card but do not specify your choice, your shares will be voted “FOR” Proposals 1, 2 and 3, as recommended by NW Natural’s Board of Directors.

•	Date and sign your proxy card.
•

Mail your proxy card in the enclosed postage-paid envelope. If your envelope is misplaced, send your proxy card to Northwest Natural Gas Company, c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717.

Revoking Your Proxy

You may revoke your proxy at any time before the proxy is exercised by: (1) delivering a written notice of revocation; (2) filing with the Corporate Secretary a subsequently dated, properly executed proxy; (3) voting after the date of the proxy by the internet or telephone; or (4) attending the meeting and voting in person. Your attendance at the meeting, by itself, will not constitute a revocation of a proxy. You should address any written notices of proxy revocation to: Northwest Natural Gas Company, 220 NW Second Avenue, Portland, OR 97209, Attention: Corporate Secretary.

Shares Held by Bank or Broker

If your shares are held in nominee or street name by a bank or broker, you should follow the directions on the instruction form you receive from your bank or broker as to how to vote, change your vote, or revoke your proxy. If you want to vote those shares in person at the Annual Meeting, you must bring a signed legal proxy from the broker, bank, or other nominee giving you the right to vote the shares. Revocation of proxies for shares held through a broker, bank, or other nominee must be made through the appropriate nominee in accordance with its instructions.

Adjournment

If an adjournment of the meeting occurs, it will have no effect on the ability of shareholders of record as of the record date to exercise their voting rights or to revoke any previously delivered proxies.

VOTING YOUR SECURITIES

The 27,132,359 shares of Common Stock outstanding on April 3, 2014 were held by 6,158 shareholders residing in 50 states, the District of Columbia and a number of foreign countries.

Each holder of Common Stock of record at the close of business on April 3, 2014 will be entitled to one vote for each share of Common Stock so held on all matters properly submitted at the meeting. Such holder will be entitled to cumulative voting for directors; that is, to cast as many votes for one candidate as shall equal the number of shares held of record multiplied by the number of directors to be elected, or to distribute such number of votes among any number of the nominees.

A majority of the shares of Common Stock outstanding at the close of business on April 3, 2014 must be represented at the meeting, in person or by proxy, to constitute a quorum for the transaction of business.

It is important that your shares be represented at the meeting. You are urged, regardless of the number of shares held, to sign and return your proxy. Alternatively, you may grant your proxy by the internet or telephone as described above.

ATTENDING THE ANNUAL MEETING

IF YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE DETACH AND RETAIN THE ADMISSION TICKET ATTACHED TO YOUR PROXY CARD. As space is limited, you may bring only one guest to the meeting. If you hold your stock through a broker, bank, or other nominee, please bring a legal proxy or other evidence to the meeting showing that you owned NW Natural Common Stock as of the record date, April 3, 2014, and we will provide you with an admission ticket. If you receive your Annual Meeting materials electronically and wish to attend the meeting, please follow the instructions provided online for attendance. A form of government-issued photograph identification will be required for both you and your guest to enter the meeting. To permit as many shareholders as possible to participate, only shareholders or their valid proxy holders may submit questions at the meeting. Large bags and packages, cameras, recording equipment, and other electronic devices will not be permitted in the meeting. A map with driving directions appears on the inside cover of this proxy statement.

PROPOSAL 1—ELECTION OF DIRECTORS

NW Natural’s Restated Articles of Incorporation provide that the Board of Directors shall be composed of not less than nine nor more than 13 directors, with the exact number of directors to be determined by the Board. The Board has fixed the number of directors at 9.

The Restated Articles also provide that the Board of Directors be divided into three classes and that the number of directors in each class be as nearly equal in number as possible. Members of each class are elected to serve a three-year term with the terms of office of each class ending in successive years. Mr. Puentes’ retirement in October 2013 resulted in our Board’s current composition of two Class I directors, three Class II directors, and four Class III directors. The term of the Class III directors expires at this year’s Annual Meeting. To divide the three classes of directors in each class as nearly equal in number as possible, Ms. Martha L. “Stormy” Byorum, and Messrs. John D. Carter, and C. Scott Gibson are nominees for election to the Board as Class III directors to serve until the 2017 Annual Meeting or until their successors have been duly qualified and elected, and Mr. Gregg S. Kantor is a nominee for election to the Board as a Class I director to serve until the 2015 Annual Meeting or until his successor has been duly qualified and elected. Ms. Byorum, and Messrs. Carter, Gibson and Kantor were elected to the Board of Directors by the shareholders at the 2011 Annual Meeting. In case any of the nominees should become unavailable for election for any reason, the persons named in the proxy will have discretionary authority to vote for a substitute. Management knows of no reason why any of the nominees would be unable to serve if elected.

Vote Required

Under Oregon law, if a quorum of shareholders is present at the Annual Meeting, the four nominees who receive the greatest number of votes cast at the meeting shall be elected directors. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting, but are not counted and have no effect on the results of the vote for directors.

The Corporate Governance Standards adopted by the Board of Directors provide that any nominee for Director in an uncontested election who receives a greater number of votes “withheld” than votes “for” is required to tender his or her resignation for consideration by the Governance Committee. The Governance Committee will then determine whether to recommend acceptance of, and the Board of Directors will then decide whether to accept, such resignation.

The Board of Directors recommends the election of the nominees listed below.

INFORMATION CONCERNING NOMINEES

AND CONTINUING DIRECTORS

Set forth below is information with respect to the nominees and continuing directors, including their recent employment or principal occupation, a summary of their specific experience, qualifications, attributes or skills that led to the conclusion that they are qualified to serve as a director, the names of other public companies for which they currently serve as a director or have served as a director within the past five years, and their period of service as a NW Natural director, the committees on which they currently serve, and their age.

NOMINEES FOR ELECTION TO BOARD OF DIRECTORS

Class III

(For a term ending in 2017)

Martha L. “Stormy” Byorum

Chief Executive Officer, Cori Investment Advisors, New York, New York

Age: 65

Director since: 2004

Board Committees: Finance (Chair), Audit, Governance, and Public Affairs and Environmental Policy (Ex Officio)

Ms. Byorum has been the Chief Executive Officer of Cori Investment Advisors, LLC which was spun off from Violy, Byorum & Partners (VB&P), since 2003. VB&P was a leading independent strategic advisory and investment banking firm specializing in Latin America. Ms. Byorum is also a member of the Board of Directors of the publicly traded Tecnoglass Inc., formerly known as Andina Acquisition Corporation, and has held that position since 2011. She is currently the Chair of its Audit Committee. In addition, Ms. Byorum was the Executive Vice President of Stephens Inc., a private investment banking firm from 2005 to 2013 and Senior Managing Director of Stephens Cori Capital Advisors, a division of Stephens, Inc. from 2005 to 2012. Prior to co-founding VB&P in 1996, Ms. Byorum had a 24-year career at Citibank, where, among other things, she served as Chief of Staff and Chief Financial Officer for Citibank’s Latin American Banking Group from 1986-1990, overseeing $15 billion of loans and coordinating activities in 22 countries. She later was appointed the head of Citibank’s U.S. Corporate Banking Business and a member of the bank’s Operating Committee and a Customer Group Head with global responsibilities. Ms. Byorum is a graduate of Southern Methodist University and the Wharton School at the University of Pennsylvania. In addition to her service as a director of the publicly-traded Tecnoglass Inc. since 2011, Ms. Byorum is a Life Trustee of Amherst College, and a Trustee Emeritus of the Folger Shakespeare Library. From 2001 until May of 2010, Ms. Byorum was a board member of Aeterna-Zentaris Laboratories, Inc., a publicly traded biopharmaceutical company, and from 2007 until December 2011, she was a board member of M&F Worldwide Corp., a holding company operating four businesses that was publicly traded until December 2011.

Ms. Byorum brings to the NW Natural Board more than 36 years of extensive experience in investment banking and public and private finance. Her multiple executive leadership roles at Stephens, Inc., Stephens Cori Capital Advisors, Cori Investment Advisors, LLC, VB&P and Citibank position her to advise NW Natural on a wide range of financial, strategic and governance matters. Ms. Byorum’s experience also allows her to provide insights in areas including, but not limited to, mergers and acquisitions, human capital management and diversity, and investor and media relations. Ms. Byorum’s current and prior service on other boards, including on M&F Worldwide Corp., Aeterna-Zentaris Laboratories, Inc., and as Chair of the Audit Committee of Tecnoglass Inc., enables her to provide effective oversight of management and insight into a wide variety of public company operations and governance matters. Ms. Byorum’s extensive finance and banking experience strengthens the Board’s collective knowledge, capabilities and experience.

John D. Carter Chairman of the Board, Schnitzer Steel Industries, Inc., Portland, Oregon Age: 68 Director since: 2002 Board Committees: Audit (Chair), Finance, and Governance

Mr. Carter served as President and Chief Executive Officer of Schnitzer Steel Industries Inc. from May 2005 to December 2008 when he was appointed to his current position of Chairman of the Board. From 2002 to May 2005, Mr. Carter was engaged in a consulting practice focused primarily on strategic planning in transportation and energy for national and international businesses, as well as other small business ventures. From 1982 to 2002, Mr. Carter served in a variety of senior management capacities at Bechtel Group, Inc., including Executive Vice President and Director, as well as President of Bechtel Enterprises, Inc., a wholly-owned subsidiary of Bechtel Group, Inc., and other operating groups. Prior to his Bechtel tenure, Mr. Carter was a partner in a San Francisco law firm. He is Chairman of the Board of Schnitzer Steel Industries, and a director of FLIR Systems, Inc. He is also Chairman of the Board of privately-owned Kuni Automotive, and a director of privately-owned JELD-WEN, Inc. In the United Kingdom, he served as a director of London & Continental Railways until February 2006, and, until December 2005, he served as a director of Cross London Rail Links, Ltd. Mr. Carter also serves as a Trustee of the Nature Conservancy of Oregon. He is a graduate of Stanford University and Harvard Law School.

Mr. Carter brings to the NW Natural Board a broad array of executive, leadership and board service experiences that contribute to the Board’s governance of the Company. Mr. Carter’s extensive executive senior management experiences, including at Bechtel and as Chief Executive Officer of Schnitzer Steel Industries, as well as his other board service, including as Chairman of the Boards of Schnitzer Steel Industries and Kuni Automotive, and a director of FLIR Systems, Inc. and JELD-WEN, Inc., enable him to provide effective oversight of management and insight into a wide variety of strategic, corporate governance and financial matters, including, but not limited to, experience in large project development, acquisitions, human capital management, executive compensation, media and governmental relations, growth orientation, change management, and strategic direction. In addition, Mr. Carter’s tenure as General Counsel of Bechtel Group, Inc. and prior experience as a partner in a San Francisco law firm brings to the Board substantial legal and governance expertise. Mr. Carter also has extensive knowledge of finance and accounting matters, as a result of which, the Board has determined that he is an “audit committee financial expert” as defined by the SEC rules. Mr. Carter’s multifaceted skill set and professional experiences strengthen the Board’s collective knowledge, capabilities and experience.

C. Scott Gibson President, Gibson Enterprises, Jackson, Wyoming Age: 61 Director since: 2002 Board Committees: Organization and Executive Compensation (Chair), Governance, and Finance

Mr. Gibson has been President of Gibson Enterprises since its formation in 1992. In 1983, Mr. Gibson co-founded Sequent Computer Systems and served as its President from 1988 until March 1992 and as its President and Co-CEO from 1990 until March 1993. Before his tenure at Sequent, Mr. Gibson served as General Manager for the Memory Components Division of Intel Corporation. Mr. Gibson serves as Chairman of the Board of RadiSys Corporation, and as a director of TriQuint Semiconductor and Pixelworks. In the past five years, Mr. Gibson served as director of Verigy Pte. Ltd. and Electroglas, Inc. He also serves as a member of the Board of Trustees of the St. Johns Medical Center and the Community Foundation of Jackson Hole in Jackson Hole, Wyoming. Mr. Gibson earned a Bachelor of Science degree in Electrical Engineering and a Masters in Business degree from the University of Illinois.

Mr. Gibson brings to the NW Natural Board extensive experience as a director of publicly-traded companies, including RadiSys Corporation, TriQuint Semiconductor, Pixelworks and, formerly Verigy Pte. Ltd. He is a professional public company and non-profit board member, dedicating all his work hours to the boards and companies on which he serves. Based on this experience and other professional experiences, Mr. Gibson is able to deliver important insights to our management and other directors on subjects ranging from management oversight to growth orientation, change management and strategic direction. In particular, Mr. Gibson’s service as an audit committee member of RadiSys Corporation, TriQuint Semiconductor and Pixelworks, and formerly Verigy Pte. Ltd. highlight Mr. Gibson’s substantial experience in finance and accounting matters and position Mr. Gibson to provide important guidance to the Board on matters of accounting, finance, and corporate governance. Additionally, Mr. Gibson’s prior and current service on the compensation committees of RadiSys Corporation, TriQuint Semiconductor, Pixelworks, Electroglas, Inc. and formerly Verigy Pte. Ltd. enables him to substantially contribute to Board matters involving executive compensation, human capital management, and general corporate governance. Mr. Gibson’s broad and varied public company leadership service strengthens the Board’s collective knowledge, capabilities and experience.

NOMINEE FOR ELECTION TO BOARD OF DIRECTORS

Class I

(For a term ending in 2015)

Gregg S. Kantor President and Chief Executive Officer, NW Natural, Portland, Oregon Age: 56 Director since: 2008 Board Committees: None

Mr. Kantor became President and Chief Executive Officer of NW Natural on January 1, 2009. Previously, Mr. Kantor served as President and Chief Operating Officer of NW Natural from May 2007 to December 2008, and as Executive Vice President from December 2006 to April 2007. He also served as Senior Vice President of Public and Regulatory Affairs from 2003 to 2006, as Vice President of Public Affairs and Communications from 1998 to 2003, and as Director of Public Affairs and Communications from 1996 to 1998. Mr. Kantor is Chairman of the Boards of the American Gas Association and Portland Business Alliance, and a director of the Cradle to Career Council of All Hands Raised, Oregon Business Council, Greater Portland Inc., and Oregon Global Warming Commission. He has also served as a board member of the Leaders Roundtable, the Oregon Energy Planning Council, and was a co-chair of the 2012 United Way Campaign. Mr. Kantor earned a Bachelor of Arts in Geography and Environmental Studies from the University of California at Santa Barbara and a Masters of Urban Planning from the University of Oregon.

Mr. Kantor serves a key leadership role on the NW Natural Board and provides the Board with in-depth knowledge of each area of NW Natural’s business, its regulatory environment, the energy industry generally, and the Company’s challenges and opportunities. Mr. Kantor acts as the principal intermediary between management and the independent directors of our Board, and communicates to the Board management’s perspective on important matters brought before the Board. Mr. Kantor’s 18 years with NW Natural and his involvement with the American Gas Association enable him to bring to the Board a comprehensive understanding of the Company’s business operations as well as matters relating to the energy industry generally. Mr. Kantor’s service on local business, educational, charitable and public service boards provide an important connection between NW Natural and the communities it serves. Additionally, Mr. Kantor’s extensive experience in public affairs and communications contributes to the Board’s important perspectives on governmental and regulatory relations and advocacy, and community and media relations. Mr. Kantor’s combined professional skills and insights from his position as President and Chief Executive Officer strengthen the Board’s collective knowledge, capabilities and experience.

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE

Class I

(Term ending in 2015)

Timothy P. Boyle President and Chief Executive Officer, Columbia Sportswear Company, Portland, Oregon Age: 64 Director since: 2003 Board Committees: Public Affairs and Environmental Policy

Since 1989, Mr. Boyle has served as President and Chief Executive Officer of Columbia Sportswear Company, an active outdoor apparel and footwear company headquartered in Portland, Oregon. He began working with Columbia Sportswear Company in 1970. Mr. Boyle is a member of the boards of directors of Columbia Sportswear Company, and Craft Brewers Alliance, Inc., and is a trustee of Reed College, the Freshwater Trust, and the Youth Outdoor Legacy Fund, as well as a past member of the Young Presidents’ Organization. He also is a past trustee of the University of Oregon Foundation and Vice Chairman of its capital campaign committee. He earned a Bachelor of Science degree in Journalism from the University of Oregon.

Mr. Boyle’s professional experiences, including his service as President and Chief Executive Officer and a member of the board of directors of Columbia Sportswear Company, his service as a director of Craft Brewers Alliance, Inc., as well as his prior service on the NW Natural Board, and his community and public service, enable Mr. Boyle to provide valuable insight to the Board and management regarding public company operations, acquisitions, human capital management, executive compensation, investor and media relations, government relations, and growth and strategic direction, all of which strengthen the Board’s collective knowledge, capabilities and experience.

Mark S. Dodson Former Chief Executive Officer, NW Natural, Vancouver, Washington Age: 69 Director since: 2003 Board Committees: Public Affairs and Environmental Policy

Mr. Dodson served as President and Chief Executive Officer of NW Natural from January 1, 2003 to April 30, 2007, when he relinquished his position as President and continued to serve as Chief Executive Officer until his retirement on December 31, 2008. From 2001 to January 2003, Mr. Dodson served as President, Chief Operating Officer and General Counsel of NW Natural. Mr. Dodson joined NW Natural in 1997 as Senior Vice President of Public Affairs and General Counsel, following a 17-year career with the Portland law firm Ater Wynne Hewitt Dodson & Skerritt LLP. Mr. Dodson previously served as a director of the American Gas Association, the Energy Insurance Mutual, the Oregon Business Council and the Nature Conservancy of Oregon. Mr. Dodson currently serves as Chairman of the board of directors of Medical Teams International. He also has worked on affordable housing issues as a board member and Chairman of the Neighborhood Partnership Fund. Mr. Dodson was formerly the Chair of the Portland Business Alliance and the Oregon State Board of Higher Education. He headed the Oregon Governor’s Task Force on Scholarship and Student Aid. He earned an undergraduate degree from Harvard University and a law degree from Boalt College of Law at the University of California, Berkeley.

Mr. Dodson brings a seasoned perspective and comprehensive knowledge of the natural gas industry to our Board. Mr. Dodson’s 16 years of service at NW Natural, including six years as Chief Executive Officer and more than 10 years as a member of the Board of Directors, combined with a 17-year career as a regulatory attorney at a

Portland law firm, allow Mr. Dodson to contribute substantial expertise to NW Natural’s Board and management. Mr. Dodson’s professional experiences enable him to provide insight on a wide variety of matters affecting NW Natural, including, but not limited to: local, state and federal regulatory matters; large project development; gas storage projects; large pipeline projects; acquisitions; public company matters; human capital management; executive compensation; investor, media and government relations; legal matters; environmental issues; and strategic direction. Mr. Dodson’s many years of experience serving at NW Natural and his prior years serving as an outside legal advisor to NW Natural strengthen the Board’s collective knowledge, capabilities and experience.

Class II

(Term ending in 2016)

Tod R. Hamachek Chairman of the Board, NW Natural, Ketchum, Idaho Age: 68 Director since: 1986 Board Committees: Governance (Chair) and Audit

Mr. Hamachek served as Chairman and Chief Executive Officer of Penwest Pharmaceuticals Company from October 1997 to February 2005. Penwest, which was spun off from Penford Corporation in 1998, was located in Danbury, Connecticut and was engaged in the research, development and commercialization of novel drug delivery products and technologies. From 1985 until 1998, Mr. Hamachek served as President and Chief Executive Officer of Penford Corporation, a diversified producer of specialty paper, food starches and pharmaceutical ingredients. He is a director of the Seattle Times Company and The Blethen Corporation (the majority owner of the Seattle Times Company). Mr. Hamachek is a member of the board of directors of Virginia Mason Medical Center and Virginia Mason Medical System in Seattle, Washington and President of the Board of Directors of The Sun Valley Center for The Arts in Ketchum, Idaho. He is a graduate of Williams College and Harvard Business School.

Mr. Hamachek is our longest-serving director, and he brings to the NW Natural Board a broad array of institutional knowledge and historical perspective. Mr. Hamachek has served on our board for more than 28 years and has participated in a variety of our principal standing committees. Drawing on his experience as an executive and director of Penwest Pharmaceuticals Company and an executive of Penford Corporation, along with his other professional experiences, Mr. Hamachek is able to provide important insights to our management and other directors on subjects ranging from corporate governance and corporate strategy to management oversight on large project development, public company operations, acquisitions, executive compensation, and media and government relations, all of which strengthen the Board’s collective knowledge, capabilities and experience.

Jane L. Peverett

Former President and Chief Executive Officer, British Columbia Transmission Corporation, Vancouver, British Columbia, Canada

Age: 55

Director since: 2007

Board Committees: Organization and Executive Compensation, and Public Affairs and Environmental Policy

From 2005 to January 2009, Ms. Peverett served as President and Chief Executive Officer of British Columbia Transmission Corporation (BCTC), an electric utility in Vancouver, British Columbia. Between 2003 and 2005, she served as Chief Financial Officer of BCTC. Prior to joining BCTC, from 1988 through 2003, Ms. Peverett held various senior positions with Westcoast Energy Ltd., including serving as President and Chief Executive

Officer of Union Gas Limited, a Westcoast Energy company, between 2001 and 2003. Ms. Peverett serves on the board of directors of Canadian Imperial Bank of Commerce (CIBC), Encana Corporation, AEGIS, Postmedia Network Canada Corp., British Columbia Ferry Authority and the United Way of Lower Mainland. Within the last five years, Ms. Peverett also served on the board of directors of BC Ferries Services, Inc. (BC Ferries) and the Canadian Electricity Association. Ms. Peverett earned a Bachelor of Commerce degree from McMaster University and a Master of Business Administration degree from Queen’s University. She is a certified management accountant.

Ms. Peverett’s extensive senior management experience at Union Gas Limited of Toronto, Ontario, a natural gas distribution, storage and transmission company, and BCTC, the entity responsible for managing British Columbia’s publicly-owned electrical transmission system, as well as her board experience at Encana Corporation, one of the largest natural gas suppliers in North America, and her prior board experience at BC Ferries, position her to advise management on a wide range of natural gas and energy industry-specific strategic and regulatory matters, including large project development and other business matters. In addition, Ms. Peverett’s other board experiences, including as Chair of the audit committee of CIBC, a leading North American financial institution with almost 11 million personal banking and business customers, and a member of the audit committees of Encana Corporation and Postmedia Network Canada Corp., enable her to provide effective oversight of management and insight into a wide variety of corporate governance and financial matters. Ms. Peverett also has extensive knowledge of and training in finance and accounting matters, which strengthens the Board’s collective knowledge, capabilities and experience.

Kenneth Thrasher

Chairman of the Board, Compli Corporation, Portland, Oregon

Age: 64

Director since: 2005

Board Committees: Public Affairs and Environmental Policy (Chair), Audit, and Organization and Executive Compensation

Mr. Thrasher served as Chairman and Chief Executive Officer of Alternative Legal Solutions, Inc. (dba Compli), a software solution provider for management of compliance in employment, regulatory, environmental, health and safety, and corporate governance practices from 2002 through December 2009, when he relinquished his position as Chief Executive Officer and continued to serve as Chairman of the Board. Prior to joining Compli, Mr. Thrasher served 19 years in executive positions with Fred Meyer, Inc., including serving as President and Chief Executive Officer from 1999 to 2001, as Executive Vice President and Chief Administrative Officer from 1997 to 1999, and as Senior Vice President and Chief Financial Officer from 1987 to 1997. Mr. Thrasher serves as Chairman of Compli, and serves on the boards of directors of GSL Solutions, Inc., and the Jensen Growth Fund. Mr. Thrasher is also Chairman of College Possible Portland, and a director of Oregon Mentors, the Children’s Institute, the OSU College of Business Dean’s Circle of Excellence, and is a member of the Cradle to Career Council of All Hands Raised, as well as a senior director on the Oregon Business Council. Mr. Thrasher has previously served on the board of directors of Friends of the Children, Portland State University Foundation, Innovation Partnerships, the Leaders Roundtable and the Oregon Coast Aquarium. Mr. Thrasher earned a Bachelor of Science degree in Business Administration from Oregon State University.

Mr. Thrasher brings to the NW Natural Board a wide range of leadership experiences in both the public and private sectors. Mr. Thrasher’s service as an executive at Fred Meyer, Inc. positions him to provide oversight of management on a wide variety of strategic, financial, and public company matters, including, but not limited to, large project development and acquisitions. Mr. Thrasher’s service as an executive and Chairman of Compli enables him to advise management on matters of compliance, regulation, human capital management, executive compensation and corporate governance. Mr. Thrasher’s other professional experiences, particularly his community and government related experience provide insight with respect to government, community and media relations, all of which strengthen the Board’s collective knowledge, capabilities and experience.

CORPORATE GOVERNANCE

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Meeting Attendance

The Board of Directors conducts its annual organization meeting on the same date as the Annual Meeting of Shareholders, which all of the directors are encouraged to attend. In 2013, all of our directors attended the Annual Meeting of Shareholders.

During 2013, there were five meetings of our Board, each of which included an executive session of non-management directors. No director attended fewer than 75 percent of the aggregate meetings of our Board and Committees on which he or she served.

Independence

The Board of Directors has adopted Director Independence Standards to comply with New York Stock Exchange (NYSE) rules. The Director Independence Standards, amended September 26, 2013, are available at www.nwnatural.com and are available in print to any shareholder who requests them. No director is deemed independent unless the Board affirmatively determines that the director has no material relationship with NW Natural either directly or as a partner, shareholder or officer of an organization that has a relationship with NW Natural. The Board applies NW Natural’s Director Independence Standards as well as additional qualifications prescribed under the listing standards of the NYSE and applicable state and federal statutes. Annually, the Board determines whether each director meets the criteria of independence, including whether the members of the Governance, Audit and Organization and Executive Compensation Committees (OECC) satisfy the independence requirement for service on those committees. As of February 27, 2014, the Board determined that eight of the nine directors met the independence criteria. They are directors Boyle, Byorum, Carter, Dodson, Gibson, Hamachek, Peverett and Thrasher.

Board Nominations

The Board is responsible for selecting candidates for Board membership and the Governance Committee has been assigned the responsibility of recommending to the Board of Directors nominees for election as directors. The Governance Committee, with recommendations and input from the Chairman of the Board, the Chief Executive Officer and other directors, evaluates the qualifications of each director candidate in accordance with the Director Selection Criteria established by the Board. Candidates for director nominees are reviewed in the context of the current composition and diversity of the Board, the operating requirements of NW Natural, the existing and prospective business environment faced by NW Natural, NW Natural’s business strategy, and the long-term interests of shareholders. Such director candidates must be able to make a significant contribution to the governance of NW Natural by virtue of their business and financial expertise, educational and professional background, and current or recent experience as a chief executive officer or other senior leader of a public company or other relevant organization. The business discipline that may be sought at any given time will vary depending on the needs and strategic direction of our Company and the disciplines represented by our incumbent directors. In addition, the Governance Committee looks at the overall composition of the Board and how a candidate would contribute to the overall synergy and collaborative process of the Board. In conducting its assessment, the Governance Committee considers a variety of criteria, including, but not limited to, the candidate’s integrity, reputation, judgment, knowledge, experience, commitment, skills, diversity and independence.

Shareholder Nominations

Shareholders’ recommendations for director-nominees may be submitted to NW Natural’s Corporate Secretary for consideration by the Governance Committee. In evaluating shareholder recommendations for director-nominees, the Governance Committee applies the same Director Selection Criteria discussed above. NW Natural’s Restated Articles of Incorporation provide that no person, except those nominated by the Board, shall be eligible for election as a director at any annual or special meeting of shareholders unless a written request that his or her name be placed in nomination, together with the written consent of the nominee, shall be received from a shareholder of record entitled to vote at such election by the Corporate Secretary of NW Natural on or before the later of (a) the thirtieth day prior to the date fixed for the meeting, or (b) the tenth day after the mailing of the notice of that meeting.

Diversity

As indicated above, NW Natural’s Director Selection Criteria includes a consideration of diversity as one factor in evaluating candidates for Board membership. The Board believes that diversity with respect to factors such as background, experience, skills, geographic location, race and gender are important considerations in Board composition. The Governance Committee discusses diversity considerations in connection with each director candidate, as well as on a periodic basis in connection with the composition of the Board as a whole. In addition, the Governance Committee and the Board conduct formal self-evaluations each year that include an assessment of whether the Governance Committee and the Board have adequately considered diversity, among other factors, in identifying and discussing director candidates. The Governance Committee believes that, as a group, the nominees presented for election at the 2014 Annual Meeting of Shareholders contribute to the Board’s diverse range of backgrounds, experiences and perspectives.

Board Leadership Structure

The current Board leadership structure separates the role of Chairman and Chief Executive Officer (CEO). The Board evaluates its leadership structure and role in risk oversight on an ongoing basis. The decision to combine or separate the Chairman and CEO role is determined on the basis of what the Board considers to be best for NW Natural at any given point in time. Currently, the independent Chair of the Board meets regularly with the CEO and the Corporate Secretary to discuss appropriate business to come before the Board and its committees and actively recommends agenda items for Board meetings. NW Natural’s Board is structured to promote independence. The directors of the Board meet regularly in executive sessions at which only the non-management directors are present and the independent Board Chairman presides at these sessions. Under NW Natural’s bylaws, the Governance Committee, Audit Committee and OECC must be composed entirely of independent directors and, under its charter, the Finance Committee must have a majority of independent directors. All committees have an independent chair that works with the executive officer primarily responsible for work with that committee and the Corporate Secretary to discuss appropriate business to come before the committee, and to recommend agenda items for that committee. The Board of Directors believes its leadership structure provides for appropriate independence between the Board and management.

The Governance Committee and the Board annually review the Corporate Governance Standards, which can be accessed electronically in the “Corporate Governance” section of NW Natural’s website at www.nwnatural.com, and the performance of the Board is reviewed annually by the members of the Board. The Corporate Governance Standards describe the Board’s primary responsibilities, which include oversight of NW Natural’s mission, and key programs that enable the Board to assess and manage material risks, including ethics and compliance, operational risk, strategic planning, financial performance, compensation and CEO succession.

Committees

There are five standing committees of the Board: Audit, Finance, Governance, OECC, and Public Affairs and Environmental Policy. Each of the standing committees operates according to a formal written charter, all of which are reviewed annually and are available at www.nwnatural.com. Copies of the charters are also available in print to any shareholder upon request. The performance of each committee is reviewed annually. Each committee may obtain advice and assistance from internal or external legal, accounting or other advisors, when appropriate. Each committee has the opportunity to meet in executive session with non-management directors at the end of each committee meeting; the independent chair of the committee presides at these sessions. Each committee regularly reports to the full Board of Directors.

Board and Committees

Director	Board	Audit	Organization and Executive Compensation	Governance	Finance	Public Affairs
Timothy P. Boyle	X					X
Martha L. Byorum	X	X		X	Chair	Ex Officio[1]
John D. Carter	X	Chair [2]		X	X
Mark S. Dodson	X					X
C. Scott Gibson	X		Chair	X	X
Tod R. Hamachek	Chair	X		Chair
Gregg S. Kantor	X
Jane L. Peverett	X		X			X
Kenneth Thrasher	X	X	X			Chair
Number of Total Meetings in 2013	5	6	4	5	3	3

(1) Ms. Byorum also serves as a voting member of the Public Affairs and Environmental Policy Committee for purposes of its oversight of the Company’s environmental liability and insurance recovery matters.

(2) Based on its review of relevant information, the Board has determined that Mr. Carter is an “audit committee financial expert” and “independent” as those terms are defined under applicable Securities and Exchange Commission (SEC) rules.

Audit Committee

The Audit Committee is responsible for overseeing matters relating to accounting, financial reporting, internal controls, auditing, the Company’s information technology systems, NW Natural’s Enterprise Risk Management process, business continuity and disaster planning, capital projects and contingencies, the Company’s Business Integrity Hotline and material litigation. The Audit Committee is also responsible for the appointment, oversight and review of the Director of Internal Audit as well as the independent registered public accounting firm, and reviews the audit findings and other internal accounting control matters with the independent auditor. A more detailed description of the Audit Committee’s responsibilities is included in the “Report of the Audit Committee,” below.

Finance Committee

The Finance Committee is responsible for reviewing strategies and making recommendations to the Board with respect to NW Natural’s financing programs, budgets and forecasts, financial policy matters and material regulatory issues. The Finance Committee also provides oversight of the Company’s investor relations program and credit agency relationships, as well as the Company’s retirement committee.

Governance Committee

The Governance Committee is empowered, during intervals between Board meetings, to exercise all of the authority of the Board in the management of NW Natural, except as otherwise may be provided by law. The Governance Committee, which serves as the nominating committee, regularly receives reports from the Chief Compliance Officer regarding the Company’s Business Integrity Program, makes recommendations to the Board regarding nominees for election to the Board, establishes criteria for Board and committee membership and policies that govern the Board’s activities, reviews and recommends to the Board governance policies and structure including the Corporate Governance Standards discussed below, and evaluates Board and individual director performance. It also considers any questions of possible conflicts of interest of Board members and senior executives and, jointly with the OECC, considers CEO succession plans.

Organization and Executive Compensation Committee

The Organization and Executive Compensation Committee (OECC) oversees and reviews plans and preparations for talent succession and the transfer of knowledge and expertise of the Company’s workforce; reviews the performance of the CEO and other executive officers; and makes recommendations to the Board relating to executive compensation programs and benefit plans, as well as monitoring risks related to such plans and programs. Except for those matters delegated to the OECC by the Board, the OECC also makes recommendations to the Board regarding Board compensation, and organization and executive succession matters. Each member of the OECC meets the criteria for a “non-employee director” under applicable SEC rules and the criteria for “outside directors” under Section 162(m) of the Internal Revenue Code of 1986, as amended (Internal Revenue Code). For additional information regarding the OECC, see “Executive Compensation—Compensation Discussion and Analysis—Overview—Organization and Executive Compensation Committee Purpose and Function,” below.

Public Affairs and Environmental Policy Committee

The Public Affairs and Environmental Policy Committee reviews and monitors NW Natural’s significant regulatory matters as well as NW Natural’s policies and practices relating to significant public and political issues that may impact our business operations, financial performance or public image. The Public Affairs and Environmental Policy Committee oversees our programs and policies relating to civic, charitable and community affairs, safety, diversity and equal employment opportunities. It also reviews and recommends to the Board appropriate environmental policies and informs the Board concerning our sustainability efforts and the status of our compliance with environmental regulations, as well as oversees our administrative and litigation matters related to our environmental liabilities. The Public Affairs and Environmental Policy Committee makes recommendations to the Board to ensure that we fulfill our objectives in a manner consistent with the responsibilities of good corporate citizenship.

Board’s Role in Risk Oversight

NW Natural’s management is responsible for the day-to-day management of risks faced by the Company, while the Board of Directors, collectively and through its committees, has responsibility for the oversight of risk management. The Board periodically reviews its committee oversight authority to ensure the Board has adequate visibility and oversight of the Company’s key areas of risk. NW Natural’s independent Audit Committee, which regularly reports to the full Board, has primary responsibility for oversight and evaluation of the Company’s policies with respect to significant risks and exposures faced by the Company and the procedures for assessing, monitoring and managing those risks. Under the terms of its charter, the Audit Committee’s duties include responsibility for oversight of the independent auditor, internal audit, financial reporting, including the Code of Ethics and its system for review and treatment of hotline complaints regarding accounting or financial irregularities as well as other compliance and integrity violations. The Audit Committee also reviews NW Natural’s annual and quarterly financial filings, including the disclosure of NW Natural’s risk factors. The Audit Committee also has oversight responsibility for the Company’s annual enterprise risk management assessment process. In fulfilling its risk oversight function, the Audit Committee periodically, and as needed, discusses key risks with NW Natural’s Chief Executive Officer, Chief Financial Officer, Chief Compliance Officer, legal counsel, internal auditors, and with its independent registered public accounting firm.

NW Natural’s Board also manages executive organization and succession planning, and executive compensation oversight risk responsibility through the independent OECC, which regularly reports to the full Board. Under the terms of its charter, the OECC is responsible for overseeing the Company’s executive organization and executive officer succession planning to manage risks associated with the transfer of knowledge and expertise of NW Natural’s workforce as aging employees retire. Additionally, under the terms of its charter, the OECC is responsible for overseeing the Company’s executive compensation programs and plans to ensure consistency with corporate objectives and its compensation philosophy. In fulfilling its compensation risk oversight function, the OECC discusses with its outside consultant key compensation design elements of the Company’s compensation plans and awards, including, but not limited to, whether those plans and awards properly incentivize executive performance, promote retention of valuable executives, and disincent inappropriate risk-taking. For additional information regarding the OECC oversight of executive compensation, see “Executive Compensation—Compensation Discussion and Analysis—Overview—Organization and Executive Compensation Committee Purpose and Function,” below.

In addition to receiving regular reports from the Audit Committee and the OECC with respect to its risk oversight responsibilities, the Board reviews key risks associated with the Company’s strategic plan at its annual strategic planning session and periodically throughout the year. Other committees having a significant risk oversight role include the Finance Committee, which has primary responsibility for the financial strategy and policies of the Company, including risk oversight of its capital structure and liquidity, and the Public Affairs and Environmental Policy Committee, which has primary responsibility for overseeing the Company’s strategy related to the Company’s current and potential environmental liabilities, as well as legislative and regulatory risks. In addition, management attends Board and committee meetings and regularly discusses with the Board and the committees various risks confronting the Company.

OECC Engagement of Compensation Consultant

The OECC has engaged an independent executive compensation expert (Consultant) from Towers Watson, a compensation consulting firm, to assist in the evaluation of the competitiveness of our executive compensation programs and to provide overall guidance to the OECC in the design and operation of executive compensation programs. The Consultant reports directly to the OECC chair. At the direction and under the guidance of the OECC chair, the Consultant provides data and analysis that is used by both management and the OECC to develop recommendations for executive compensation and executive programs to submit to the OECC for its consideration. Although Towers Watson provides other services to NW Natural, the Consultant who works with the OECC does not provide any services to NW Natural other than executive compensation consulting.

Towers Watson provided the following additional services in 2013: investment advisory services for NW Natural’s Pension Plan Trust and 401(k) Plan; health benefits consulting; and general salary survey data for the energy sector. The salary survey data is used by the Consultant in completing competitive compensation market analysis for the OECC as well as by NW Natural for non-executive positions. The table below identifies the executive and non-executive compensation consulting fees paid by us to Towers Watson for services provided during the fiscal year ended December 31, 2013:

Executive Compensation Consulting Fees	$116,800
Fees for Services Other Than Executive Compensation Consulting	$274,700

The decision to engage Towers Watson for these non-executive compensation services was recommended by management as part of the normal course of business and pre-approved by the OECC or the Chair of the OECC. The OECC reviews the engagement of its independent executive compensation consultant on a periodic basis, and as part of that process reviews a summary of all services provided to NW Natural by the Consultant and by Towers Watson, the percentage of the total fees paid by NW Natural in relation to Towers Watson’s total revenues, any business or personal relationships Towers Watson or the Consultant may have with any member of the Committee or any executive officer of NW Natural, NW Natural stock owned by the Consultant or Towers Watson, and internal policies and procedures of Towers Watson in place to maintain the objectivity, independence and separation between compensation consulting and investment advisory services, including, but not limited to Towers Watson’s code of ethics requirement that all Towers Watson associates must report any potential conflicts of interest.

The OECC has concluded that the limited services provided by separate groups of Towers Watson, on discrete projects for the benefit of NW Natural’s general employee population, do not affect the independent advice that the OECC receives from Consultant, and the OECC has also concluded that the independent consulting advice received from the Consultant was objective and not influenced by Towers Watson’s other relationships with NW Natural.

CORPORATE GOVERNANCE STANDARDS

The Board of Directors maintains Corporate Governance Standards that provide NW Natural and its Board of Directors with guidelines designed to ensure that business is conducted with the highest level of integrity. The Corporate Governance Standards are reviewed annually by the Governance Committee to determine if changes should be recommended to the Board of Directors. The Corporate Governance Standards, amended July 25, 2013, are available at www.nwnatural.com, and in print to any shareholder who requests a copy. Among other matters, the Corporate Governance Standards include the following guidelines:

•

Any nominee for Director in an uncontested election who receives a greater number of votes “withheld” than votes “for” is required to tender his or her resignation for consideration by the Governance Committee. The Governance Committee will then determine whether to recommend acceptance of, and the Board of Directors will then decide whether to accept, such resignation.

•	Open and complete director access to NW Natural’s senior management, and Board and committee access to independent counsel, accountants or other advisors, as appropriate.
•	Director orientation and continuing education expectations to familiarize and enable directors to develop and maintain skills necessary or appropriate for the performance of their duties.
•	The Board and committee structure and function, including expectations for meeting attendance and preparation.
•	Annual CEO report to the Board regarding succession planning and talent management development.
•	OECC recommendations regarding director compensation. Directors who are also employees of NW Natural receive no additional compensation for their service as directors.
•	Annually, the Board reviews and approves the strategic plan and one-year capital expenditure plans.
•	The Board provides an opportunity for an executive session of non-management directors at the end of each Board meeting; and the Chair of the Board presides at these executive sessions.

The Code of Ethics is available at www.nwnatural.com. Copies are also available in print to any shareholder who requests a copy. In addition, the Board of Directors has adopted procedures for the receipt, retention and treatment of concerns of our employees, shareholders, customers and other interested parties regarding accounting, financial reporting, internal controls, auditing or other matters. Concerns may be submitted in writing to the non-management directors of NW Natural, c/o Corporate Secretary, 220 NW Second Avenue, Portland, OR 97209. Employees and other third parties may also submit concerns anonymously pursuant to the Integrity Hotline at NWNIntegrity.com or 1-866-546-3696, also located at our external and internal websites. Our Director of Internal Audit handles matters reported on the hotline in coordination with our Chief Compliance Officer and both regularly report to the Audit Committee regarding hotline activity and the Chief Compliance Officer regularly reports to the Governance Committee regarding the Business Integrity program.

The Corporate Secretary will refer concerns that come directly before the Corporate Secretary or Chief Compliance Officer relating to accounting, financial reporting, internal controls or auditing matters to the chair of the Audit Committee. The Corporate Secretary also regularly reports to the Governance Committee regarding concerns submitted to the non-management directors of NW Natural, if any.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires NW Natural’s directors and executive officers to file initial reports of ownership and changes in ownership of NW Natural Common Stock with the SEC. Based solely on a review of the copies of reports furnished to us and written representations that no other such reports were required, we believe that all directors and executive officers timely filed all reports required under Section 16(a) of the Securities Exchange Act of 1934, as amended.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

There are no “Compensation Committee interlocks” or “insider participation,” which SEC regulations or NYSE listing standards require to be disclosed in this proxy statement.

TRANSACTIONS WITH RELATED PERSONS

The Board adopted a written policy on the review of related person transactions (Transactions with Related Persons Policy) specifying that certain transactions involving directors, nominees, executive officers, significant shareholders and certain other related persons in which NW Natural is or will be a participant, and are of the type required to be reported as a related person transaction under Item 404(a) of SEC Regulation S-K, shall be reviewed by the Audit Committee. Pursuant to its charter, the Audit Committee is responsible for reviewing related person transactions.

Under the Transactions with Related Persons Policy, the Audit Committee reviews the material facts and circumstances of any transaction that may require reporting under Item 404(a) of SEC Regulation S-K to determine: (i) whether or not the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party; or (ii) whether or not the transaction is otherwise in the best interest of the Company. Upon review of a transaction, the Audit Committee may approve or disapprove the transaction and direct the officers of the Company to take appropriate action. In the event the Audit Committee is not otherwise convening, the transaction may be approved or ratified by the majority of disinterested members of the Board of Directors. We are not aware of any transactions entered into during the last fiscal year that did not follow the procedures outlined in the policy.

Compensation to Spouse of a Named Executive Officer

Ted Smart, the husband of Lea Anne Doolittle, Senior Vice President and Chief Administrative Officer, has been an employee of NW Natural since February 2006. In November 2006, Mr. Smart moved from his position as a senior auditor to purchasing manager. Ms. Doolittle was not involved in decisions regarding Mr. Smart’s hiring, promotion or compensation. Cash compensation paid to Mr. Smart in 2013 was approximately $136,000 and is expected to be approximately $148,000 in 2014. Mr. Smart reports to the Senior Vice President and Chief Financial Officer. Compensation paid to Mr. Smart is reviewed periodically by the Audit Committee in accordance with our Transactions with Related Persons Policy.

SECURITY OWNERSHIP OF COMMON STOCK OF CERTAIN BENEFICIAL OWNERS

The following table shows ownership of Common Stock of NW Natural on December 31, 2013 by each person who, to our knowledge, owned beneficially more than 5 percent of NW Natural Common Stock, as set forth in a Schedule 13G filed with the SEC:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	2,534,143	[1]	9.40%
Parnassus Investments 1 Market Street, Suite 1600 San Francisco, CA 94105	2,006,838	[2]	7.43%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	1,725,260	[3]	6.38%

(1) Based on information set forth in Schedule 13G/A filed January 30, 2014, with the SEC by BlackRock, Inc., the reporting person has sole dispositive power as to the total amount of beneficial ownership, and sole power to vote or direct the vote of 2,425,814 shares.

(2) Based on information set forth in Schedule 13G/A filed February 14, 2014 with the SEC by Parnassus Investments, the reporting person has sole voting power and sole dispositive power as to the total amount of beneficial ownership.

(3) Based on information set forth in Schedule 13G/A filed February 12, 2014 with the SEC by The Vanguard Group, Inc., the reporting person reports that it has sole power to dispose of or to direct the disposition of 1,684,267 shares, shared power to dispose of or to direct the disposition of 40,993 shares, and sole power to vote or direct the vote of 48,293 shares. The filing does not clarify whether the reporting person has sole or shared power to vote with respect to the remaining 1,676,967 shares reported on the Schedule 13G/A.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY DIRECTORS

AND EXECUTIVE OFFICERS

Set forth below is certain information with respect to beneficial ownership of NW Natural’s Common Stock as of December 31, 2013 by all directors and nominees, each of the Named Executive Officers included in the Summary Compensation Table below and all directors and executive officers as a group. If a person’s options are not exercisable within 60 days of December 31, 2013, or the person holds shares in a deferred compensation account and those shares are not scheduled for distribution within 60 days of December 31, 2013 in the event they terminated their service on December 31, 2013, or they hold any other rights to acquire NW Natural Common Stock that are not vested and will not vest by 60 days after December 31, 2013, such options, shares or rights are not included in the table, but are included in the footnotes below.

Name of Beneficial Owners	Number of Shares[1]		Percent of Outstanding Common Stock
Named Executive Officers
Gregg S. Kantor (also a director)	130,673	[2]	*
David H. Anderson	94,750	[3]	*
Stephen P. Feltz	30,301	[4]	*
Lea Anne Doolittle	35,515	[5]	*
Margaret D. Kirkpatrick	42,022	[6]	*
Directors
Timothy P. Boyle	17,212	[7]	*
Martha L. “Stormy” Byorum	8,284	[8]	*
John D. Carter	51,249	[9]	*
Mark S. Dodson	10,305	[10]	*
C. Scott Gibson	5,392	[11]	*
Tod R. Hamachek	8,122	[12]	*
Jane L. Peverett	13,366	[13]	*
Kenneth Thrasher	7,500	[14]	*
All directors and officers as a group (20 in number)	564,944	[15]	2.09 †

* The total for each individual is less than 1.0 percent.

† Based on the total number of shares beneficially owned on December 31, 2013 (including shares owned as of December 31, 2013, options exercisable within 60 days after December 31, 2013, shares underlying the Restricted Stock Units with performance threshold (RSUs) that vested within 60 days after December 31, 2013, and shares held in deferred compensation accounts that would be received by directors and officers within 60 days of December 31, 2013, if the director or officer ceased service with NW Natural on that date).

(1) Unless otherwise indicated, beneficial ownership includes both sole voting power and sole investment power. Shares under the Directors Deferred Compensation Plan (DDCP), the Executive Deferred Compensation Plan (EDCP) and the Deferred Compensation Plan for Directors and Executives (DCP) that would be received by directors, Named Executive Officers and all directors and officers as a group within 60 days of December 31, 2013, if the director, Named Executive Officer, or all officers and directors as a group ceased service with NW Natural on that date are included in the table. Unexercisable options and RSUs with performance threshold and the remaining shares under the DDCP, EDCP and DCP are not included in the table as they represent under the terms of the plans, rights to receive shares that would not be distributed until a date that is later than 60 days after December 31, 2013; such shares are more fully disclosed in the footnotes below with respect to each beneficial owner named in table.

(2) Includes 22,512 shares held directly by Mr. Kantor, 4,604 shares held jointly with Mr. Kantor’s spouse, 625 shares credited to the DCP, 95,500 shares which Mr. Kantor has the right to acquire within 60 days through the exercise of options under the Restated Stock Option Plan (Restated SOP), 3,025 RSUs which Mr. Kantor has the right to acquire within 60 days at vesting under the Long Term Incentive Plan (LTIP), 3,637 shares held indirectly under the Restated Retirement K Savings Plan (RKSP), and 770 shares held by Mr. Kantor’s parent, with respect to which Mr. Kantor is power of attorney and a potential beneficiary. Does not include 7,500 unexercisable shares under the Restated SOP, 7,675 unvested RSUs under the LTIP and 2,814 shares credited to the DCP.

(3) Includes 537 shares held directly by Mr. Anderson, 45,059 shares held jointly with Mr. Anderson’s spouse, 47,250 shares which Mr. Anderson has the right to acquire within 60 days through the exercise of options under the Restated SOP, 1,200 RSUs which Mr. Anderson has the right to acquire within 60 days at vesting under the LTIP, 704 shares held indirectly under the RKSP. Does not include 2,750 unexercisable shares under the Restated SOP, 3,050 unvested RSUs under the LTIP and 1,579 shares credited to the DCP.

(4) Includes 12,400 shares held directly by Mr. Feltz, 1,500 of which are pledged as collateral, 13,125 shares which Mr. Feltz has the right to acquire within 60 days through the exercise of options under the Restated SOP, 625 RSUs which Mr. Feltz has the right to acquire within 60 days at vesting under the LTIP, and 4,151 shares held indirectly under the RKSP. Does not include 875 unexercisable shares under the Restated SOP and 1,675 unvested RSUs under the LTIP.

(5) Includes 3,453 shares held directly by Ms. Doolittle, 227 shares held by Ms. Doolittle’s spouse, 7,433 shares held indirectly under the RKSP, 241 shares held indirectly under the RKSP by her spouse, 31 shares credited to the EDCP, 19,750 shares which Ms. Doolittle has the right to acquire within 60 days through the exercise of options under the Restated SOP, 3,800 shares which Ms. Doolittle’s spouse has the right to acquire within 60 days through the exercise of options under the Restated SOP, 550 RSUs which Ms. Doolittle has the right to acquire within 60 days at vesting under LTIP and 30 RSUs which Ms. Doolittle’s spouse has the right to acquire within 60 days at vesting under the LTIP. Does not include 1,250 unexercisable shares under the Restated SOP, 1,425 unvested RSUs under the LTIP, 447 shares credited to the EDCP, 1,228 shares credited to the DCP, and 75 unvested RSUs under the LTIP for Ms. Doolittle’s spouse.

(6) Includes 8,797 shares held directly by Ms. Kirkpatrick, 31,875 shares which Ms. Kirkpatrick has the right to acquire within 60 days through the exercise of options under the Restated SOP, 747 RSUs which Ms. Kirkpatrick has the right to acquire within 60 days at vesting under the LTIP and 603 shares held indirectly under the RKSP. Does not include 1,625 unexercisable shares under the Restated SOP and 1,881 unvested RSUs under the LTIP.

(7) Includes 472 shares held directly by Mr. Boyle, 16,354 shares credited to the DCP and 386 shares credited to the DDCP. Does not include 3,478 shares credited to the DDCP.

(8) Includes 284 shares held directly by Ms. Byorum, 6,828 shares credited to the DCP and 1,172 shares credited to the DDCP.

(9) Includes 17,608 shares held directly by Mr. Carter, 27,302 shares credited to the DCP and 6,339 shares credited to the DDCP. Does not include 2,612 shares credited to the DCP.

(10) Includes 7 shares held directly by Mr. Dodson, 6,853 shares held in a trust for Mr. Dodson’s spouse and 3,445 shares credited to the DCP. Does not include 13,782 shares credited to the DCP.

(11) Includes 1,090 shares held directly by Mr. Gibson, 110 shares held by Mr. Gibson’s spouse, 3,953 shares credited to the DCP and 239 shares credited to the DDCP. Does not include 11,046 shares credited to the DCP and 2,158 shares credited to the DDCP.

(12) Includes 5,810 shares held directly by Mr. Hamachek, 367 shares credited to the DCP and 1,945 shares credited to the DDCP. Does not include 3,327 shares credited to the DCP and 17,514 shares credited to the DDCP.

(13) Includes 1,000 shares held directly by Ms. Peverett and 12,366 shares credited to the DCP.

(14) Includes 3,500 shares held directly by Mr. Thrasher and 4,000 shares held jointly with Mr. Thrasher’s spouse and that secure a personal line of credit.

(15) Includes 110,253 shares held by executive officers not named above, of which 8,472 shares held directly by these executive officers, 9,445 shares are held jointly with spouse, 13,669 shares are held indirectly under the RKSP, 75,700 shares that the executive officers not named above have the right to acquire within 60 days through exercise of options under the Restated SOP and 2,967 RSUs that the executive officers not named above have the right to acquire within 60 days at vesting under the LTIP. Does not include 5,025 unexercisable shares under the Restated SOP and 7,009 unvested RSUs under the LTIP and 10,411 shares credited to the DCP for executive officers not named above.

TOTAL OWNERSHIP OF COMMON STOCK BY DIRECTORS

AND EXECUTIVE OFFICERS

Set forth below is the total number of shares of NW Natural’s Common Stock owned, directly or indirectly, as of December 31, 2013 by all directors and nominees, each of the Named Executive Officers included in the Summary Compensation Table below and all directors and executive officers as a group. This supplemental table is provided to illustrate each specified individual’s total ownership in NW Natural, specifically including all shares subject to unexercised options, all unvested RSUs, and credited to deferred compensation plan accounts that are excluded from the above table entitled “Beneficial Ownership of Common Stock by Directors and Executive Officers,” as referenced in the footnotes to that table. Amounts included in this table are a different representation of the amounts included in the above table and footnotes entitled “Beneficial Ownership of Common Stock by Directors and Executive Officers,” and are not in addition to amounts included in that table.

Name of Owner	Total Number of Shares
Named Executive Officers
Gregg S. Kantor (also a director)	148,662
David H. Anderson	102,129
Stephen P. Feltz	32,851
Lea Anne Doolittle	39,940
Margaret D. Kirkpatrick	45,528
Directors
Timothy P. Boyle	20,690
Martha L. “Stormy” Byorum	8,284
John D. Carter	53,861
Mark S. Dodson	24,087
C. Scott Gibson	18,596
Tod R. Hamachek	28,963
Jane L. Peverett	13,366
Kenneth Thrasher	7,500
All directors and officers as a group (20 in number)	677,155

EXECUTIVE COMPENSATION

REPORT OF ORGANIZATION AND EXECUTIVE COMPENSATION COMMITTEE

The Organization and Executive Compensation Committee of the Board of Directors (OECC) is responsible for discharging the responsibilities of the Board of Directors relating to the compensation of executives by ensuring that the Chief Executive Officer and other senior executives are compensated appropriately and in a manner consistent with the stated compensation philosophy of NW Natural and the requirements of the appropriate regulatory authorities.

The OECC is responsible for producing this report and for providing input and guidance to management in the preparation of the Compensation Discussion and Analysis following this report. In fulfilling its responsibilities, the OECC has reviewed and discussed the Compensation Discussion and Analysis with management.

In reliance on the review and discussion referred to above, the OECC recommended to the Board of Directors (and it has approved and directed) that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into NW Natural’s Annual Report on Form 10-K for the year ended December 31, 2013.

Respectfully submitted on February 27, 2014 by the Organization and Executive Compensation Committee of the Board of Directors:

C. Scott Gibson, Chair	Kenneth Thrasher
Jane L. Peverett

COMPENSATION DISCUSSION AND ANALYSIS

Overview

Organization and Executive Compensation Committee Purpose and Function

The Organization and Executive Compensation Committee (OECC) is responsible for, among other matters, reviewing the performance of the Chief Executive Officer and other executive officers, making recommendations to the Board relating to executive compensation programs and benefit plans, and monitoring risk related to such programs and plans. The OECC also reviews, with the Chief Executive Officer and the Senior Vice President and Chief Administrative Officer, the Company’s organizational structure and recommends to the Board NW Natural’s succession planning for executive positions. In addition, the OECC makes recommendations to the Board regarding Board compensation. The OECC operates pursuant to a written charter that is available at www.nwnatural.com.

Delegation of Authority to OECC. The Board of Directors has delegated to the OECC its full authority to grant equity awards under the terms of the Long Term Incentive Plan. With respect to other components of the Named Executive Officers’ compensation, the OECC submits its recommendations to the Board for approval. Day-to-day administration of director and executive compensation plans has been delegated, under the terms of the plans, which have been approved either by shareholders or the Board of Directors, as appropriate, to certain officers, with oversight by the OECC.

Management’s Role Relative to OECC. Management provides support to the OECC to facilitate executive compensation decisions, including working with counsel on plan design changes, preparing reports and materials, communicating with outside advisors, administering plans on a day-to-day basis and implementing the Board’s and OECC’s decisions. The Senior Vice President and Chief Administrative Officer is the primary management contact for the OECC. The Chief Executive Officer makes recommendations to the OECC regarding plan design, salary increases, incentive awards and other executive compensation decisions for executives other than himself.

Use of Consultants by the OECC. The OECC has engaged an executive compensation expert (Consultant) from Towers Watson, a compensation consulting firm, to assist in the evaluation of the competitiveness of our executive compensation programs and to provide overall guidance to the OECC in the design and operation of these programs. The Consultant reports directly to the OECC chair, and the chair reviews all invoices submitted by the Consultant. At the direction and under the guidance of the OECC chair, the Consultant provides data and analysis that is used by both management and the OECC to develop recommendations for executive compensation programs to submit to the OECC for its consideration.

OECC Compensation Philosophy

The OECC has adopted a total compensation philosophy centered on pay for performance to guide its decisions with respect to executive compensation. Each year, including 2013, the OECC reviews and adjusts, if necessary, its compensation philosophy. The guiding principles of this philosophy are to design executive compensation programs that:

•

attract, retain and motivate talented and qualified executives critical to the achievement of our annual goals, our long-term business strategy, and enhancement of shareholder value by providing total remuneration, including base salary, incentive compensation, benefits and retirement income, at a level that is competitive with that of other comparable energy service and general industry companies, as applicable;

•

motivate high levels of performance by linking a significant portion of each executive’s total direct compensation opportunity, which includes base salary and annual and long-term incentives, to Company performance by including components that are at risk subject to the achievement of established performance criteria;

•

promote shareholder value by: (i) requiring meaningful officer stock ownership, and (ii) providing a significant component of compensation that is based on earnings growth, dividend growth and stock price performance, to align executives’ long-term interests with those of our shareholders;

•

pay for performance and the right results by: (i) driving our business strategy while operating within the established risk profile of NW Natural, (ii) providing a significant portion of pay through incentive compensation programs that are tied to NW Natural strategies, objectives and performance, and (iii) appropriately balancing short- and long-term incentive measures, and using multiple incentive measures where appropriate;

•	correctly balance compensation that is attractive to executives, affordable to NW Natural, proportional to the executive’s contribution, and fair to shareholders and employees; and
•

align pay practices with shareholder interests, remain competitive, and use risk analysis and mitigation to provide compensation practices that motivate appropriate risk-taking to achieve Company objectives and goals, but disincent inappropriate risk-taking with design tools like “clawbacks” for executive officers in the event of misconduct.

Recent OECC Actions Supporting its Compensation Philosophy

The OECC has taken a number of actions in recent years to further its total compensation philosophy, including, but not limited to:

•	eliminating perquisites for executives;
•	eliminating change-in-control severance gross-up payments;
•	establishing a policy whereby potential change-of-control severance payments decline in amount as an executive nears retirement age;
•	reducing the interest crediting rate on compensation deferred after 2004 to a variable market rate;
•

modifying the Executive Supplemental Retirement Income Plan (ESRIP) and Supplemental Executive Retirement Plan (SERP) to reduce benefits and expenses, including limiting the amount of an executive’s annual bonus that is included in final average compensation for purposes of those plans and eliminating the annual payment of ESRIP-related FICA tax on behalf of ESRIP participants;

•	closing new participation in the ESRIP and SERP Tier I, as well as participation in SERP Tier II for officers hired after 2006;
•	establishing guidance to discontinue use of employment contracts to limit the use and duration of non-change-in-control severance;
•

adding requirements to “clawback” from executive officers certain benefits under annual and long-term incentive awards in the event of misconduct, pending further evaluation as new regulations are adopted; and

•	maintaining a high percentage of total target direct executive compensation that is at risk, particularly for the Chief Executive Officer.

Highlights of 2013 OECC Actions

In 2013, the OECC took the following significant actions with respect to our executive compensation programs and practices:

•

reviewed, with the Chief Executive Officer and Senior Vice President and Chief Administrative Officer, succession planning for the executive team, and recommended to the Board adjusting certain executive functional areas of responsibility to further enhance cross-training and development of the executive team and to further strengthen the depth and breadth of the executive team’s succession plans;

•	took appropriate steps to comply with new rules governing compensation consultant independence relative to Company practices prior to the rules’ effective date;

•

implemented revised executive stock ownership guidelines, to increase the amount of stock that executive officer positions of Senior Vice President and above are required to hold, and adjusted the manner of calculating the number of shares held;

•	undertook an intensive review of the performance metrics included in performance share awards and considered competitive modifications to those metrics; and
•

reviewed, analyzed and considered whether the Company’s compensation policies and practices create risks that are reasonably likely to have a material adverse effect on NW Natural, and concluded that no such material risks were identified.

OECC Consideration of Say-on-Pay Vote Results

The OECC carefully considered the results of the shareholder’s advisory vote regarding compensation of the Named Executive Officers submitted to the shareholders last year. At the Annual Meeting of Shareholders held May 23, 2013, approximately 96 percent of the shareholder votes cast on the proposal were cast in favor of the resolution approving the compensation of the Company’s Named Executive Officers. The OECC considers the level of support indicated by that vote as reflecting favorably on the Company’s executive compensation system and determined that no changes in response to the vote were needed.

Elements and Objectives of our Executive Compensation Program for 2013

The core of our total compensation philosophy is pay for performance using both annual and long-term incentives. The elements and objectives of the executive compensation program for the Named Executive Officers are described below:

Compensation Element	Objective(s)	Key Features
Base Salaries

•    Reflect executives’ performance in demonstrating leadership competencies.

•    Recognize that certain aspects of executives’ leadership responsibilities cannot be measured as objectively as other functions for purposes of meeting performance measures under incentive pay programs.

•    Targeted at 50th percentile of the applicable survey data, on average, except that CEO is targeted below 50th percentile to have a greater percentage of pay at risk and tied to Company performance.

•    Adjustments are made based upon the value of the position to the business, the performance of the individual, and pay relative to the appropriate comparison market.

Executive Annual Incentive Plan

•    Encourage and reward executive officers’ contributions in achieving our annual financial, operating and individual performance goals, with a recognition that annual goals are an essential building block of long-term performance.

•    Annual incentive cash payments are based on a formula that includes earnings per share, return on invested capital, Company performance relative to other operational goals, and individual performance.

Long-Term Incentive Awards

•    Provide executives with an incentive to work toward increasing the price of our common stock.

•    Align executives’ interests with shareholders’ interests.

•    Focus the executives on key long-term objectives and long-term business results that align with the creation of shareholder value.

•    In 2013, the expected value of long-term incentives granted to executive officers was targeted at approximately 35 percent in the form of Restricted Stock Units with performance threshold and approximately 65 percent in the form of performance share awards.

•    Performance share awards have a performance period of three years and are based 75 percent on total shareholder return and 25 percent on achievement of performance milestones relative to strategic plan goals.

•    Generally, Restricted Stock Units with performance threshold vest 25 percent annually over the first four years after the grant date, provided the Company’s performance threshold is met.

Executive Health, Welfare and Retirement Benefits

•    Provide executives reasonable and competitive benefits.

•    Encourage savings for retirement.

•    Allow for attraction and retention of experienced mid-career hires.

•    Mitigate the impact of limits on qualified plan benefits imposed by the Internal Revenue Code.

•    Health and welfare benefits consistent with standard benefits provided to non-bargaining unit employees.

•    401(k) plan and non-qualified deferred compensation plans allow for deferral of compensation and certain Company matching contributions on such deferrals.

•    For executive officers employed prior to 2007, including all Named Executive Officers, qualified and supplemental non-qualified pension benefits, with lower benefit levels for newer executive officers.

Change-In-Control Arrangements

•    Ensure attention and dedication to performance without distraction in the circumstance of a potential change in control of NW Natural.

•    Enables executives to maintain objectivity with respect to merger or acquisition offers considered by the Board.

• Double trigger change-in-control severance agreements without any tax gross up. • Declining levels of benefits as executive approaches age 65.

Pay for Performance

During 2013 the Company’s leadership advanced the Company’s long-term strategic directives to better position the Company for the future. Accomplishments in 2013 include, among other items, an annual customer growth rate of 1.3 percent; development of new online tools for customers to compare energy costs, service options, and initiate natural gas service; pursuit of development opportunities at our Mist gas storage facility; improvements in system safety, reliability and delivery capacity; completion of construction of a new operations service center and an industry-leading training facility; construction and operation of a source control facility at the Company’s Gasco environmental site; initiation of union negotiations three months ahead of schedule with a majority of negotiations complete by year-end; and a ranking of highest in the West among large utilities in the J.D. Power and Associates Gas Utility Residential Customer Study. In addition, in 2013 the Company drove efforts to obtain regulatory approval in Oregon to offer a service to install, own and maintain gas compression equipment at business locations of customers who want to fuel their fleets with compressed natural gas. And, the Company participated in achieving key legislation that supports natural gas use in Oregon, while reducing overall greenhouse gas emissions from energy production in the state. Also in 2013, the Company settled with all but three of the defendant insurers in the Company’s environmental insurance recovery litigation, resulting in payments of approximately $48 million by December 31, 2013. These accomplishments were achieved while the Company executed its business plan cost-effectively in a low-growth economy resulting in earnings that rose from $2.18 per share in 2012 to $2.24 per share in 2013.

These key accomplishments and the Company’s performance in 2013 were reflected in payouts to the Named Executive Officers averaging 136.52 percent of target under the Executive Annual Incentive Plan. The Executive Annual Incentive Plan ties executive compensation to executive officers’ achievement of the Company’s annual goals, including financial, operating and individual performance goals. Payout for the Executive Annual Incentive Plan was well above target due to reaching 150 percent achievement of the Key Goals factor, reflecting above-target achievement of all pre-set operating goals, and 150 percent achievement of the return on invested capital (ROIC) factor with an ROIC of 6.93 percent, which was above the maximum targeted ROIC of 6.92 percent. Also contributing to the above target payout was 117 percent achievement of the Earnings Per Share (EPS) factor based on EPS of $2.24, which was 3 cents above the target EPS for the year.

In contrast to the above-target payout under the Executive Annual Incentive Plan, the Company’s three-year performance resulted in a payout of only 25.88 percent of target, or 12.94 percent of a possible 200 percent total opportunity, from performance share awards under the Long Term Incentive Plan for the 2011-2013 award cycle. The payout under this plan was significantly below the target and maximum opportunities because the total shareholder return component factor, which comprises 75 percent of our performance share award, resulted in a zero percent payout factor, due to a total shareholder return for the period that was below all of the companies in the plan’s assigned peer group of ten companies. The OECC assigned a rating of 103.5 percent for the remaining 25 percent of the performance share awards for the 2011-2013 three-year cycle, based on specific achievements during the three-year cycle of, among other things, NW Natural’s financial performance for each year of the three-year cycle, including ROIC and return on equity; the Company’s successful completion of the gas reserves transaction in 2011, which is designed to provide the Company with a long-term fixed-price hedge that is backed with physical gas supplies; successfully securing favorable rate treatment of the gas reserves transaction; management’s business development and customer growth activities; execution of the Company’s strategic plan in workforce development and succession planning; and management’s strong performance in executing its business plan cost effectively in a low-growth economy. These accomplishments were offset by the challenges associated with gas storage markets that have experienced historically low pricing, as well as certain business development and growth initiatives that were not realized.

Our Named Executive Officers

For purposes of this report, our Named Executive Officers include the following individuals:

Name	Current Title
Gregg S. Kantor	President and Chief Executive Officer
David H. Anderson	Executive Vice President and Chief Operating Officer[1]
Stephen P. Feltz	Senior Vice President and Chief Financial Officer
Lea Anne Doolittle	Senior Vice President and Chief Administrative Officer
Margaret D. Kirkpatrick	Senior Vice President and General Counsel

[1]	Effective February 27, 2014.

In connection with its responsibilities for oversight of executive organization and succession planning, the OECC, in conjunction with the Chief Executive Officer and the Senior Vice President and Chief Administrative Officer, reviewed succession planning for the executive team. That review concluded in February 2013 with a recommendation to the Board to adjust certain executive functional areas of responsibility to further enhance cross-training and development of the executive team and to strengthen the depth and breadth of its succession plans. On the OECC’s recommendation, the Board adjusted certain executive titles to reflect these new areas of functional responsibility, effective February 28, 2013 as follows:

Name	Title Prior to February 28, 2013	Title After February 28, 2013
Gregg S. Kantor	President and Chief Executive Officer	President and Chief Executive Officer
David H. Anderson	Senior Vice President and Chief Financial Officer	Executive Vice President, Operations and Regulation[1]
Stephen P. Feltz	Treasurer and Controller	Senior Vice President and Chief Financial Officer
Lea Anne Doolittle	Senior Vice President	Senior Vice President and Chief Administrative Officer
Margaret D. Kirkpatrick	Vice President and General Counsel	Senior Vice President and General Counsel

[1]	Effective February 27, 2014, Mr. Anderson was appointment Executive Vice President and Chief Operating Officer.

How Compensation Decisions Are Made

Compensation decisions are made by considering competitive market data, along with other relevant considerations including corporate and individual performance, an executive’s experience and contribution, as well as the relative relationship of an executive’s responsibilities to other executive roles. Our executive compensation programs are sufficiently flexible to allow pay relative to the applicable market median to vary by individual position if warranted by special circumstances. These special circumstances might include strong individual performance, marketability of skills, or retention considerations that could allow certain executives to receive higher than the average compensation increases for the applicable industry, or higher incentive awards in recognition of these special considerations. The Chief Executive Officer considers this type of information prior to recommending to the OECC salary and annual and long-term incentive compensation levels for the other Named Executive Officers. The OECC then considers the Chief Executive Officer’s recommendations with respect to the other Named Executive Officers and completes its own evaluation and recommendation with respect to the Chief Executive Officer, considering applicable competitive market data prepared by the Consultant in both instances.

The OECC also solicits and considers the Consultant’s advice to make decisions regarding:

•	the inclusion of compensation program elements;
•	the design and operation of the executive incentive plans;

•	policies for allocating between long-term and currently paid compensation;
•	policies for allocating between cash and equity compensation, and among the different forms of equity compensation; and
•	the basis for allocating to each of the two primary types of long-term compensation award opportunity.

The OECC also considers tally sheets prepared by our human resources department and reviewed by outside legal, actuarial and compensation consultants, which show each executive’s current total compensation from all sources, including the probability of attaining the weighted potential compensation from equity awards not yet earned, as well as retirement benefits, along with possible compensation from any severance arrangements, including change-in-control compensation. In addition to using tally sheets when making executive compensation decisions, the OECC also uses tally sheets to review the potential impact of any significant plan change.

The OECC further evaluates the total remuneration package for each executive to consider whether each compensation package encourages unnecessary or inappropriate risk-taking on the part of the relevant executive or the Company. For example, the OECC evaluates whether a package might encourage behavior that focuses on short-term results at the expense of long-term value, and whether the compensation package encourages meaningful stock ownership by each executive to align that executive’s interests with that of the shareholders.

Competitive Market Position

The OECC seeks to achieve its executive compensation program’s objectives by targeting total compensation, consisting of base salary, annual incentives, long-term incentives and benefits, at or near the 50th percentile of the applicable competitive market. The OECC has determined that using the 50th percentile of competitive market surveys as a guide for establishing executive compensation provides us with the ability to attract and retain the best possible executive talent. Although the total remuneration program is designed to pay compensation at the middle of the applicable competitive market, the program contains several variable components that allow compensation to exceed median competitive pay levels when the performance expectations of the OECC are exceeded. Conversely, the program provides less than median competitive compensation when performance results do not meet those expectations.

We are likely to attract candidates for most executive positions from the energy service market, specifically, from gas and electric companies with similar revenue size in the United States. However, general industry market information may also be considered for certain executive positions that can be found in any industry. The OECC reviews all components of executive compensation (including salary, annual incentives, equity and long-term incentive compensation, health, welfare, and other benefits, as well as the dollar value and cost of all benefits under our qualified and non-qualified deferred compensation and supplemental retirement plans) and compares them to the applicable competitive market for each executive officer position every two years, including 2013. The direct compensation components (salary and annual and long-term incentives) are also compared to the applicable competitive market for each executive officer annually.

In preparing its competitive market assessment the Consultant has determined that it is appropriate to employ a methodology that focuses on survey data for gas and electric energy service companies with annual revenues of $500 million to $3.0 billion. The Consultant also provides survey data for general industry companies within the same annual revenue range, as well as supplementary proxy data for the most senior executives from sixteen natural gas industry companies identified in Exhibit A as reported in their most recent proxy statements. The Consultant selects the most appropriate market comparisons for each executive position and synthesizes that data to provide to the OECC for its review. At that time, the Consultant provides recommendations as to use of the survey or proxy data, including circumstances when other data may be a more appropriate guide. Survey data is formulated based on functional responsibilities of each Named Executive Officer’s position. Survey data used in this analysis included the American Gas Association, “Executive Compensation Survey Results, 2012,” Towers Watson “CDB Energy Services Executive Survey, 2012,” and Towers Watson “CDB General Industry Executive Compensation Survey, 2012.” The list of companies included in each of these surveys is attached hereto as Exhibit B.

While the OECC considers energy service industry survey data, general industry survey data, and certain natural gas industry proxy data, each of these resources serve as only one component or resource for the OECC’s compensation analysis, and no one resource dictates the OECC’s analysis.

Current vs. At-Risk Compensation

An executive’s base salary is intended to reflect the value of the executive’s position to NW Natural and provide a competitive compensation foundation for the executive’s work. The remainder of the total direct compensation is at risk and must be earned by achieving short-term and long-term performance goals, which are intended to increase shareholder value. The portion of total direct compensation designed to be paid in base salary versus variable pay depends upon the executive’s position and the ability of that position to influence outcomes, as well as market factors. The Chief Executive Officer has the largest portion of pay at risk, and the OECC’s current compensation strategy for the Chief Executive Officer is to continue to provide a somewhat lower than market median base salary and higher than market median percentage of pay at risk. The following charts show the percentage represented by each of the four components of total direct compensation in 2013 for the Chief Executive Officer and for the other Named Executive Officers targeted by the OECC and show that pay at risk as a percentage of total target direct compensation was 71 percent for the Chief Executive Officer and an average of 54 percent for the other Named Executive Officers.

Total Target Direct Compensation by Type

[1]	Based on a grant value of $45.50, which was the price per share assumed by the OECC when making the RSU grant.
[2]

Based on an assumed grant value of $45.86 per share, which was calculated using for the strategic component (weighted 25%) a per share price of $44.84, which was the average closing price of NW Natural Common Stock in January 2013, and for the total shareholder return (TSR) component (weighted 75%) a per share price of $46.20, which was the estimated grant-date fair value per share of the TSR component, excluding the estimated value of the expected dividends.

The following charts show the percentage represented by each of the four components of total direct compensation in 2013 for the Chief Executive Officer and for the other Named Executive Officers that could have been achieved if the Executive Annual Incentive Plan had paid out at the maximum of 150 percent of target and the performance shares had paid out at the maximum of 200 percent. Based on maximum potential payouts, pay at risk as a percentage of total direct compensation would be 80 percent for the Chief Executive Officer and an average of 65 percent for the other Named Executive Officers.

Maximum Total Direct Compensation by Type

[1]	Based on a grant value of $45.50, which was the price per share assumed by the OECC when making the RSU grant.
[2]

Based on an assumed grant value of $45.86 per share, which was calculated using for the strategic component (weighted 25%) a per share price of $44.84, which was the average closing price of NW Natural Common Stock in January 2013, and for the total shareholder return (TSR) component (weighted 75%) a per share price of $46.20, which was the estimated grant-date fair value per share of the TSR component, excluding the estimated value of the expected dividends.

2013 Compensation Programs

2013 Base Salaries

Base salaries paid to executives are established by the Board of Directors, on recommendation of the OECC, based upon the value of the position to the business, the performance of the individual, length of time in the position, and consideration of the market salary analyses for comparable positions prepared by the Consultant. Salaries are typically adjusted March 1 of each year.

As described previously, the OECC, with the Chief Executive Officer and Senior Vice President and Chief Administrative Officer, conducted an intensive review of executive team succession plans that resulted in adjustment of certain executive functional areas effective February 28, 2013. The OECC considered these new functional areas of responsibility and appropriate survey data market comparisons when reviewing the Named Executive Officers’ salary adjustments.

The following table shows the salaries of the Named Executive Officers before and after salary adjustments went into effect on March 1, 2013. For his fifth year as Chief Executive Officer, Mr. Kantor’s salary continued to be set below the 50th percentile for chief executive officers, at 82 percent of the 50th percentile of the energy service company survey data. Mr. Kantor presented his request to the OECC that his base salary continue to be below the market median, with a greater portion of his direct compensation at risk and tied to Company performance. The OECC determined to recommend to the Board a lower than market base salary, consistent with the OECC’s strategy to tie a greater portion of Mr. Kantor’s total direct compensation to the Company’s performance. However, the OECC determined that an approximately eight percent increase in base salary coupled with a five percentage point decrease in Mr. Kantor’s annual incentive target award percentage (discussed below) was necessary to achieve the OECC’s desired balance of his total target cash compensation.

For the remaining Named Executive Officers, the OECC considered, among other information, energy service company survey data prepared by the Consultant as the appropriate guide given each Named Executive Officer’s new functional responsibilities. Salaries for Mr. Anderson, Ms. Doolittle and Ms. Kirkpatrick were adjusted to near the 50th percentile of the energy service company survey data for their new roles, titles and responsibilities. Accordingly, the approximately five percent increase in Mr. Anderson’s base salary reflects Mr. Anderson’s promotion from Senior Vice President and Chief Financial Officer to Executive Vice President, Operations and Regulation, and the approximately three percent increase in Ms. Doolittle’s base salary reflects recognition of the broader responsibilities of a Chief Administrative Officer and, accordingly, a change in the comparable survey data for that position. The approximately three percent increase in Ms. Kirkpatrick’s salary reflects recognition of her change in title and an increase in energy service company survey data for her position. Mr. Feltz’s salary was increased approximately 27 percent in recognition of his promotion from Treasurer and Controller to Senior Vice President and Chief Financial Officer. This resulted in a salary that is 84 percent of the 50th percentile of energy service company survey data, with the expectation of higher than average salary increases as Mr. Feltz develops in his new position.

Name	Salary Effective March 1, 2012	Salary Effective March 1, 2013	Percentage Increase
Gregg S. Kantor	$481,000	$520,000	8.11%
David H. Anderson	370,000	389,000	5.14%
Stephen P. Feltz	232,000	295,000	27.16%
Lea Anne Doolittle	260,000	268,000	3.08%
Margaret D. Kirkpatrick	285,000	294,000	3.16%

The following discussion and analysis contains statements regarding individual and corporate performance measures, targets and goals. These measures, targets and goals are used for purposes of executive incentive compensation programs, and in some cases incentive compensation programs that are available to all NW Natural employees. These measures, targets and goals are disclosed in the limited context of NW Natural’s compensation programs and should not be understood to be statements of management’s representations of Company financial performance for the periods covered. The results reported with respect to these incentive compensation programs are used specifically for executive incentive compensation programs, and NW Natural cautions investors not to apply these statements to other contexts. Furthermore, these prior results are not intended to be and are not indicative of the Company’s future financial performance.

Executive Annual Incentive Plan

The Executive Annual Incentive Plan ties executive pay to Company performance by focusing key executives on achieving annual goals, including financial, operating and individual performance goals. Participation in the plan currently is limited to 13 participants selected by the OECC, including the Named Executive Officers. Awards are paid by March 15 of the following year if the OECC determines the goals are achieved and the Board approves the recommended awards.

This plan’s “clawback” provision provides that in the event of a restatement of the Company’s financial statements due to misconduct of any person, all participants must repay to the Company the difference between the bonus received for the affected year and the amount of bonus that would have been received if calculated based on the financial statements as restated. This plan also precludes any payout or benefit following termination of employment for any participant who is terminated for cause.

Target awards for executives vary as a percent of base salary based on the executive’s position. Target, maximum and actual awards in dollars and target and actual awards as a percent of base salary (in effect on December 31, 2013) for 2013 incentive awards paid in 2014 are set forth in the table below and illustrated in the bar chart immediately following the table.

Named Executive Officer	Target Award Percentage	Target Award Amount	Maximum Award Amount	Actual Award Percentage	Actual Award Amount
Gregg S. Kantor	80%	$416,000	$624,000	109.42%	$569,000
David H. Anderson	50%	194,500	291,750	68.38%	266,000
Stephen P. Feltz	40%	118,000	177,000	54.58%	161,000
Lea Anne Doolittle	40%	107,200	160,800	55.22%	148,000
Margaret D. Kirkpatrick	40%	117,600	176,400	54.76%	161,000

The OECC reduced Mr. Kantor’s target award percentage under the Executive Annual Incentive Plan from 85 percent in 2012 to 80 percent in 2013, which when combined with his base salary, achieved the OECC’s goal of placing his target total cash compensation at 85 percent of the 50th percentile of the energy service industry company survey data. As discussed earlier, the OECC’s reduction in Mr. Kantor’s target award percentage was coupled with a greater than expected increase in Mr. Kantor’s base salary, to better align it with applicable survey data. For each of the other Named Executive Officers, the OECC increased the target award percentage by five percentage points, thereby setting target amounts payable under the Executive Annual Incentive Plan at levels that, when combined with base salary, placed executives’ target total cash compensation near the 50th percentile of energy service company survey data for their positions, except that Mr. Feltz’s target total cash compensation was set at 79 percent of the 50th percentile for comparable energy service industry positions, reflecting his first year as Senior Vice President and Chief Financial Officer, and the expectation of higher than average target total cash compensation growth as he develops in his new position.

Consistent with our philosophy that executives should be paid in accordance with the performance of the Company, when goals are exceeded, it is expected that executives’ compensation will be above target levels; conversely if goals are not achieved, executives’ compensation will be below these levels. The OECC has discretion to recommend an award increase up to a maximum of 150 percent of the target or to reduce an executive’s performance-based award.

The OECC has given considerable attention to what performance measures are appropriate for the executive incentive plans, and reviews these measures at least annually. Changes may be made to the measures at the start of new performance periods if the OECC determines that changes are appropriate, and the OECC may authorize adjustments to performance measure calculations to eliminate extraordinary, non-recurring or unplanned impacts. For 2013, awards under the Executive Annual Incentive Plan reflect a focus on compensation for Company performance, with an allocation of 75 percent to corporate performance goals (EPS, return on invested capital and certain operating goals) and an allocation of 25 percent to individual performance criteria established for each executive. The formula for the total incentive award is as follows:

[	Corporate			]		[	Individual			]		Target Award		Total Annual Incentive Award
	Performance	X	75%		+		Performance	X	25%		X		=
	Factor						Factor

Corporate Performance Factor. In 2013, the Corporate Performance Factor goals established by the OECC for the Executive Annual Incentive Plan were designed to reward participants for exceeding the Company’s budgeted operating results by emphasizing the achievement of EPS, return on invested capital targets, and the attainment of several key operating goals shared with all employees. The ranges and targets set each year vary from prior years, in some cases with higher ranges and targets and in some cases with lower ranges and targets. In each case, the OECC sets the ranges and targets taking into account the current economic and regulatory environment, Management’s annual objectives, and the way in which those annual objectives fit within the larger growth goals for the Company.

The Corporate Performance Factor is determined using the following formula:

[	EPS Factor			]		[	Return on			]		[	Key			]		Corporate
		X	33 1/3		+		Invested	X	33 1/3		+		Goals	X	33 1/3		=	Performance
							Capital Factor						Factor					Factor

    EPS Factor. The OECC concluded that the Earnings Per Share Factor (EPS Factor) would be accorded a weight of 33.33 percent to align executives’ interests with shareholders’ interests and in recognition of the importance earnings have in influencing our future stock price. For 2013, the EPS Factor consisted of a range of diluted EPS results from $2.09 per share to $2.30 or above, corresponding to payout factors ranging from 0 percent to 150 percent. The target level of diluted EPS was $2.21 per share, corresponding to a 100 percent payout factor. Actual EPS results are interpolated to determine the corresponding performance factor, up to a maximum of 150 percent.

Actual 2013 diluted EPS was $2.24 resulting in an EPS Factor equal to 117 percent, which was calculated according to the formula established by the OECC at the beginning of the year.

    Return on Invested Capital Factor. The weighting assigned to the Return on Invested Capital Factor also was 33.33 percent. The OECC includes this measure because there is a significant amount of capital deployed to build and maintain the gas distribution and storage businesses and the OECC wants to hold the executives accountable for ensuring that the Company is getting a reasonable return on the capital being deployed in the business. Return on invested capital is defined as net income plus net interest divided by average long-term capital (shareholders’ equity plus long-term debt, including current portion).

This goal consisted of a range of results from 6.16 percent to 6.92 percent or greater, which were generated taking into account NW Natural’s forecasted capital spending plans, corresponding to payout factors ranging from 0 to 150 percent. The target level of return on invested capital was set at 6.69 percent, which corresponds to a 100 percent payout factor, and which is below NW Natural’s current cost of capital.

Actual 2013 return on invested capital was 6.93 percent, resulting in a Return on Invested Capital Factor equal to 150 percent.

    Key Goals Factor. Operating goals of significant importance to the enhancement of our overall profitability and productivity were selected by the OECC to comprise the Key Goals Factor, which accounts for 33.33 percent of the weighting for the Corporate Performance Factor. The operating goals are substantially aligned with the Key Goals incentive program for all employees. While each goal can contribute a goal rating between 0 and 200 percent multiplied by the assigned goal weight based on actual results, the aggregate of the Key Goals Factor is limited to a maximum of 150 percent. Actual results are interpolated to determine the performance factor for each goal.

The Key Goals Factor was determined using the following formula:

Sum of [Goal Performance x Goal Weight] for each of 9 Key Goals = Key Goals Factor

A summary of the key operating goals for 2013, the weighting of each goal to the overall factor, and the 2013 goal performance rating achieved is set forth in the following table:

Key Goals	Goal Description	Goal Performance Range	Target (100%) Performance	Goal Weight in Key Goal Performance Factor	2013 Goal Performance Rating Achieved
Profitability— Corporate Earnings Per Share	Diluted earnings per share	$2.09 – $2.35	$2.21	40%	116.67%
Customer Satisfaction— Overall Company	On a survey scale of 1-10 (10 as highest), percent of customers rating overall satisfaction at a 9 or 10	62.63% – 69.38%	66.00%	5%	200.00%
Customer Satisfaction— Employee/Customer Interaction	Customers who had interactions with service technicians and/or construction crew members rating satisfaction at a 9 or 10	79.75% – 90.25%	85.00%	10%	122.29%
Total Customer Additions	Total new meter sets	7,427 – 10,777	9,102	5%	200.00%
Retail Gross Margins	Utility net operating revenues	$342,056,000 – $347,286,000	$344,671,000	10%	193.88%
Productivity— Expense Per Customer	Operations and maintenance expense divided by year-end number of customers	$188.51 – $180.81	$184.66	10%	198.96%
Response Time—Damages	Percentage of damage calls with a response time of under 60 minutes	92% – 98%	95.00%	5%	200.00%
Response Time—Odor	Percentage of odor calls with a response time under 60 minutes	70% – 90%	80.00%	5%	200.00%
Return on Invested Capital	Net income plus net interest divided by average long-term capital (shareholders’ equity plus long-term debt, including current portion)	6.16% – 6.96%	6.69%	10%	162.50%

Our operating performance in 2013 resulted in a Key Goals Factor of the maximum of 150 percent. This level of achievement resulted from all operating goals exceeding target levels, as demonstrated in the final column of the above table. For 2013, the combination of the EPS Factor, the Return on Invested Capital Factor and the Key Goals Factor, produced an overall Corporate Performance Factor equal to 138.89 percent of target.

Individual Performance Factor. Twenty-five percent of each Named Executive Officer’s annual incentive target award is based on the Individual Performance Factor determined by individual performance goals, which include some “stretch” goals. In the case of the Chief Executive Officer, individual goals are determined by the OECC in consultation with the Chief Executive Officer. Whether the Chief Executive Officer has attained his goals is determined largely based on the OECC’s assessment of the Chief Executive Officer’s performance, subject to Board approval based on the OECC’s recommendation. The other Named Executive Officers’ individual performance goals align with the Chief Executive Officer’s goals and support the Company’s strategic plan. The OECC and the Company’s Management believe that achieving the Company’s strategic goals, along with the strong operation and management of our day-to-day business, will create success for our customers, employees and shareholders. In setting individual goals, executive officers align with the Company’s priority goals. NW Natural’s 2013 priority goals included, among other goals:

•	profitable customer growth in the core utility;
•	effective resolution of remaining rate case issues;
•	continued improvement of customer service, facilities, and system capacity and reliability;
•	effective management and remediation of certain environmental sites;
•	disciplined growth of our non-utility business;
•	effective management of the gas storage business in a low-price, low-volatility market;
•	sustained strong employee and system safety, emergency response and business continuity programs;
•	achievement of overall customer satisfaction, profitability, growth and productivity targets consistent with the Executive Annual Incentive Plan; and
•	achievement of EPS, return on invested capital, return on equity targets and other measures set in the Company’s long-term incentive plans.

In addition to the above shared executive officer goals, the Chief Executive Officer’s individual performance goals included achieving an additional EPS goal, maximizing our storage business, advancing new utility and non-utility business opportunities and initiatives and the continued strengthening of alignment and strategic direction of the executive management team.

The Chief Executive Officer evaluated the 2013 individual performance of each Named Executive Officer on a scale from 0 to 150 percent, based on performance and peer ratings. A rating of 100 percent indicates goals, including a particular “stretch” goal, were met, while ratings between 100 and 150 percent indicate extraordinary performance or achievement of multiple “stretch” goals. The Chief Executive Officer’s recommendations regarding individual performance are reviewed and approved by the OECC as it reviews the overall performance of executives against the operating goals. The OECC uses this same method of assessment to establish the year-end performance rating for the Chief Executive Officer. The OECC determined that executives had met or exceeded these goals and assigned a rating of 130 percent for the Chief Executive Officer’s individual performance. Performance of the other Named Executive Officers ranged from 126 percent to 133 percent.

Together with the Corporate Performance Factor of 138.89 percent, the individual performance of the Named Executive Officers resulted in an overall average payout under the Executive Annual Incentive Plan of 136.52 percent of target.

Long-Term Incentives

In 2013, the long-term incentive portion of our executive compensation program consisted of two components: restricted stock units with performance threshold and performance shares. For purposes of valuing awards, we define the expected value of each restricted stock unit to be an estimated market price of the Company’s common stock near the grant date. We define the expected value of each performance share under the strategic component of performance share awards to be the average closing market price of the Company’s common stock for the calendar month preceding the grant date. We define the expected value of each share of the total shareholder return component of performance share awards to be the estimated grant-date fair value of the awards based on historical Monte Carlo method allocation and the Company’s average stock price in January 2013, excluding the estimated value of expected dividends. Among the factors the OECC considers in determining long-term incentives in the form of RSUs with performance threshold and performance shares to be granted to the Chief Executive Officer, and that the Chief Executive Officer considers when making recommendations for other Named Executive Officers are:

•	the total long-term competitive market compensation survey data provided by the Consultant;
•	the executive’s relative position and level of responsibility within NW Natural;
•	the performance of the executive during the prior period;
•	the retention value of long-term incentives before vesting; and
•	the value of long-term incentives needed to ensure that executives are focused on absolute share price appreciation over the long term.

As was the case in 2012, the energy service industry and general industry survey data reviewed in February 2013 showed a significant and unexpected year-over-year increase in expected values of long-term incentives compared to the survey data reviewed prior to 2012. The OECC discussed various components of the energy service and general industry survey data with the Consultant. After considerable consideration, the OECC determined that, given the variability in long-term incentive plan design and weighting across industries, and across companies of various size within industries, the most appropriate guide for targeted long-term incentive opportunities was the natural gas industry proxy data provided by the Consultant. As previously described, the OECC’s compensation strategy with respect to Mr. Kantor is to award target long-term incentive opportunities above market for his position while maintaining a salary below market for his position to tie a relatively larger percentage of his compensation directly to long-term Company performance. Accordingly, the expected value of long-term incentives granted to Mr. Kantor was 128 percent of the 50th percentile for his position in the natural gas industry proxy data. Additionally, in recognition of Mr. Anderson’s new responsibilities as Executive Vice President, Operations and Regulation, and to tie a greater portion of his compensation to the Company’s long-term performance, the OECC targeted the expected value of long-term incentives granted to Mr. Anderson at 126 percent of the 50th percentile for his position in the natural gas industry proxy data. The expected value of long-term incentives granted to the remaining Named Executive Officers ranged from 94 percent to 117 percent of the 50th percentile of natural gas industry proxy data relevant to each Named Executive Officer’s position.

The OECC targeted an allocation of the expected value of long-term incentives for 2013 at 35 percent RSUs with performance threshold and 65 percent performance share awards. While RSUs with performance threshold motivate executives to work toward increasing the price of our Common Stock, and closely align executives’ interests with shareholders’ interest, the performance share program rewards relative stock price performance to a peer group, and focuses the executives on key long-term objectives that align with the creation of shareholder value, thereby tying this portion of executive pay to Company performance. The OECC believes that the allocation between RSUs with performance threshold and performance shares provides a balanced performance focus for executives. The following table shows the expected value of long-term incentives approved by the OECC for each Named Executive Officer, and the allocation of that value to amounts of RSUs with performance threshold and performance shares.

		RSUs with Performance Threshold		Performance Shares
Name	Expected Value of Long-Term Incentives	Percent of Total Expected LTI Value	Number of RSUs with Performance Threshold Granted	Percent of Total Expected LTI Value	Target Number of Performance Shares
Gregg S. Kantor	$869,000	34%	6,500	66%	12,500
David H. Anderson	343,000	34%	2,600	66%	4,900
Stephen P. Feltz	224,000	35%	1,700	65%	3,200
Lea Anne Doolittle	165,000	36%	1,300	64%	2,300
Margaret D. Kirkpatrick	203,000	35%	1,540	65%	2,900

For 2013 compensation, the expected value of long-term incentives represented approximately 48 percent of the target total direct compensation for the Chief Executive Officer and approximately 34 percent on average for the other Named Executive Officers.

Restricted Stock Units with Performance Threshold. In 2012, the OECC recommended modification of our long-term incentive program to grant RSUs with a Company performance threshold instead of stock options. The purpose of RSUs with performance threshold is to closely align executives’ interests with shareholders’ interests by providing a portion of compensation in stock. The OECC makes RSU with performance threshold grants at its meeting each February, so that it has the benefit of considering the relative value of all components of each executive’s total compensation. Off-cycle grants may occur when the Company grants RSUs to attract new employees or to reward extraordinary performance. Depending on the circumstances, these off-cycle grants may not include a performance threshold, and may include a vesting schedule that differs from the standard RSU with performance threshold vesting schedule. The shareholders have previously approved the Long Term Incentive Plan to comply with the performance-based compensation requirements of Section 162(m) of the Internal Revenue Code, and the Company performance threshold included in the RSUs with performance threshold is designed to satisfy the other principal requirement for performance-based compensation so that compensation related to the RSUs will not be subject to the $1 million limitation on tax-deductible compensation. No Named Executive Officer has been awarded an RSU without a performance threshold.

An RSU obligates the Company upon vesting to issue to the RSU holder one share of Common Stock plus a cash payment equal to the total amount of dividends paid per share between grant and vesting of the RSU. In general, if the Company performance threshold is met, RSUs vest for 25 percent of the awarded shares on March 1 of each of the first four years after the grant date. No RSUs with performance threshold will vest in a given year if the Company’s performance threshold is not met, and shares subject to vesting in that year will be forfeited. The performance threshold for the RSUs will be met on each vesting date if the Company’s return on common equity for the preceding year is greater than the Company’s average cost of long-term debt for the preceding five years. This performance threshold was satisfied in 2013.

The Company’s form of RSU agreement has a “clawback” provision which provides that if a restatement of the Company’s financial statements due to misconduct of any person results in a determination that the performance threshold was not satisfied for any year, all participants must repay to the Company any RSU payouts received based on performance for that year. The Company’s form of RSU agreement also provides that if a participant’s misconduct contributes to an inflated stock price and the participant sells shares acquired upon vesting of an RSU at such inflated stock price, the OECC may require the participant to repay the amount determined by the OECC to be the excess amount received. Additionally, these agreements preclude any vesting of RSUs following termination of employment by any participant who is terminated for cause.

Performance Shares. The second component of our executives’ long-term compensation program is provided through performance shares under our Long Term Incentive Plan. The purpose of the performance share program is to reward executives for their success in driving long-term performance results that increase shareholder value and to tie executive compensation directly to Company performance. This component also encourages ownership of our stock by our executives. All of the Named Executive Officers participate in the performance share program.

The Company’s form of performance share agreement has a “clawback” provision which generally provides that if a participant’s misconduct contributed to an inflated payout under the total shareholder return component of any award because the Company’s stock price in the last three months of the performance cycle was higher than it would have been absent the misconduct, the OECC may require the participant to repay the amount determined by the OECC to be the excess amount received.

In February 2013, each Named Executive Officer received a performance share award to be earned over a three-year performance period (2013-2015) as displayed in the table above.

The performance criteria used for the three most recent three-year performance cycles, 2011-2013, 2012-2014 and 2013-2015 were based on two primary factors: a total shareholder return component that measures relative total shareholder return versus a peer group of energy companies (weighted 75 percent of the total award) and a strategic component which measures achievement of performance milestones relative to our core and non-core strategic plan goals (weighted 25 percent of the total award).

Total Shareholder Return Component. Seventy-five percent of the performance share award is based on total shareholder return relative to a peer group of natural gas utility companies. Total shareholder return is the return a shareholder earns over a specified period of time, in this case the three-year performance period. Total shareholder return measures the change in share price, assuming dividends are reinvested, and is what we might expect a shareholder to receive from his or her ownership in NW Natural. The value at the end of the period is determined based on the three-month average daily closing price prior to the end of the performance period compared to the three months immediately prior to the start of the performance period. This measure was determined by the OECC to align the interests of management with those of the shareholders.

2013-2015 Performance Share Awards (Granted in 2013). For the 2013-2015 performance share awards granted in February 2013, the peer group consisted of all companies included in the Dow Jones U.S. Gas Distribution Index for the duration of the performance cycle. As of December 31, 2013, the peer group companies were AGL Resources Inc., Atmos Energy Corporation, South Jersey Industries, Inc., National Fuel Gas Company, New Jersey Resources Corporation, NiSource Inc., ONEOK, Inc. Piedmont Natural Gas Company Inc., Questar Corporation, Southwest Gas Corporation, UGI Corporation and WGL Holdings, Inc. The payout levels are based on the percentile rank of our total shareholder return for the performance cycle as compared to the peer companies, with a threshold 25 percent payout at the 30th percentile, target 100 percent payout at the 50th percentile, and maximum 200 percent payout at or above the 90th percentile. However, the calculated payout percentage is reduced by 25 percent if the Company’s total shareholder return is less than 0 percent.

2011-2013 Performance Share Awards (Performance Cycle Completed in 2013). Under our prior methodology for measuring the total shareholder return component, the Company’s performance was compared to a peer group of 10 gas utility companies. For the 2011-2013 performance cycle, this peer group consisted of AGL Resources Inc., Atmos Energy Corporation, The Laclede Group, Inc., New Jersey Resources Corporation, Piedmont Natural Gas Company, Inc., Questar Corporation, South Jersey Industries, Inc., Southwest Gas Corporation, Vectren Corporation, and WGL Holdings, Inc. The following table shows the total shareholder return component factors used under the structure in place for the 2011-2013 performance cycle to determine NW Natural’s factor for total shareholder return compared to rankings for companies in the peer group noted above:

Total Shareholder Return Ranking for Peer Group	Total Shareholder Return Component Factor
10	0%
9	0%
8	25%
7	25%
6	50%
5	75%
4	100%
3	125%
2	150%
1	200%

For the 2011-2013 performance cycle, NW Natural’s total shareholder return was a cumulative -1.5% percent, which was below the level achieved by all of the companies in the peer group, and therefore resulted in a zero percent payout factor for the total shareholder return component. As indicated above, the total shareholder return is, in part, based on the difference between the three-month average daily closing price prior to the end of the performance period compared to the three-month average immediately prior to the start of the performance period.

Strategic Component. The remaining 25 percent of any performance share award is subjective and determined at the discretion of the OECC at the end of the three-year performance cycle. Among other things, the OECC considers actual performance relative to strategic milestones set forth in our strategic plan and approved by the OECC prior to the beginning of the cycle. Factors considered by the OECC include, but are not limited to:

•	financial measures, consisting of return on invested capital and return on equity;
•	growth measures relating to gas storage, pipeline, and gas supply projects;
•	utility strategic initiatives, including natural gas reserves, rate case execution, and customer growth;
•	leadership development and succession planning; and
•	utility operations and service, and occupational safety.

The following formula is used to determine the performance share factor at the end of the three-year performance period. This factor is then applied to the target awards for each award recipient.

[	Total Shareholder Return Component Factor (0-200%)			]		[	Strategic Component Factor (0-200%)			]		Performance Share Factor
		X	75%		+			X	25%		=

At the end of the 2011-2013 program term, the OECC determined the degree to which the strategic goals were achieved during the three-year plan cycle. The OECC weighed in its assessment, among other things, NW Natural’s financial performance for each year of the three-year cycle, including ROIC and ROE; the Company’s successful gas reserves transaction in 2011, which is designed to provide the Company with a long-term fixed-price hedge that is backed with physical gas supplies; successfully securing favorable rate treatment of the gas reserves transaction; management’s business development and customer growth activities; execution of the Company’s strategic plan in workforce development and succession planning; and management’s strong performance in executing its business plan cost effectively in a low-growth economy. The OECC also considered the challenges associated with gas storage markets that have experienced historically low pricing, as well as certain business development and growth initiatives that were not realized, and assigned a strategic component factor of 103.5 percent from a possible 200 percent.

Because the OECC’s determination as to the achievement of this portion of the award is discretionary, amounts paid to the Named Executive Officers may not be tax deductible under Section 162(m) of the Internal Revenue Code. See “Regulatory, Tax and Accounting Considerations,” below.

Total 2011-2013 Performance Shares. The combination of the total shareholder return component factor (at zero percent, weighted 75 percent) and the strategic component factor (at 103.5 percent, weighted 25 percent) for the 2011-2013 cycle resulted in a performance share factor of 25.88 percent of target, or 12.94 percent of a possible 200 percent total opportunity. Minimum, target, maximum and actual share awards for the 2011-2013 performance share awards are set forth in the table below, and the value of the share award levels is illustrated in the following bar chart:

Named Executive Officer	Minimum Share Award	Target Share Award	Maximum Share Award	Actual Share Award
Gregg S. Kantor	0	15,000	30,000	3,881
David H. Anderson	0	5,000	10,000	1,294
Stephen P. Feltz	0	1,750	3,500	453
Lea Anne Doolittle	0	2,250	4,500	582
Margaret D. Kirkpatrick	0	3,200	6,400	828

*	Using a stock price of $42.82, which was the closing price of NW Natural common stock on December 31, 2013.

Share award amounts in the above table do not include cash dividend amounts paid. For actual 2011-2013 award cash value, including cash dividend amounts, see the “Option Exercises and Stock Vested During 2013” table, below.

Perquisites

The OECC reviewed its perquisite policy and eliminated perquisites for executives effective January 1, 2008. The OECC acknowledges that certain benefits incidental to other business-related activities may continue, but the aggregate annual value of such benefits is not expected to exceed $10,000 for any Named Executive Officer. The OECC confirmed that while many utilities continue to provide some level of perquisites, many general industry companies are moving away from this practice as these benefits are not provided to all employees.

Qualified and Non-Qualified Retirement (Defined Benefit) Plans

In general, when compared to non-utilities, the utility industry has historically provided a greater percentage of total remuneration in the form of retirement benefits, particularly in the form of defined benefit plans, rather than current cash compensation. The Named Executive Officers participate in the Retirement Plan for Bargaining Unit and Non-Bargaining Unit Employees, our qualified defined benefit pension plan, on the same terms as other salaried employees. We also maintain the following non-qualified supplemental retirement plans for certain executives: the Executive Supplemental Retirement Income Plan and the Supplemental Executive Retirement

Plan. These plans are more fully described below under the “Pension Benefits as of December 31, 2013” table and the related narrative discussion. As discussed there, in 2009 the OECC recommended and the Board approved amendments to these plans that will moderate the growth in benefits payable under these plans.

Qualified and Non-Qualified Deferred Compensation (Defined Contribution) Plans

We also maintain both tax-qualified and non-tax-qualified defined contribution plans in which the Named Executive Officers are eligible to participate. Our 401(k) Plan is a tax-qualified defined contribution plan and our Deferred Compensation Plan for Directors and Executives is a non-tax-qualified deferred compensation plan. For further discussion of Named Executive Officer participation in non-qualified deferred compensation plans in 2013, see the “Non-Qualified Deferred Compensation in 2013” table below.

Change in Control/ Severance Agreements

The Board of Directors considers an effective, highly-skilled and vital management team to be essential to protect and enhance the best interests of our Company. As such, it recognizes that the possibility of a change in control of NW Natural and the uncertainty and questions that such possibility could raise among management, may result in the departure or distraction of management personnel to the Company’s detriment. Accordingly, the Board has approved double trigger severance agreements with all of the Named Executive Officers. The agreements contain a provision that reduces the level of benefits available under the agreements as the Named Executive Officers approach age 65 given that the value of the benefit should diminish commensurate with an officer’s potential remaining years of employment. The Board believes the current form of severance agreement reflects a conservative approach relative to energy industry standards. None of the agreements with officers of NW Natural include provisions for tax gross-up upon a triggering event. See “Potential Payments Upon Termination or Change in Control,” below.

In general, the OECC prefers not to enter into severance agreements other than for change in control purposes as discussed above. Accordingly, the OECC has established a guideline that severance benefits may only be provided following a termination without cause in the first five years of employment in a particular position or after a change in control. The benefit for termination without cause, absent a change in control, is reduced over the term of the agreement, which cannot exceed five years. In late 2008, the OECC approved an agreement of this nature with Mr. Kantor as the incoming Chief Executive Officer. This agreement provided that potential non-change-in-control severance payments would decline annually, and terminated as of December 31, 2013.

Stock Ownership Guidelines

Our Corporate Governance Standards provide the following ownership guidelines for executive officers, expressed as a multiple of each executive officer’s base salary:

Position	Dollar Value of Stock Owned as Multiple of Base Salary
Chief Executive Officer	4x
Executive Vice President or Chief Operating Officer	3x
Senior Vice Presidents or Named Executive Officers	2x
Vice Presidents and all other Executive Officers	1x

The OECC periodically reviews the stock ownership requirements for executive officers, which are included in the Company’s Corporate Governance Standards. During 2012, the OECC reviewed executive stock ownership requirements of peer companies, and recommended to the Board of Directors, amendments to the Company’s Corporate Governance Standards to increase the executive stock ownership requirements for the positions of Chief Executive Officer, Executive Vice President, Chief Operating Officer, Senior Vice President and Named Executive Officers, effective as of January 1, 2013. The Board of Directors approved these amendments. The Board of Directors of NW Natural believes that these ownership objectives provide executives with a meaningful stake in the ownership of NW Natural; and, as a result, fully align executive officers’ interests with those of our shareholders.

The OECC annually reviews the progress made by executives against these objectives. This progress is measured using shares owned directly by executives as well as shares credited to their Retirement K Savings Plan (401(k) Plan) and non-qualified deferred compensation plan accounts. In addition, after reviewing peer company practices, the OECC amended the stock guidelines effective in 2013 to also measure ownership progress based on stock directly owned by immediate family members, unvested restricted stock units, restricted stock, and in the money stock options. The value of stock owned is determined using the closing price for the Common Stock as of last day of the year. The stock ownership objectives should generally be attained within five years of appointment as an officer. However, the OECC has allowed an additional five years for attainment of stock ownership guidelines from the date that an individual is affected by increased stock ownership requirements, and the OECC retains discretion to extend the time period within which ownership goals are reached. The OECC last reviewed the progress of the Named Executive Officers in achieving these stock ownership objectives in February 2014 and concluded that all of the Named Executive Officers have achieved stock ownership goals or, for newer officers or officers affected by the increased share ownership requirements, have made progress in achieving these goals. The Company does not have a policy that requires retention of stock acquired from equity compensation plans or vesting of shares.

Regulatory, Tax and Accounting Considerations

Regulatory Treatment

The Company fully assesses the accounting and tax treatment of each form of compensation paid to the Named Executive Officers for both NW Natural and the individual executive. This is particularly important in a regulated business where the Company is allowed to recover costs of service in rates (salaries, qualified pensions and health and welfare benefit costs), while other elements of executive compensation, such as annual incentive awards, long-term performance shares and non-qualified retirement benefits, are typically shareholder expenses because the Public Utility Commissions that regulate the Company view these expenses as more closely tied to shareholder objectives. However, our incentive compensation programs benefit customers by including performance incentives that:

•	encourage efficient, safe and reliable service;
•	encourage management of capital, operating, and maintenance costs, which help to abate the need for future rate increases; and
•	focus on customer satisfaction.

See “Corporate Performance Goals,” above. Actual amounts currently recovered in rates are based on amounts determined in our general rate cases approved by the Public Utility Commission of Oregon in 2012 and by the Washington Utilities and Transportation Commission in 2008. The following table shows the current rate recovery treatment for categories of compensation expenses for various elements of our executive compensation program:

Expenses Recovered in Rates	Expenses Not Recovered in Rates
Salaries	Stock Options
Qualified pension plan benefits	Executive Annual Incentive Plan
Matching contributions related to Qualified Retirement K Savings Plan	Interest accruals on Deferred Compensation Plan for Directors and Executives
Health and welfare benefits	Interest accruals on Executive Deferred Compensation Plan
Executive Supplemental Retirement Income Plan
Supplemental Executive Retirement Plan
Change-in-control severance benefits
Non-change-in-control severance benefits
Long-Term Incentive Plan
Restricted Stock Units with Performance Threshold Performance Shares

Tax Deductibility of Compensation

In developing executive compensation programs, the OECC takes into consideration the tax deductibility of the various components of compensation under the Internal Revenue Code. Section 162(m) of the Internal Revenue Code generally limits to $1 million per person the amount that may be deducted for compensation paid in any year to our Named Executive Officers (other than the chief financial officer). Certain exceptions to this limitation apply to “performance-based compensation.” We previously obtained shareholder approval of our former Restated Stock Option Plan to qualify the exercise of non-statutory stock options granted under that plan as performance-based so that compensation received would not be subject to the $1 million limitation. It has been the OECC’s policy to grant options that meet the requirements of the Internal Revenue Code and related regulations so that any such compensation recognized by an optionee will be fully-deductible, performance-based compensation. We have also obtained shareholder approval of our Long Term Incentive Plan to qualify RSUs with a performance threshold and the non-discretionary portion of performance share awards as performance-based so that compensation received would not be subject to the $1 million limitation. RSUs with a performance threshold and the non-discretionary portion of performance share awards granted by the OECC are also generally intended to meet the “performance-based compensation” requirements of the Internal Revenue Code and related regulations so that any compensation paid under the non-discretionary portion of those awards should be fully deductible. In 2013, $76,883 of Mr. Kantor’s compensation was considered non-deductible under Section 162(m). We do not expect any amounts paid to our other Named Executive Officers in 2013 to be considered non-deductible under Section 162(m).

REALIZED COMPENSATION TABLE

The SEC’s calculation of total compensation, as shown in the Summary Compensation Table set forth on page 44, includes several items that are driven by accounting and actuarial assumptions, which are not necessarily reflective of compensation actually realized by the Named Executive Officers in a particular year. To supplement the SEC-required disclosure, we have included the additional table below, which shows compensation actually realized by each Named Executive Officer for each of the years shown.

Realized Compensation Table1

Name and Principal Position	Year	Realized Compensation[2]
Gregg S. Kantor	2013	$1,336,048
President and Chief Executive Officer	2012	945,290
	2011	1,062,333	[4]
David H. Anderson	2013	912,701	[3]
Executive Vice President of Operations and Regulations[5]	2012	548,926
	2011	564,507
Stephen P. Feltz	2013	530,134	[3]
Senior Vice President and Chief Financial Officer
Lea Anne Doolittle	2013	484,436	[3]
Senior Vice President and Chief Administrative Officer	2012	355,616
	2011	360,977
Margaret D. Kirkpatrick	2013	510,603
Senior Vice President and General Counsel	2012	398,458
	2011	395,583

(1) Amounts reported as realized compensation differ substantially from the amounts determined under SEC rules and reported as total compensation in the Summary Compensation Table. Realized compensation is not a substitute for total compensation. For more information on total compensation as calculated under SEC rules, see the narrative and notes accompanying the Summary Compensation Table set forth on page 44.

(2) Amounts reflected as realized compensation in this table include the following amounts paid for the applicable year: (1) salary earned in the applicable year; (2) Executive Annual Incentive Plan payments earned in the applicable year; (3) the value of the Performance Share Award actually paid for the performance period ending in the applicable year; (4) the value of RSUs with performance threshold paid during the applicable year; and (5) the value realized on exercise of stock options during the applicable year, if any. The amounts reflected as realized compensation in this table do not include the following amounts for the year indicated: (a) the value of performance share awards, RSUs with performance threshold, or stock options granted but not yet paid or exercised; (b) the aggregate change in the actuarial present value of the Named Executive Officers’ accumulated benefits under all defined benefit pension plans; (c) above-market interest credited to the non-qualified deferred compensation plan accounts of the Named Executive Officers, if any; (d) employer matching contributions to qualified defined contribution plan 401(k) Plan; (e) matching contributions under non-qualified deferred compensation plans, if any; and (f) any additional payments or de minimus amounts.

(3) Amount includes compensation realized on the exercise of stock options that were granted in prior years of $172,375 for Mr. Anderson, $53,300 for Mr. Feltz, and $31,031 for Ms. Doolittle.

(4) Amount includes compensation of $89,134 realized on the exercise of stock options that were granted in prior years.

(5) Effective February 27, 2014, Mr. Anderson was appointed Executive Vice President and Chief Operating Officer.

SUMMARY COMPENSATION TABLE

The following is a summary of the compensation for our Named Executive Officers in 2011, 2012 and 2013. Only a portion of the executive compensation shown in this Summary Compensation Table is included for purposes of establishing regulatory rates charged to customers. Although most of our compensation programs are designed to promote shareholder objectives, our customers also directly benefit because many of the programs include performance incentives that are designed to improve service to our customers. For discussion regarding amounts excluded from rate recovery, see “Compensation Discussion and Analysis—Regulatory, Tax and Accounting Considerations—Regulatory Treatment,” above.

NAME AND PRINCIPAL POSITION (a)	YEAR	SALARY ($)	BONUS[1] ($)	STOCK AWARDS[2] ($)	OPTION AWARDS[3] ($)	NON- EQUITY INCENTIVE PLAN COMPEN- SATION[1] ($)	CHANGE IN PENSION VALUE AND NON- QUALIFIED DEFERRED COMPEN SATION EARNINGS[4] ($)	ALL OTHER COMPEN- SATION[5] ($)	TOTAL ($)
	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Gregg S. Kantor	2013	$513,500	$135,663	$781,945	$—	$433,337	$12,551	$31,605	$1,908,601
President and Chief Executive Officer	2012	478,500	126,813	969,704	—	160,187	1,346,128	30,128	3,111,460
	2011	464,428	134,085	378,729	201,906	224,915	1,659,328	32,268	3,095,659
David H. Anderson	2013	385,833	63,394	308,882	—	202,606	171,576	19,420	1,151,711

Executive Vice President, Operations and Regulation[6]	2012	368,000	49,765	359,004	—	65,235	215,820	18,842	1,076,666
	2011	357,167	52,523	126,243	74,032	91,477	231,701	20,861	954,004

Stephen P. Feltz	2013	284,500	38,082	201,812	—	122,918	309,992	13,281	970,585
Senior Vice President and Chief Financial Officer
Lea Anne Doolittle	2013	266,667	36,332	148,597	—	111,668	95,957	13,082	672,303

Senior Vice President and Chief Administrative Officer	2012	258,667	31,346	151,031	—	35,654	491,259	12,644	980,601
	2011	251,167	30,918	56,809	33,651	50,082	432,363	13,733	868,723
Margaret D. Kirkpatrick	2013	292,500	38,499	182,863	—	122,501	237,481	10,261	884,105
Senior Vice President and General Counsel	2012	283,500	33,918	231,347	—	39,082	171,805	9,428	769,080
	2011	275,000	31,148	80,796	43,746	54,852	172,741	9,234	667,517

(1) The total bonus paid to each Named Executive Officer under our Executive Annual Incentive Plan for performance in 2013 is split between columns (d) and (g). Amounts constituting the discretionary portion of bonuses under the plan are the amounts listed as bonuses in column (d). Amounts constituting the performance-based, non-discretionary portion of bonuses under the plan are the amounts listed as non-equity incentive plan compensation in column (g).

(2) Amounts shown in column (e) represent the grant date fair value of performance share awards granted in each year and restricted stock unit awards (RSUs) with a performance threshold granted in 2012 and 2013, disregarding estimated forfeitures, determined under share-based compensation accounting guidance. The amount shown for RSUs with performance threshold is equal to the number of RSUs with performance threshold awarded multiplied by the closing market price of the Common Stock on the date of grant. The issuance of the shares under these awards is contingent upon meeting certain performance criteria, so the shares may or may not be earned. The portion of each performance share award based on relative total shareholder return (75 percent of each target award) is considered to be subject to a market condition, so the amount shown for that portion of each performance share award represents the grant date fair value of the award calculated using a Monte Carlo model. For the remaining portion of each performance share award subject to strategic performance milestones (25 percent of each target award), the amount shown is based on the estimated number of shares to be issued multiplied by the sum of the closing market price of the Common Stock on the date of grant plus the estimated dividends per share to be paid over the three-year performance period. As of the grant date of these awards, the target number of shares was estimated to be the number of shares to be issued under the strategic portions of the awards. If the maximum number of shares issuable under the strategic portion had been used as the estimated number of shares, the total amounts in column (e) for 2013 would have been $941,289 for Mr. Kantor, $371,345 for Mr. Anderson, $242,604 for Mr. Feltz, $177,917 for Ms. Doolittle, and $219,831 for Ms. Kirkpatrick.

(3) Amounts shown in column (f) represent the grant date fair value of options granted in 2011, disregarding estimated forfeitures, estimated using the Black-Scholes option pricing model. The assumptions used in determining the grant date fair values of options under share-based compensation accounting guidance are disclosed in Note 6 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2013.

(4) The amounts included in column (h) as the aggregate change in the actuarial present value of the Named Executive Officers’ accumulated benefits under all defined benefit pension plans during 2013 were: $0 for Mr. Kantor, $171,432 for Mr. Anderson, $299,625 for Mr. Feltz, $87,009 for Ms. Doolittle, and $237,481 for Ms. Kirkpatrick. For Mr. Kantor, the actual change in pension value was a decrease of $187,807, but applicable disclosure rules do not permit inclusion of negative amounts in the above table. The 2013 amounts were calculated using a discount rate of 4.50 percent, which is 87 basis points higher than the discount rate used for 2012 due to the significant increase in long-term interest rates year over year. This significant increase in the discount rate explains the reported 2013 decrease in the actuarial present value of accumulated pension benefits for Mr. Kantor, and resulted in smaller increases for Mr. Feltz and Ms. Doolittle than in recent years. Amounts of above-market interest included in column (h) that were credited to the non-qualified deferred compensation plan accounts of the Named Executive Officers during 2013 were: $12,551 for Mr. Kantor, $144 for Mr. Anderson, $10,367 for Mr. Feltz, $8,948 for Ms. Doolittle, and $0 for Ms. Kirkpatrick. For this purpose, interest credited is considered above-market to the extent such interest exceeds 120 percent of the average of the applicable long-term federal rates for the twelve months corresponding to the period for which market yield information is obtained to calculate interest crediting rates under the non-qualified deferred compensation plans.

(5) The amounts included in column (i) as matching contributions under the qualified defined contribution plan 401(k) Plan during 2013 were: $9,180 for each of Mr. Kantor, Mr. Anderson, Mr. Feltz, Ms. Doolittle and Ms. Kirkpatrick. The amounts recorded as matching contributions under non-qualified deferred compensation plans during 2013 were: $19,580 for Mr. Kantor, $8,822 for Mr. Anderson, $3,056 for Mr. Feltz, $2,820 for Ms. Doolittle, and $0 for Ms. Kirkpatrick. The amounts recorded for dividend equivalents for restricted stock units with performance threshold that vested during 2013 were: $2,520 for Mr. Kantor, $990 for Mr. Anderson, $360 for Mr. Feltz, $405 for Ms. Doolittle, and $653 for Ms. Kirkpatrick. Amounts in column (i) also include a $190 gift basket plus $136 gross up expense for Mr. Kantor, $150 gift basket plus $107 gross up expense for Mr. Feltz, and a $145 gift basket plus $104 gross up expense for Ms. Doolittle. Amounts in column (i) also include a $250 gift card plus $178 gross up expense for each of Mr. Anderson, Mr. Feltz, Ms. Doolittle, and Ms. Kirkpatrick.

(6)	Effective February 27, 2014, Mr. Anderson was appointed Executive Vice President and Chief Operating Officer.

Executive Officer Perquisites

We do not routinely provide perquisites to our executive officers. No Named Executive Officer received perquisites totaling $10,000 or more in 2013.

GRANTS OF PLAN-BASED AWARDS DURING 2013

The following table includes grants of annual incentive awards, performance share awards, and RSUs with performance threshold granted to our Named Executive Officers during 2013:

NAME	GRANT DATE	ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS[1]			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS			GRANT DATE FAIR VALUE OF EQUITY AWARD[4] ($)
		THRESHOLD ($)	TARGET ($)	MAXIMUM ($)	THRESHOLD (#)	TARGET (#)	MAXIMUM (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(l)
Gregg S. Kantor		—	$312,000	$468,000	—	—	—	$—
	2/27/2013	—	—	—	1,788 [2]	12,500 [2]	25,000 [2]	486,975
	2/27/2013	—	—	—	—	6,500 [3]	—	294,970
David H. Anderson		—	145,875	218,813	—	—	—	—
	2/27/2013	—	—	—	701 [2]	4,900 [2]	9,800 [2]	190,894
	2/27/2013	—	—	—	—	2,600 [3]	—	117,988
Stephen P. Feltz		—	88,500	132,750	—	—	—	—
	2/27/2013	—	—	—	458 [2]	3,200 [2]	6,400 [2]	124,666
	2/27/2013	—	—	—	—	1,700 [3]		77,146
Lea Anne Doolittle		—	80,400	120,600	—	—	—	—
	2/27/2013	—	—	—	329 [2]	2,300 [2]	4,600 [2]	89,603
	2/27/2013	—	—	—	—	1,300 [3]	—	58,994
Margaret D. Kirkpatrick		—	88,200	132,300	—	—	—	—
	2/27/2013	—	—	—	415 [2]	2,900 [2]	5,800 [2]	112,978
	2/27/2013	—	—	—	—	1,540 [3]	—	69,885

Column (i), (j) and (k) were deleted as they are not applicable.

(1) Threshold level estimated payouts cannot be determined because the minimum performance level for payout under each component of the formula in the Executive Annual Incentive Plan is interpolated down to a zero payout. See “Executive Annual Incentive Plan Awards” following this table and “Compensation Discussion and Analysis—2013 Compensation Programs—Executive Annual Incentive Plan,” above, for a complete discussion of the terms of the awards. Amounts above include only the portion of the award subject to performance metrics, constituting 75 percent of the annual incentive opportunity. The remaining 25 percent of the annual incentive opportunity is awarded based on discretionary criteria and is reflected as a bonus in column (d) of the Summary Compensation Table. The actual non-equity incentive plan portion of the awards earned in 2013 and paid in 2014 are reflected in column (g) of the Summary Compensation Table.

(2) Share amounts represent potential performance share awards granted pursuant to the terms of the Long Term Incentive Plan (LTIP). See “Long Term Incentive Plan—Performance Share Awards” following this table and “Compensation Discussion and Analysis—2013 Compensation Programs—Long-Term Incentives—Performance Shares,” above, for a complete discussion of the terms of the awards. Share amounts do not include an estimate of an additional $5.54 per share dividend equivalent also payable pursuant to the terms of the awards. Threshold level estimated future payouts assume the minimum award payable other than no payout for each component of the formula in the LTIP.

(3) Share amounts represent RSU awards with a performance threshold granted pursuant to the terms of the LTIP. See “Long Term Incentive Plan—Restricted Stock Unit Awards” following this table and “Compensation Discussion and Analysis—2013 Compensation Programs—Long-Term Incentives—Restricted Stock Units with Performance Threshold,” above, for a complete discussion of the terms of the awards. Share amounts do not include an estimate of an additional dividend equivalent, which is based on a tiered calculation and also payable pursuant to the terms of the awards. RSU awards do not have threshold or maximum payout levels as there is only one payout level to be paid if the performance threshold is satisfied.

(4) Amounts shown in column (l) for RSU awards represent the grant date fair value of the RSUs with performance threshold which was based on a value of $45.38 per share, which was the closing market price of the Common Stock on the grant date. The portion of each performance share award under the LTIP based on relative total shareholder return (75 percent of each target award) is considered to be subject to a market condition under share-based compensation accounting guidance, so the amounts shown for that portion represent the grant date fair value of the awards based on a value of $34.95 per share calculated using a Monte Carlo method. Amounts shown for the remaining portion of each performance share award subject to strategic performance milestones (25 percent of each target award) represent the grant date fair value of the awards based on a value of $50.99 per share which was the sum of the closing market price of the Common Stock on the grant date plus the estimated dividends per share to be paid over the three-year performance period. The values used for RSUs with performance threshold and performance share awards are the same as those used under share-based compensation accounting guidance.

Compensation and Award Table Discussion

Executive Annual Incentive Plan Awards

Payment of awards under the Executive Annual Incentive Plan is contingent upon meeting predetermined individual and corporate performance goals. Depending upon position, performance, and the other factors considered by the Organization and Executive Compensation Committee (OECC), the Named Executive Officers may earn from 40 percent to 80 percent of base salary if the prescribed corporate and individual performance goals are met, or up to 60 percent to 120 percent of base salary if these goals are exceeded. At the beginning of each year, weighted performance goals are established and, at year-end, performance is measured against these goals. Actual results are considered by the OECC in determining the amounts to be awarded, if any. For further discussion regarding the Executive Annual Incentive Plan, including the components of corporate and individual performance, see “Compensation Discussion and Analysis—2013 Compensation Programs—Executive Annual Incentive Plan,” above.

Long Term Incentive Plan - Restricted Stock Unit Awards

Beginning in 2012, the OECC modified our long-term incentive program to grant RSUs with a Company performance threshold instead of stock options. An RSU obligates the Company upon vesting of the RSU to issue to the RSU holder one share of Common Stock plus a cash payment equal to the total amount of dividends paid per share between grant and vesting of the RSU. Generally, RSUs with performance threshold will vest for 25 percent of the awarded shares on March 1 of each of the first four years after the grant date provided the Company performance threshold is met. An RSU holder generally must be employed by NW Natural on each vesting date to receive the scheduled payouts; however, if an RSU holder’s employment terminates as a result of retirement, death or disability, the continued employment condition for RSU vesting will be deemed satisfied, and RSUs with performance threshold will then continue to vest if the performance condition is satisfied for applicable years. For further discussion regarding the terms of RSUs, see “Compensation Discussion and Analysis—2013 Compensation Programs—Long-Term Incentives— Restricted Stock Units with Performance Threshold,” above.

Long Term Incentive Plan - Performance Share Awards

The OECC makes annual performance share awards under the Long Term Incentive Plan (LTIP) payable in Common Stock based on our performance over three-year performance cycles. Target awards are determined by the OECC for each participant. Executives are limited to a maximum performance share award equal to 200 percent of the target award.

The OECC establishes corporate performance measures based on total shareholder return relative to our peer group over the performance period (75 percent of award) and performance milestones relative to our core and non-core strategic plans (25 percent of award). At the end of the cycle, the OECC determines whether the strategic performance milestones were achieved and assigns a factor ranging between 0 percent and 200 percent. As a general guideline, if we achieve the targets as stated, each component factor would be 100 percent. A participant generally must be employed by NW Natural at the end of the performance period to receive an award payout, although pro-rated awards will be paid if employment terminates earlier on account of death, disability or retirement. Awards will be paid in Common Stock as soon as practicable after OECC certification of the results for the performance period. Participants will also receive dividend equivalent cash payments on the number of shares of Common Stock received on the award payout multiplied by the aggregate cash dividends paid per share by NW Natural during the performance period. For further discussion regarding the terms of the performance shares, see “Compensation Discussion and Analysis—2013 Compensation Programs—Long-Term Incentives—Performance Shares,” above.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2013

The following table includes all of the outstanding equity awards held by our Named Executive Officers at December 31, 2013:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares That Have Not Vested (#)	Market Value of Shares That Have Not Vested ($)[1]	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested ($)[1]
(a)	(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)
Gregg S. Kantor	3,000	—	$34.29	2/29/2016	—	—	—	—
	7,000	—	44.48	2/28/2017	—	—	—	—
	8,000	—	43.29	3/6/2018	—	—	—	—
	25,000	—	41.15	3/4/2019	—	—	—	—
	22,500	7,500 [2]	44.25	3/2/2020	—	—	—	—
	15,000	15,000 [3]	45.74	3/2/2021	—	—	—	—
	—	—	—	—	—	—	25,500 [4]	$1,091,910
	—	—	—	—	1,400 [5]	$59,948	2,800 [6]	119,896
	—	—	—	—	1,625 [5]	69,583	4,875 [7]	208,748
David H. Anderson	8,000	—	34.29	2/29/2016	—	—	—	—
	7,000	—	44.48	2/28/2017	—	—	—	—
	8,000	—	43.29	3/6/2018	—	—	—	—
	8,000	—	41.15	3/4/2019	—	—	—	—
	6,000	2,000 [2]	44.25	3/2/2020	—	—	—	—
	5,500	5,500 [3]	45.74	3/2/2021	—	—	—	—
	—	—	—	—	—	—	9,600 [4]	411,072
	—	—	—	—	550 [5]	23,551	1,100 [6]	47,102
	—	—	—	—	650 [5]	27,833	1,950 [7]	83,499
Stephen P. Feltz	2,500	—	34.29	2/29/2016
	2,000	—	44.48	2/28/2017
	2,000	—	43.29	3/6/2018
	2,000	—	41.15	3/4/2019
	1,500	500 [2]	44.25	3/2/2020
	1,750	1,750 [3]	45.74	3/2/2021
	—	—	—	—	—	—	4,900 [4]	209,818
	—	—	—	—	200 [5]	8,564	400 [6]	17,128
	—	—	—	—	425 [5]	18,199	1,275 [7]	54,596
Lea Anne Doolittle	3,000	—	34.29	2/29/2016	—	—	—	—
	3,000	—	44.48	2/28/2017	—	—	—	—
	4,000	—	43.29	3/6/2018	—	—	—	—
	3,000	—	41.15	3/4/2019	—	—	—	—
	2,250	750 [2]	44.25	3/2/2020	—	—	—	—
	2,500	2,500 [3]	45.74	3/2/2021	—	—	—	—
	—	—	—	—			4,300 [4]	184,126
	—	—	—	—	225 [5]	9,635	450 [6]	19,269
	—	—	—	—	325 [5]	13,917	975 [7]	41,750
Margaret D. Kirkpatrick	6,000	—	38.30	8/3/2015	—	—	—	—
	5,000	—	34.29	2/29/2016	—	—	—	—
	4,000	—	44.48	2/28/2017	—	—	—	—
	4,000	—	43.29	3/6/2018	—	—	—	—
	4,000	—	41.15	3/4/2019	—	—	—	—
	3,000	1,000 [2]	44.25	3/2/2020	—	—	—	—
	3,250	3,250 [3]	45.74	3/2/2021	—	—	—	—
	—	—	—	—	—	—	5,900 [4]	252,638
	—	—	—	—	362 [5]	15,501	726 [6]	31,087
	—	—	—	—	385 [5]	16,486	1,155 [7]	49,457

Column (d) was deleted as it is not applicable.

(1) Amounts are calculated based on the price of $42.82, the closing market price on the NYSE on December 31, 2013.

(2) One hundred percent of the unexercisable portion of this option becomes exercisable on January 1, 2014.

(3) Fifty percent of the unexercisable portion of this option becomes exercisable on each of January 1, 2014 and 2015.

(4) Share amounts represent the target level of performance share awards, which is determined to be the most probable level of payout other than no award. The actual number of performance shares issuable will be determined by the OECC at the end of the three-year performance cycles ending December 31, 2014 and 2015. Does not include an estimate for the accumulated cash dividends also payable pursuant to the terms of the awards. For a complete description of the performance objectives, see “Compensation Discussion and Analysis-2013 Compensation Programs-Long-Term Incentives-Performance Shares” above.

(5) Share amounts represent RSU awards with performance threshold that was met as of December 31, 2013, and that are scheduled to vest based on continued service through March 1, 2014. The achievement of the performance threshold is reviewed and approved by the OECC after the end of each year. Does not include an estimate for the accumulated cash dividends also payable pursuant to the terms of the awards. For a complete description of the performance threshold, see “Compensation Discussion and Analysis-2013 Compensation Programs-Long-Term Incentives-Restricted Stock Units with Performance Threshold” above.

(6) Share amounts represent the remaining balance of RSU with performance threshold awards. One-half of the remaining shares covered by each of these RSUs with performance threshold will vest on each of March 1, 2015 and 2016 subject in each case to achievement of the performance threshold for the immediately preceding year. Does not include an estimate for the accumulated cash dividends also payable pursuant to the terms of the awards.

(7) Share amounts represent the remaining balance of RSU with performance threshold awards. One-third of the remaining shares covered by each of these RSUs with performance threshold will vest on each of March 1, 2015, 2016 and 2017 subject in each case to achievement of the performance threshold for the immediately preceding year. Does not include an estimate for the accumulated cash dividends also payable pursuant to the terms of the awards.

OPTION EXERCISES AND STOCK VESTED DURING 2013

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting[1] (#)	Value Realized on Vesting[1] ($)
(a)	(b)	(c)	(d)	(e)
Gregg S. Kantor	—	$—	5,281	$253,548
David H. Anderson	16,000	172,375	1,844	88,493
Stephen P. Feltz	5,000	53,300	653	31,334
Lea Anne Doolittle	3,000	31,031	807	38,738
Margaret D. Kirkpatrick	—	—	1,190	57,103

(1) Amounts represent performance share awards and RSUs with performance threshold that vested during 2013. The performance shares are related to the three-year award cycle 2011-2013 and were earned but unpaid as of the fiscal year-end; the value realized is based on a price of $42.82, the closing market price on the NYSE on December 31, 2013, plus dividend equivalents. The LTIP award paid at 25.88 percent of the target level incentive based upon total shareholder return performance and strategic results. See “Compensation Discussion and Analysis—2013 Compensation Programs—Long-Term Incentives—Performance Shares,” above. The number of shares actually paid was determined by the OECC on February 26, 2014. Value realized includes cash for dividend equivalents of $5.365 per share based on dividends per share paid by the Company during the performance period as follows: Mr. Kantor, $20,822; Mr. Anderson, $6,942; Mr. Feltz $2,430; Ms. Doolittle, $3,122; and Ms. Kirkpatrick, $4,442. RSUs with performance threshold are related to the units that vested on March 1, 2013 and the value realized is based on the stock price on March 1, 2013 or $45.73 per share, plus cash dividend equivalents of $1.80 per share based on dividends per share paid by the Company during the period between the grant date and vesting date and were as follows: Mr. Kantor, $2,520; Mr. Anderson, $990; Mr. Feltz, $360; Ms. Doolittle, $405; and Ms. Kirkpatrick, $652. Receipt of the following amounts under performance share awards were deferred pursuant to elections under our Deferred Compensation Plan for Directors and Executives: Mr. Kantor, 971 shares valued at $40,976 and $5,205 of dividend equivalents; Mr. Anderson, 0 shares; Mr. Feltz, 0 shares; Ms. Doolittle, 117 shares valued at $4,937 and $0 of dividend equivalents; and Ms. Kirkpatrick, 0 shares. See “Non-Qualified Deferred Compensation in 2013” for a discussion of the terms of this plan.

PENSION BENEFITS AS OF DECEMBER 31, 2013

Name	Age	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit[1]
Gregg S. Kantor[2]	56	Retirement Plan for Bargaining Unit and Non-Bargaining Unit Employees	17.25	$913,370
		Executive Supplemental Retirement Income Plan	15.92	5,254,706
		Deferred Compensation Plan Supplemental Annuity	17.25	—
David H. Anderson	52	Retirement Plan for Bargaining Unit and Non-Bargaining Unit Employees	9.25	376,914
		Supplemental Executive Retirement Plan - Tier 1	9.25	633,057
		Deferred Compensation Plan Supplemental Annuity	9.25	—
Stephen P. Feltz[3]	58	Retirement Plan for Bargaining Unit and Non-Bargaining Unit Employees	31.17	1,249,059
		Executive Supplemental Retirement Income Plan	14.75	1,050,932
		Deferred Compensation Plan Supplemental Annuity	31.17	—
Lea Anne Doolittle[4]	58	Retirement Plan for Bargaining Unit and Non-Bargaining Unit Employees	13.17	608,915
		Executive Supplemental Retirement Income Plan	13.17	1,563,192
		Deferred Compensation Plan Supplemental Annuity	13.17	—
Margaret D. Kirkpatrick	59	Retirement Plan for Bargaining Unit and Non-Bargaining Unit Employees	8.50	476,555
		Supplemental Executive Retirement Plan - Tier 1	8.50	390,582
		Deferred Compensation Plan Supplemental Annuity	8.50	—

(1) The Present Value of Accumulated Benefit in the above table represents the actuarial present value as of December 31, 2013 of the pension benefits of the Named Executive Officers under the respective pension plans calculated based on years of service and final average compensation as of that date but assuming retirement at the earliest age at which benefits were unreduced under the respective plans. Years of service for Mr. Kantor and Mr. Feltz under the Executive Supplemental Retirement Income Plan are based on their years of service since becoming eligible to participate under the plan. The actuarial present value was calculated using the 2014 Static Mortality Table for Non-Annuitants per §1.430(h)(3)-1(e) and a discount rate of 4.50 percent, the same assumptions used in the pension benefit calculations reflected in our audited balance sheet as of December 31, 2013.

(2) Mr. Kantor is eligible for early retirement benefits under the pension plans in which he is a participant. If he had retired on December 31, 2013, and immediately claimed early retirement benefits under those plans, the Present Value of Accumulated Benefits for him as reflected in the above table would have been higher by the following amounts: Retirement Plan for Bargaining Unit and Non-Bargaining Unit Employees—$24,706; Executive Supplemental Retirement Income Plan—$0; Deferred Compensation Plan Supplemental Annuity—$0.

(3) Mr. Feltz is eligible for early retirement benefits under the pension plans in which he is a participant. If he had retired on December 31, 2013 and immediately claimed early retirement benefits under those plans, the Present Value of Accumulated Benefits for him as reflected in the above table would have been higher by the following amounts: Retirement Plan for Bargaining Unit and Non-Bargaining Unit Employees—$68,444, Executive Supplemental Retirement Income Plan—$0, and Deferred Compensation Plan Supplemental Annuity—$0.

(4) Ms. Doolittle is eligible for early retirement benefits under the pension plans in which she is a participant. If she had retired on December 31, 2013 and immediately claimed early retirement benefits under those plans, the Present Value of Accumulated Benefits for her as reflected in the above table would have been higher by the following amounts: Retirement Plan for Bargaining Unit and Non-Bargaining Unit Employees—$28,689 and Executive Supplemental Retirement Income Plan—$0, and Deferred Compensation Plan Supplemental Annuity—$0.

Retirement Plan for Bargaining Unit and Non-Bargaining Unit Employees

The Retirement Plan for Bargaining Unit and Non-Bargaining Unit Employees (Retirement Plan) is our qualified pension plan covering certain employees covered by a labor agreement and all regular, full-time employees not covered under a labor agreement whose employment commenced prior to January 1, 2007 (when the non-bargaining unit portion of the Retirement Plan was closed to new participants). Eligible non-bargaining unit employees commenced participation in the Retirement Plan after one year of service and became 100 percent vested after five years of service. Final average earnings for purposes of calculating benefits consist of the participant’s highest average total annual compensation for any five consecutive years in the last 10 years of employment, with total annual compensation for this purpose generally consisting of salary and annual incentive, excluding long-term incentives, amounts deferred under our non-qualified deferred compensation plans and, commencing in 2010 as provided in a Retirement Plan amendment approved in 2009, annual incentive payments in excess of target. In addition, as of December 31, 2013, the Internal Revenue Code limited the amount of annual compensation considered for purposes of calculating benefits under the Retirement Plan to $255,000.

A normal retirement benefit is payable upon retirement at or after age 62 and consists of (a) an annuity benefit equal to 1.8 percent of final average earnings for each of the participant’s first 10 years of service, and (b) a lump sum benefit equal to 7.5 percent of final average earnings for each year of service in excess of 10 years. In addition, for participants hired before January 1, 2000 and under age 60 on that date (including Messrs. Kantor and Feltz), a supplemental annuity is provided under the NBU Plan equal to the participant’s total years of service multiplied by the sum of (x) a varying percentage (based on the participant’s hire age and age on January 1, 2000, and which is 0.295 percent for Mr. Kantor and 0.058 percent for Mr. Feltz) of total final average earnings, and (y) 0.425 percent of the excess of final average earnings over an amount referred to as Covered Compensation, which generally consists of the average of the Social Security maximum taxable wage bases over the 35 years preceding the participant’s retirement.

Employees who have attained age 55, if age plus accredited years of service totals 70 or more, are eligible for early retirement benefits. Annuity benefits are reduced by 1/3 percent per month (four percent per year) for each month that the benefit commencement date precedes age 62, with such benefit reduction increased to 1/2 percent per month (six percent per year) for each month that the benefit commencement date precedes age 60. The lump sum benefit is not subject to reduction on early retirement. At December 31, 2013, Mr. Kantor, Mr. Feltz and Ms. Doolittle were the only Named Executive Officers eligible for early retirement benefits under the Retirement Plan.

The basic benefit form for annuity benefits is a monthly single life annuity. The participant may choose among different annuity forms that are the actuarial equivalent of the basic benefit.

Deferred Compensation Plan Supplemental Annuity

As discussed above, final average earnings for purposes of calculating benefits under the Retirement Plan exclude amounts deferred under our non-qualified deferred compensation plans, consisting of our Executive Deferred Compensation Plan (EDCP) and Deferred Compensation Plan for Directors and Executives (DCP), which are described below under “Non-Qualified Deferred Compensation Plans.” Accordingly, deferral of compensation under these plans during a participant’s last 10 years of employment may result in a reduction in benefits payable under the Retirement Plan unless the participant’s total annual compensation in each of those years is over the limit ($255,000 in 2013) imposed by the Internal Revenue Code. In recognition of this possible loss of Retirement Plan benefits, the DCP provides for payment of a supplemental annuity generally payable in the same form and for the same period of time as the annuity payable under the Retirement Plan, subject to certain requirements for the timing of commencement of benefits. The supplemental annuity is equal to the difference between the actual benefit under the Retirement Plan assuming the participant had elected to receive the lump sum benefit in the form of an annuity and the corresponding benefit that otherwise would have been payable under the Retirement Plan if the participant had not deferred compensation under the EDCP and/or the DCP.

Executive Supplemental Retirement Income Plan

The Executive Supplemental Retirement Income Plan (ESRIP) is a non-qualified pension plan providing supplemental retirement benefits to persons who were executive officers prior to September 1, 2004, including Mr. Kantor, Mr. Feltz and Ms. Doolittle. Under the ESRIP, a target annual retirement benefit is determined for each participant, which is then reduced by the participant’s (a) Retirement Plan benefit (with the lump sum portion converted to a single life annuity), (b) annual Social Security benefits, and (c) any supplemental annuity under the DCP, in each case assuming commencement of benefits at age 65. Final average compensation for purposes of calculating ESRIP benefits generally consists of the participant’s highest average salary and annual incentive for any five consecutive compensation years in the last 10 years of employment. Long-term compensation is excluded from the definition of final average compensation. To help control the cost of future benefits under the ESRIP, the Board authorized ESRIP amendments in 2009 to provide that, commencing with annual incentives paid for 2010 performance, annual incentive compensation in excess of 125 percent of target is also excluded from the calculation of final average compensation. As a result of the promotion of Mr. Feltz to Chief Financial Officer in 2013, the terms of ESRIP provide that his final average compensation is calculated using a three-year average, increasing to a four-year average commencing on December 31, 2016 and further increasing to a five-year average one year later.

The target annual retirement benefit is equal to (a) 4.33 percent of final average compensation for each of the participant’s first 15 years of service, plus (b) for persons who were ESRIP participants as of September 1, 1998 (including Mr. Kantor), 0.5 percent of final average compensation for up to 10 additional years of service in excess of 15 years. This formula results in a target benefit of 65 percent of final average compensation after 15 years of service and a maximum 70 percent of final average compensation for those eligible after 25 years of service. A normal retirement benefit equal to the target benefit reduced by Retirement Plan, Social Security and DCP supplemental annuity benefits as discussed above is payable upon retirement at the later of age 62 or after 10 years of service. Participants become vested for 50 percent of this benefit after five years of service and then become vested for an additional 10 percent for each additional year of service until fully vested after 10 years of service.

A participant who is age 55 or older with at least 10 years of service is eligible for early retirement benefits. The ESRIP normal retirement benefit is reduced by 0.5 percent per month (six percent per year) for each month that the benefit commencement date precedes age 62. At December 31, 2013, Mr. Kantor, Mr. Feltz and Ms. Doolittle were eligible for early retirement benefits under the ESRIP.

The basic benefit form for ESRIP benefits is a monthly single life annuity with 10 years of guaranteed payments. The participant may choose among different annuity forms that are the actuarial equivalent of the basic benefit.

Supplemental Executive Retirement Plan

The Supplemental Executive Retirement Plan (SERP) is a non-qualified pension plan providing supplemental retirement benefits to persons who become eligible executive officers after September 1, 2004, including Mr. Anderson and Ms. Kirkpatrick. The SERP is divided into two tiers, with persons who became eligible executive officers between September 1, 2004 and December 1, 2006 (Mr. Anderson and Ms. Kirkpatrick) being participants in SERP Tier 1, and persons who are eligible for the Retirement Plan and who become eligible executive officers after December 1, 2006 being participants in SERP Tier 2. No Named Executive Officer is a participant in SERP Tier 2. Participants must complete five years of service before becoming 100 percent vested in SERP benefits.

SERP Tier 1

Under SERP Tier 1, a target lump sum retirement benefit is determined for each participant, which is then reduced by the lump sum actuarial equivalent of the participant’s Retirement Plan benefit, Social Security benefit and any supplemental annuity under the DCP, in each case valued as of and assuming commencement at age 65. Final average pay for purposes of calculating SERP Tier 1 benefits generally consists of the participant’s highest average salary and annual incentive for any five consecutive compensation years in the last 10 years of employment. To help control the cost of future benefits under the SERP, the Board authorized SERP amendments in 2009 to provide that, commencing with annual incentives paid for 2010 performance, annual incentive compensation in excess of 125 percent of target is excluded from the calculation of final average pay.

The target lump sum retirement benefit is equal to 40 percent of final average pay for each of the participant’s first 15 years of service, resulting in a maximum target benefit of six times final average pay after 15 years of service. A normal retirement benefit equal to the target benefit reduced by the lump sum actuarial equivalents of Retirement Plan, Social Security, and DCP supplemental annuity benefits as discussed above is payable as a lump sum upon retirement at or after age 60. Upon termination of employment at any time after becoming vested, a participant will receive a termination benefit equal to the SERP Tier 1 normal retirement benefit reduced by 0.4166 percent per month (five percent per year) for each month that termination of employment precedes age 60, up to a maximum reduction of 60 percent for termination at age 48 or below. Participants may choose among different annuity forms that are the actuarial equivalent of the basic lump sum benefit.

SERP Tier 2

As discussed above, final average earnings for purposes of calculating benefits under the Retirement Plan excludes amounts of compensation over a limit ($255,000 in 2013) imposed by the Internal Revenue Code. SERP Tier 2 provides a make-up benefit calculated using the Retirement Plan formula (see Retirement Plan for Bargaining Unit and Non-Bargaining Unit Employees, above) without applying this limit. Accordingly, benefits under SERP Tier 2 are equal to (a) the benefits that would be calculated under the Retirement Plan if compensation taken into account when determining final average earnings was not limited by the Internal Revenue Code and did not exclude amounts deferred under our non-qualified deferred compensation plans, minus (b) the sum of the actual Retirement Plan benefits and the DCP supplemental annuity benefits. SERP Tier 2 benefits are generally payable in the same form and for the same period of time as the annuity payable under the Retirement Plan, subject to certain requirements for the timing of commencement of benefits.

NON-QUALIFIED DEFERRED COMPENSATION IN 2013

Name	Plan Name	Executive Contributions in 2013[1]	NW Natural Contributions in 2013[1]	Aggregate Earnings in 2013[1]	Aggregate Withdrawals/ Distributions in 2013	Aggregate Balance at 12/31/2013[1]
Gregg S. Kantor	EDCP	$—	$—	$4,075	$8,865	$61,582
	DCP	172,735	19,580	37,912	128,758	1,070,019
David H. Anderson	EDCP	—	—	—	—	—
	DCP	94,258	8,822	599	169,205	86,218
Stephen P. Feltz	EDCP	—	—	13,904	—	227,467
	DCP	42,281	3,056	11,265	3,844	289,696
Lea Anne Doolittle	EDCP	—	—	7,747	—	143,963
	DCP	32,070	2,820	18,303	—	484,225
Margaret D. Kirkpatrick	EDCP	—	—	—	—	—
	DCP	—	—	—	—	—

(1) All amounts reported in the Executive Contributions and NW Natural Contributions columns are also included in amounts reported in the Summary Compensation Table above for either 2012 or 2013. The portion of the amounts reported in the Aggregate Earnings column that represents above-market earnings is included in column (h) of the Summary Compensation Table, and the amount of above-market earnings for each Named Executive Officer is set forth in footnote 4 to that table. Of the amounts reported in the Aggregate Balance column, the following amounts have been reported in the Summary Compensation Tables in this proxy statement or in prior year proxy statements: Mr. Kantor, $1,092,045; Mr. Anderson, $86,218; Mr. Feltz, $55,704; Ms. Doolittle, $472,055; and Ms. Kirkpatrick, $0. Amounts not previously reported consist of market-rate earnings on amounts deferred and amounts deferred before designation as a Named Executive Officer. Amounts previously reported as described in this footnote have been reduced by amounts distributed such that no amount in this footnote will exceed the amount in the Aggregate Balance column.

Non-Qualified Deferred Compensation Plans In 2013

We currently maintain two non-qualified deferred compensation plans for executive officers: the EDCP and the DCP. Prior to 2005, the EDCP was the plan pursuant to which our executives deferred compensation. On January 1, 2005, deferrals under the EDCP were discontinued and the DCP became effective for future deferrals of compensation by our executives. Accordingly, all deferred contributions in 2013 were made under the DCP, while earnings continued to accrue on EDCP account balances.

Participants in the DCP may elect in advance to defer up to 50 percent of their salaries, up to 100 percent of their annual incentives, and up to 100 percent of performance share and restricted stock unit awards under our Long Term Incentive Plan. We make matching contributions each year equal to (a) the lesser of 60 percent of the participant’s salary and annual incentive deferred during the year under both the DCP and our 401(k) Plan or 3.6 percent of the participant’s total salary and annual incentive for the year, reduced by (b) the maximum matching contribution we would have made under our 401(k) Plan if the participant had fully participated in that plan.

All amounts deferred under the EDCP or the DCP have been or will be credited to either a “stock account” or a “cash account.” Under the DCP, deferrals of compensation payable in cash are made to cash accounts and deferrals of compensation payable in our Common Stock are made to stock accounts. No transfers between a participant’s cash account and stock account are permitted under the EDCP. Under the DCP, transfers from a cash account to a stock account are permitted, but not vice-versa. Stock accounts represent a right to receive shares of our Common Stock on a deferred basis, and are credited with additional shares based on the deemed reinvestment of dividends. The average annual rate of earnings on stock accounts over the five years ending December 31, 2013 was approximately 3.2 percent and in 2013 was approximately 0.9 percent, in each case representing the total shareholder return of our Common Stock annualized, assuming dividend reinvestment. Cash accounts under the EDCP are credited quarterly with interest at a rate equal to Moody’s Average Corporate Bond Yield plus two percentage points, subject to a six percent minimum rate. The average quarterly interest rate paid on EDCP cash accounts in 2013 was 6.36 percent. Cash accounts under the DCP are credited quarterly with interest at a rate equal to Moody’s Average Corporate Bond Yield without the additional two percentage points or the six percent minimum. The average quarterly interest rate paid on DCP cash accounts in 2013 was 4.36 percent.

Participants make elections regarding distributions of their accounts at the time they elect to defer compensation, and have limited rights to change these payment elections. Distributions may commence on a predetermined date while still employed or upon termination of employment, and may be made in a lump sum or in annual installments over five, 10 or 15 years. Hardship withdrawals are permitted under both the EDCP and the DCP, and participants in the EDCP may withdraw their full account balance at any time subject to forfeiture of 10 percent of the balance.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Change in Control Compensation

We have agreed to provide certain benefits to the Named Executive Officers upon a “change in control” of NW Natural, although certain of the benefits are only payable if the Named Executive Officer’s employment is terminated without “cause” or by the officer for “good reason” within 24 months after the change in control. In our plans and agreements, “change in control” is generally defined to include:

•	the acquisition by any person of 20 percent or more of our outstanding Common Stock;
•	the nomination (and subsequent election) of a majority of our directors by persons other than the incumbent directors; and
•	the consummation of a sale of all or substantially all of our assets, or an acquisition of NW Natural through a merger or share exchange.

In our plans and agreements, “cause” generally includes willful and continued failure to substantially perform assigned duties or willfully engaging in illegal conduct injurious to NW Natural, and “good reason” generally includes a change in position or responsibilities (that does not represent a promotion), a decrease in compensation, or a home office relocation of over 30 miles.

The following table shows the estimated change in control benefits that would have been payable to the Named Executive Officers if (i) a change in control had occurred on December 31, 2013, and (ii) each officer’s employment was terminated on that date either by us without “cause” or by the officer with “good reason.”

Name	Cash Severance Benefit[1]	Insurance Continuation[2]	Restricted Stock Unit Acceleration[3]	Performance Share Acceleration[4]	Additional Lump Sum SERP Benefit[5]	Total Lump Sum Payments[6]	Additional Annual ESRIP and SERP Tier 2 Benefit[7]
Gregg S. Kantor	$2,195,000	$38,194	$480,393	$147,160	$—	$2,860,747	$75,899
David H. Anderson	1,091,333	33,031	190,778	54,621	393,075	1,762,838	—
Stephen P. Feltz	744,000	32,692	102,717	25,068	—	904,477	—
Lea Anne Doolittle	487,503	—	88,490	24,042	—	600,035	37,274
Margaret D. Kirkpatrick	736,665	—	118,067	34,017	447,938	1,336,687	—

(1) Cash Severance Benefit. Each Named Executive Officer has entered into a severance agreement providing for, among other things, cash severance benefits payable if the officer’s employment is terminated by us without “cause” or by the officer for “good reason” within 24 months after a change in control. The cash severance benefit for each Named Executive Officer is equal to two times (two and a half times for Mr. Kantor) the sum of final annual salary plus average annual incentive for the last three years (annualized for annual incentives paid for partial years). These amounts are payable in a lump sum within five days after termination. The agreements provide for the following reductions in the cash severance benefit based on age at the time of termination: 10 percent reduction at age 62, 40 percent reduction at age 63, 70 percent reduction at age 64, and 100 percent reduction at age 65. Under the severance agreements, if any payments to a Named Executive Officer in connection with a change in control would be subject to the 20 percent excise tax on “excess parachute payments” as defined in Section 280G of the Internal Revenue Code, then, if it would result in a greater net after-tax benefit for the officer to have the payments that would otherwise be made reduced by the amount necessary to prevent them from being “parachute payments,” then the officer will be paid such reduced benefits. The amounts in the above table under Cash Severance Benefit and Insurance Continuation for Ms. Doolittle and Ms. Kirkpatrick have been reduced in accordance with this provision.

(2) Insurance Continuation. If cash severance benefits are triggered, the severance agreements also provide for the continuation of life and health insurance benefits for two years following termination of employment, but not to the extent similar benefits are provided by a subsequent employer. The amounts in the table above represent the present value of two years’ of monthly life and health insurance benefit payments at the rates paid by us for each officer as of December 31, 2013. Under the severance agreements, if any payments to a Named Executive Officer in connection with a change in control would be subject to the 20 percent excise tax on “excess parachute payments” as defined in Section 280G of the Internal Revenue Code, then, if it would result in a greater net after-tax benefit for the officer to have the payments that would otherwise be made reduced by the amount necessary to prevent them from being “parachute payments,” then the officer will be paid such reduced benefits. The amounts in the above table under Cash Severance Benefit and Insurance Continuation for Ms. Doolittle and Ms. Kirkpatrick have been reduced in accordance with this provision.

(3) Restricted Stock Unit Acceleration. As of December 31, 2013, each Named Executive Officer held outstanding unvested RSUs with performance threshold as listed in the “Outstanding Equity Awards” table above. The RSU award agreements state that if cash severance benefits are triggered under the severance agreements, all outstanding unvested RSUs will immediately vest. The amounts in the table above represent the number of unvested RSUs with performance threshold as of December 31, 2013 multiplied by a stock price of $42.82 per share, which was the closing price of our Common Stock on the last trading day of 2013, plus an amount for each RSU equal to the dividends paid per share during the period the RSU was outstanding.

(4) Performance Share Acceleration. As described above under the “Grants of Plan-Based Awards During 2013” table and “Compensation Discussion and Analysis—2013 Compensation Programs—Long-Term Incentives—Performance Shares,” we granted performance share awards to the Named Executive Officers in February 2013 under which shares of our Common Stock (plus accumulated cash dividends) will be issued to them based on our performance over the years 2013 to 2015. Similar awards were granted in February 2012 to the Named Executive Officers under which Common Stock (and dividends) will be issued based on our performance over the years 2012 to 2014. The award agreements for all those awards require us to issue a calculated number of shares within five days after a change in control and provide that (i) the number of shares to be issued will be pro-rated based on the portion of the award period completed prior to the change in control, (ii) for the portion of the award payable based on total shareholder return relative to a peer group of companies, actual stock performance through the date of the change in control will be applied to determine a gross payout amount before applying the above pro-ration, and (iii) for the portion of the award payable based on achievement of strategic milestones, the payout will be based on 100 percent of the pro-rated target. These payments are required whether or not the officer’s employment is terminated in connection with the change in control. The amounts in the table above represent the number of shares that would have been issued under the awards based on stock performance through December 31, 2013, multiplied by a stock price of $42.82 per share, which was the closing price of our Common Stock on the last trading day of 2013, plus an amount equal to the dividends paid per share during the applicable award periods through December 31, 2013.

(5) Additional Lump Sum SERP Tier 1 Benefit. As discussed above in the text accompanying the “Pension Benefits” table, two of our Named Executive Officers are participants in the SERP Tier 1, which generally provides for a lump sum benefit payable six months after termination of employment. If a SERP Tier 1 participant’s employment is terminated by us without “cause” or by the participant for “good reason” within 24 months after a change in control, the SERP Tier 1 participant will receive three additional years of service for purposes of calculating their SERP Tier 1 benefit. The amounts in the table represent the excess of the SERP benefit the participant would receive on termination following a change in control over the SERP benefit he or she would have received if employment had terminated absent a change in control on December 31, 2013.

(6)	Total Lump Sum Payments. Amounts in this column equal the sum of the amounts in the five columns to its left.

(7) Additional Annual ESRIP Benefits. As discussed above in the text accompanying the “Pension Benefits” table, Mr. Kantor, Mr. Feltz and Ms. Doolittle are participants in the ESRIP, which generally provides for a lifetime supplemental pension benefit payable by us following retirement. If the employment of any ESRIP participant is terminated by us without “cause” or by the participant for “good reason” within 24 months after a change in control, the ESRIP participant will receive three additional years of service for purposes of calculating his or her ESRIP benefit. In addition, (i) the benefit reductions for commencement of ESRIP benefits prior to age 62 are reduced, from 6 percent for each year benefits commence prior to age 62 to three percent for each year benefits commence prior to age 62; and (ii) benefits will commence immediately (as compared to age 57 for Mr. Kantor, age 62 for Mr. Feltz and immediately for Ms. Doolittle, as elected by them for terminations not involving a change in control). The amounts in the table above represent the excess of the annual ESRIP benefit each of Mr. Kantor, Mr. Feltz and Ms. Doolittle would receive commencing immediately, and giving effect to the above benefit enhancements, over the annual ESRIP benefit they would each receive commencing at the later ages set forth above assuming a voluntary termination of employment on December 31, 2013. The additional actuarial present value of these enhanced ESRIP benefits, calculated using the same mortality and discount rate assumptions as used for purposes of the “Pension Benefits” table above, is $1,308,848, $184,209, and 569,237 for Mr. Kantor, Mr. Feltz and Ms. Doolittle, respectively.

Other Benefits Triggered on Certain Employment Terminations

As of December 31, 2013, each Named Executive Officer held outstanding unvested RSUs with performance threshold as listed in the “Outstanding Equity Awards at December 31, 2013” table above. The RSU award agreements generally require the officer to be employed by us on the applicable vesting dates to receive RSU payouts, but the agreements also provide that if employment terminates earlier as a result of death or disability, or when the officer is eligible for normal or early retirement under our Retirement Plan, the officer will nevertheless receive 100 percent of each scheduled RSU payout if the performance threshold is satisfied for the applicable year. As of December 31, 2013, Mr. Kantor, Mr. Feltz and Ms. Doolittle were eligible for normal or early retirement under the Retirement Plan. Assuming achievement of the performance threshold for all years, the estimated value of the RSU payouts, based on a stock price of $42.82 per share (which was the closing price of our Common Stock on the last trading day of 2013) and continuation of quarterly dividends on our Common Stock at the current rate, that Mr. Kantor, Mr. Feltz and Ms. Doolittle would be entitled to receive on any termination of employment, and that Mr. Anderson and Ms. Kirkpatrick would be entitled to receive on death or disability, as of December 31, 2013 would be: Mr. Kantor, $506,061; Mr. Anderson, $200,990, Mr. Feltz, $108,513; Ms. Doolittle, $93,320; and Ms. Kirkpatrick, $124,318.

As described above under “Grants of Plan-Based Awards During 2013” table and “Compensation Discussion and Analysis—2013 Compensation Programs—Long-Term Incentives—Performance Shares,” we granted performance share awards to the Named Executive Officers in February 2013 under which shares of our Common Stock (plus accumulated cash dividends) will be issued to them based on our performance over the years 2013 to 2015. Similar awards were granted in February 2012 under which Common Stock (and dividend equivalents) will be issued based on our performance over the years 2012 to 2014. The award agreements generally require the officer to be employed by us on the last day of the performance period to receive an award payout, but the award agreements for all those awards provide that if employment terminates earlier as a result of death, disability or retirement after reaching age 60 the officer will be entitled to a pro-rated award payout. Accordingly, if any Named Executive Officer had terminated employment on December 31, 2013 as a result of death, disability or retirement, his or her target award for the 2013-2015 performance period would have been reduced to one-third of the original target award reflecting employment for one year of the three-year performance period, and his or her target award for the 2012-2014 performance period would have been similarly reduced to two-thirds of the original target award, and then he or she would receive payouts under these adjusted awards at the end of the applicable performance periods based on our actual performance against the performance goals. Assuming achievement of target performance levels, the estimated value of the pro-rated award payouts, based on a stock price of $42.82 per share and continuation of quarterly dividends for the remainder of the performance period on our Common Stock at the current rate, for each Named Executive Officer would be: Mr. Kantor, $619,928; Mr. Anderson, $230,262; Mr. Feltz, $106,283; Ms. Doolittle, $101,445; and Ms. Kirkpatrick, $143,308.

As of December 31, 2013, each Named Executive Officer held options to purchase Common Stock as listed in the “Outstanding Equity Awards” table above. Under the terms of their stock option agreements, upon the death or disability of the officer, all unexercisable options become fully exercisable and the standard three-month period for exercising options following termination of employment is extended to one year, but not beyond each option’s original 10-year term. If death or disability of a Named Executive Officer had occurred on December 31, 2013, the sum of (i) for outstanding unexercisable options, the aggregate value as of December 31, 2013 of those options, assuming a one-year remaining term and otherwise calculated using the Black-Scholes option pricing model with the same assumptions used for valuing our options under ASC 718, plus (ii) for outstanding exercisable options, the increase in value of those options resulting from the extension of the post-termination exercise period from three months to one year with the option values as of December 31, 2013 for three-month and one-year remaining terms calculated using the Black-Scholes option pricing model with the same assumptions used for valuing our options under ASC 718, for each of the Named Executive Officers was Mr. Kantor, $183,438; Mr. Anderson, $77,177; Mr. Feltz, $21,566; Ms. Doolittle, $32,808; and Ms. Kirkpatrick, $51,402. If an officer terminates employment when eligible for normal or early retirement under our Retirement Plan, the stock option agreements provide that all unexercisable options become fully exercisable and the standard three-month period for exercising options following termination of employment is extended to three years, but not beyond each option’s original 10-year-term. As of December 31, 2013, Mr. Kantor, Mr. Feltz and Ms. Doolittle were the only Named Executive Officers eligible for normal or early retirement under the Retirement Plan. If they had retired on December 31, 2013, the aggregate value of option enhancements calculated as described above but using a three-year remaining term instead of a one-year remaining term was Mr. Kantor, $373,898; Mr. Feltz, $46,473; and Ms. Doolittle, $70,459.

NON-EMPLOYEE DIRECTOR COMPENSATION IN 2013

Name	Fees Earned or Paid in Cash ($)[1]	Change in Pension Value and Non-qualified Deferred Compensation Earnings[2]	Total ($)
(a)	(b)	(d)	(e)
Timothy P. Boyle	$113,500	$ —	$113,500
Martha L. Byorum	139,500	1,471	140,971
John D. Carter	145,000	198	145,198
Mark S. Dodson	113,500	21,776	135,276
C. Scott Gibson	137,000	5,873	142,873
Tod R. Hamachek	208,000	54,353	262,353
Jane L. Peverett	119,500	82	119,582
George J. Puentes [3]	109,000	77	109,077
Kenneth Thrasher	135,000	—	135,000

Column (c) was deleted as it is not applicable.

(1) All cash amounts were deferred pursuant to the terms of the Deferred Compensation Plan for Directors and Executives for Messrs. Carter, Dodson and Hamachek. A portion of cash amounts paid to Ms. Peverett and Mr. Puentes were deferred pursuant to the terms of the Deferred Compensation Plan for Directors and Executives.

(2) Amounts in column (d) represent above-market interest credited to the directors’ accounts under the Directors Deferred Compensation Plan and the Deferred Compensation Plan for Directors and Executives during 2013. For Mr. Dodson, the amount also includes above-market interest credited to his cash account balance under the Executive Deferred Compensation Plan. For this purpose, interest credited is considered above-market to the extent such interest exceeds 120 percent of the average of the applicable long-term federal rates for the twelve months corresponding to the period for which market yield information is obtained to calculate interest crediting rates under the non-qualified deferred compensation plans.

(3)	Mr. Puentes retired from the Board of Directors on October 9, 2013.

Non-Employee Director Compensation Philosophy

The OECC’s compensation philosophy for non-employee members of the Board of Directors is designed to attract and retain high performing directors who will perform in the best interest of shareholders. The OECC targets the compensation of Board members to be aligned with the middle of the market (50th percentile) for about 16 peer companies. The OECC reviews Board compensation annually and recommends adjustments to compensation only as necessary. Towers Watson, the same consulting firm that assists the OECC with executive compensation, provides competitive market data for Board compensation.

While the components of compensation have evolved over the years, the current pay components consist of a cash retainer, cash meeting fees, and extra cash retainers for serving as chair of the Board or of committees of the Board.

The Board has adopted stock ownership guidelines that require directors to own NW Natural shares valued at least $300,000 within five years of joining the Board, including amounts deferred pursuant to the plans described below. The OECC last reviewed the progress of the directors in achieving these stock ownership objectives in February 2014 and concluded that all of the directors have achieved the stock ownership goals.

Director Fees and Arrangements

Fees Paid in 2013

The compensation terms for non-employee members of the Board of Directors are described below:

Annual Cash Retainer	$100,000	[1]
Extra Annual Cash Retainer for Committee Chairs (other than Audit, Governance, or Organization and Executive Compensation Committee Chairs)	5,000
Extra Annual Cash Retainer for Audit Committee Chair	15,000
Extra Annual Cash Retainer for Organization and Executive Compensation Committee Chair	10,000
Extra Annual Cash Retainer for Governance Committee Chair	7,500
Extra Annual Cash Retainer for Chairman of the Board	75,000
Board Meeting Fees	1,500
Committee Meeting Fees	1,500
Per diem (conduct of Company business, other than on Board or Committee meeting day)	1,500

(1) The annual cash retainer was increased to $110,000 effective as of January 1, 2014.

Directors do not receive options or any other form of equity compensation, but are subject to the stock ownership guidelines included in our Corporate Governance Standards. See “Non-employee Director Compensation Philosophy,” above.

Deferred Compensation Plans

Directors Deferred Compensation Plan

Prior to January 1, 2005, directors could elect to defer the receipt of all or a part of their directors’ compensation fees (cash or stock retainers and meeting fees) under our non-qualified Directors Deferred Compensation Plan (DDCP). At the director’s election, deferred amounts were credited to either a “cash account” or a “stock account.” If deferred amounts were credited to stock accounts, such accounts were credited with a number of shares based on the purchase price of our Common Stock on the next purchase date under our Dividend Reinvestment and Direct Stock Purchase Plan, and such accounts were credited with additional shares based on the deemed reinvestment of dividends. Cash accounts are credited quarterly with interest at a rate equal to Moody’s Average Corporate Bond Yield plus two percentage points and the crediting rate is subject to a six percent minimum rate. The rate is adjusted quarterly. At the election of the participant, deferred balances in the stock and/or cash accounts are payable after termination of Board service in a lump sum, in installments over a period not to exceed 10 years, or in a combination of lump sum and installments.

In November 2004, the Board approved an amendment to the DDCP partially terminating the plan so that no deferrals will be made to the plan subsequent to December 31, 2004. All amounts deferred into the plan prior to December 31, 2004 will remain in the plan and all other provisions of the DDCP remain in effect.

Deferred Compensation Plan for Directors and Executives

In January 2005, the Deferred Compensation Plan for Directors and Executives (DCP) replaced the existing DDCP as the vehicle for non-qualified deferral of compensation by directors. See “Non-qualified Deferred Compensation Plans,” above. Our obligation to pay deferred compensation in accordance with the terms of the DCP will generally become due on retirement, death, or other termination of service, and will be paid in a lump sum or in installments of five, 10 or 15 years as elected by the participant in accordance with the terms of the DCP. The right of each participant in the DCP is that of one of our general, unsecured creditors.

Director Perquisites and Other Compensation

We do not provide perquisites to our directors other than nominal value and no director received perquisites at or exceeding a total value of $10,000 in 2013.

2013 AND 2012 AUDIT FIRM FEES

The following table shows the fees and expenses that NW Natural paid or accrued for the integrated audits of its consolidated financial statements and other services provided by our independent registered public accounting firm, PricewaterhouseCoopers LLP, for fiscal years 2013 and 2012:

	2013	2012
Audit Fees	$930,458	$886,428
Audit-Related Fees	4,000	78,250
Tax Fees	39,580	49,907
All Other Fees	1,800	1,800

Total	$975,838	$1,016,385

Audit Fees

This category includes fees and expenses for services rendered for the integrated audit of the consolidated financial statements included in the Annual Report on Form 10-K and the review of the quarterly financial statements included in the Quarterly Reports on Form 10-Q. The integrated audit includes the review of our internal control over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act of 2002 (Sarbanes-Oxley Act). In addition, amounts include fees for statutory filings, issuance of consents and comfort letters relating to the registration of Company securities and assistance with the review of documents filed with the SEC. The amount includes the audit fee of $35,000 and $35,630 in 2013 and 2012, for a stand-alone financial audit of Gill Ranch Storage, LLC, a wholly-owned subsidiary of NW Natural.

Audit-Related Fees

This category includes fees and expenses for required audits of NW Natural’s Retirement Plans and its Retirement K Savings Plan for 2012 only. These services were not performed by our principal auditor in 2013. Fees and expenses for the audit of NW Natural’s Retirement Plans, which are paid by the Trustee from assets of NW Natural’s Retirement Trust, totaled $33,750 in 2012. Additionally, fees paid for the 401(k) retirement plan were $28,000 in 2012. This category also includes fees associated with EPA assurance letters, which totaled $4,000 in 2013 and $3,000 in 2012.

Tax Fees

This category includes fees for tax compliance, tax planning and tax advice. The amount in 2012 includes $14,612 for advice rendered with respect to tax issues related to our investment in gas reserves.

All Other Fees

This category relates to services other than those described above. In 2013 and 2012, the amount reflects an $1,800 payment for an accounting research tool.

Pre-Approval Policy for Audit and Non-Audit Services

The Audit Committee approved 100 percent of 2013 and 2012 services for audit, audit-related, tax services and all other fees, including audit services relating to compliance with Section 404 of the Sarbanes-Oxley Act. The Chair of the Audit Committee is authorized to pre-approve non-audit services between meetings of the Audit Committee and must report such approvals at the next Audit Committee meeting. See “Report of the Audit Committee,” below.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors (Committee) is responsible for providing independent, objective oversight of NW Natural’s accounting and auditing functions, financial reporting and internal control over financial reporting. The Committee is solely responsible for the engagement of the independent registered public accounting firm on behalf of NW Natural, and the independent registered public accounting firm reports to the Committee. The Committee acts under a written charter, amended as of July 22, 2010 to ensure compliance with applicable laws and regulations. The charter is reviewed annually by the Committee and is available on NW Natural’s website at www.nwnatural.com. Each of the members of the Committee is independent as defined by current New York Stock Exchange listing standards and NW Natural’s Director Independence Standards. The Board of Directors has designated John D. Carter, chair of the committee, as an “audit committee financial expert”.

The Committee, in accordance with its written charter, oversees the quality and integrity of NW Natural’s accounting, auditing and financial reporting practices. During fiscal 2013, the Committee discussed the interim financial information in each of NW Natural’s quarterly reports to the Securities and Exchange Commission (SEC) in special meetings with the Chief Executive Officer, the Chief Financial Officer, the Controller, and PricewaterhouseCoopers LLP, NW Natural’s independent registered public accounting firm, prior to filing them with the SEC. In addition, the Chair of the Committee and available Committee members review NW Natural’s quarterly earnings press release before its dissemination.

During 2013, the Committee reviewed disclosure controls and procedures designed to ensure the continuing integrity of NW Natural’s financial reports and executive compensation disclosure. The Committee provided regular oversight of NW Natural’s assessment of its internal control over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

In fulfilling its responsibilities, the Committee has reviewed and discussed the audited financial statements contained in NW Natural’s Annual Report on Form 10-K for the year ended December 31, 2013 with NW Natural’s management and the independent registered public accounting firm. As part of its review, the Committee discussed NW Natural’s critical accounting policies and matters of judgment and estimates used in the preparation of the financial statements included in NW Natural’s 2013 Annual Report on Form 10-K. In addition, the Committee discussed with the independent registered public accounting firm those matters required to be discussed by Statement on Auditing Standards No. 61, as amended by the Public Accounting Oversight Board (PCAOB) AU 380, Communications with Audit Committees.

In discharging its oversight responsibility as to the audit process, the Committee obtained from the independent registered public accounting firm written disclosures and the letter required by the PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence. In this regard, the Committee considered whether or not the provision of non-audit services by the independent registered public accounting firm for the year ended December 31, 2013 is compatible with maintaining the independence of the firm and determined that none of the services provided to NW Natural impacted a finding of independence. In addition, for the year ended December 31, 2013, the Committee reviewed the relationship with its registered public accounting firm, PricewaterhouseCoopers LLP. Based upon the Committee’s assessment and satisfaction with the services provided, the Committee determined it was in NW Natural’s best interest to continue its engagement of PricewaterhouseCoopers LLP.

In February 2013, the Committee pre-approved certain non-audit services performed by NW Natural’s independent registered public accounting firm and affirmed its procedure for the pre-approval of any future non-audit services performed by its independent auditor. On February 27, 2014, the Committee pre-approved specific services to be performed by the independent auditor in 2014, including audit, audit-related and tax services, and established its procedure for pre-approval of all other services to be performed by the independent auditor in 2014. The Committee determined that:

•

for proposed non-audit services, management will submit to the Committee a list of non-audit services that it recommends the Committee engage the independent registered public accounting firm to provide;

•	the Committee will review and consider for approval the list of permissible non-audit services and the budget for such services;
•	management will routinely inform the Committee regarding the non-audit services actually provided by the independent auditor pursuant to this pre-approval process; and
•

the Director of Internal Auditing will be responsible for reporting at least annually to the Committee all independent registered public accounting firm fees and the pre-approved budget for such services.

The Chair of the Committee is authorized to pre-approve non-audit services between meetings of the Committee and must report such approvals at the next Committee meeting.

The Committee also discussed with the independent registered public accounting firm any relationships that may impact its objectivity and independence and satisfied itself as to the auditor’s independence. The Committee also completed its annual assessment of the independent registered public accounting firm’s and internal auditors’ performance. The Committee discussed with management and the internal auditors the quality, adequacy and effectiveness of NW Natural’s internal control over financial reporting, and the organization, responsibilities, budget and staffing of the internal audit function. The Committee reviewed with the independent registered public accounting firm any significant matters regarding NW Natural’s internal control over financial reporting that had come to their attention during the conduct of their audit. The Committee reviewed with both the independent registered public accounting firm and the internal auditors their respective audit plans, audit scopes and identification of audit risks.

The Committee, in reliance on the reviews and discussions referred to above, recommended to the Board of Directors (and the Board has approved and directed) that the audited consolidated financial statements be included in Northwest Natural Gas Company’s Annual Report on Form 10-K for the year ended December 31, 2013, for filing with the SEC.

Respectfully submitted to the Board of Directors on February 27, 2014 by the Audit Committee:

John D. Carter, Chair	Tod R. Hamachek
Martha L. “Stormy” Byorum	Kenneth Thrasher

PROPOSAL 2—ADVISORY VOTE ON EXECUTIVE COMPENSATION

This proxy statement includes extensive disclosure regarding the compensation of our Named Executive Officers under the heading “Executive Compensation” on pages 20 to 59 above. Pursuant to Section 14A of the Securities Exchange Act of 1934, we submit to our shareholders a nonbinding advisory resolution to approve the compensation of the Named Executive Officers disclosed in this proxy statement. The Board of Directors has approved the submission of the following resolution to the shareholders for approval at the Annual Meeting:

“RESOLVED, that the compensation of the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K under the heading “Executive Compensation” in the Proxy Statement for the Company’s 2014 Annual Meeting of Shareholders, is approved.”

This proposal gives you the opportunity to endorse or not endorse our executive compensation program for our Named Executive Officers by voting for or against the above resolution. As discussed under “Executive Compensation—Compensation Discussion and Analysis” above, our executive compensation programs have been carefully designed and implemented to attract, retain and motivate talented and qualified executives, to emphasize pay for performance, to link compensation to achievement of annual and long-term performance goals, to align executives’ interests with shareholders’ interests, and to achieve a correct balance between compensation that is attractive to executives, affordable to the Company and fair to shareholders and employees.

Substantial components of executive compensation are tied to the Company’s annual and long-term performance. For example, the Executive Annual Incentive Plan, which is designed to encourage and reward executive officer’s contributions in achieving NW Natural’s annual goals, provides for cash payments that are based on a formula that includes meeting proposed targets such as earnings per share, return on invested capital, Company performance relative to other operational goals and individual performance. Similarly, NW Natural’s Long Term Incentive Plan is designed to align executives’ interests with shareholder interests, by rewarding total shareholder return performance relative to the Company’s peer group over a three-year period and focusing executives on achievement of key long-term performance objectives and business results that align with the the Company’s strategic plan. Restricted stock units with performance threshold are also tied to the Company’s performance, by vesting only if a pre-defined performance threshold is met for the relevant performance period. No RSUs with performance threshold will vest in a given year if the Company’s performance threshold is not met, and shares subject to vesting in that year will be forfeited. Additionally, NW Natural’s pay practices work to align executives’ interests with shareholders’ interests by emphasizing stock ownership through stock ownership guidelines and performance based compensation under the Long Term Incentive Plan.

Over the last few years, NW Natural has also adopted a number of pay practices that emphasize fairness to shareholders and good governance. Among other practices, executive change in control severance agreements are double-trigger and contain no gross-up provisions, with declining levels of benefits as executives approach age 65. The OECC has also eliminated perquisites for executives, limited the use and duration of severance agreements (other than in the context of change-in-control), reduced the interest crediting rate on compensation deferred after 2004 to a variable market rate, modified the Executive Supplemental Retirement Income Plan (ESRIP) and Supplemental Retirement Plan (SERP) to reduce benefits and expenses, including limiting the amount of an executive’s annual bonus that is included in final average compensation for purpose of those plans, eliminated the annual payment of ESRIP-related FICA tax on behalf of ESRIP participants, closed new participation in the ESRIP and Tier I of the SERP, and increased the percentage of total targeted direct compensation that is at risk, particularly for the Chief Executive Officer. Additionally, NW Natural took actions to increase stock ownership guidelines for executive officers to better align with industry standards. Moreover, NW Natural’s annual and long term incentive awards contain provisions that “clawback” from executives certain benefits under those awards in the event of misconduct.

Overall, NW Natural’s compensation practices are driven by our total compensation philosophy which is designed to provide total remuneration in a manner that motivates high levels of performance, creates shareholder value, and emphasizes our commitment to tie a significant portion of executive compensation to the Company’s performance.

Vote Required

Approval of this proposal by the shareholders will require that the votes cast in favor of the proposal at the Annual Meeting exceed the votes cast against the proposal. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum exists at the Annual Meeting, but will have no effect on the results of the vote on this proposal.

The Board of Directors recommends a vote FOR this proposal.

PROPOSAL 3—RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

At a meeting held February 27, 2014, the Audit Committee of the Board of Directors appointed PricewaterhouseCoopers LLP, independent registered public accounting firm, to audit the books, records and accounts of NW Natural for fiscal year 2014. The Audit Committee and the Board of Directors recommend that the shareholders ratify this appointment.

Representatives of PricewaterhouseCoopers LLP will be present at the annual meeting with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

See “2013 and 2012 Audit Firm Fees,” above.

Vote Required

The ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accountants for 2014 will require the affirmative vote of the holders of a majority of the shares of Common Stock of NW Natural present, or represented by proxy, and entitled to vote on the matter at the Annual Meeting. Broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting but are not counted and have no effect on the results of the vote.

The Audit Committee and the Board of Directors recommend a vote FOR this proposal.

OTHER MATTERS

Management does not know of any other matters to be presented at the Annual Meeting. If other matters should be properly presented at the meeting, the persons named in the accompanying proxy will vote the shares represented by such proxy with respect to such matters in accordance with their best judgment.

Consolidation Services Provided

The consolidation of an individual’s multiple proxy cards into one envelope is a service NW Natural provides based on Social Security Number or Tax ID Number match.

If you received a consolidated mailing this year and you would like to receive a separate annual report or proxy statement for each account with the same Social Security Number, please submit your request to Shareholder Services, 220 NW Second Avenue, Portland, OR 97209 or call (800) 422-4012, ext. 2402. NW Natural will promptly send additional copies of the annual report and/or proxy statement upon receipt of such request.

Delivery of Proxy Materials to Households

Only one copy of our annual report and proxy statement will be delivered to an address where two or more shareholders reside unless we have received contrary instructions from a shareholder at the address. A separate proxy card will be delivered to each shareholder at the shared address.

If you are a shareholder who lives at a shared address and you would like additional copies of the annual report, this proxy statement, or any future annual reports or proxy statements, contact Shareholder Services, 220 NW Second Avenue, Portland, OR 97209 or call (800) 422-4012, ext. 2402. NW Natural will promptly send additional copies of the annual report and/or proxy statement upon receipt of such request.

If you share the same address with another NW Natural shareholder and you currently receive multiple copies of annual reports or proxy statements, you may request delivery of a single copy of future annual reports or proxy statements at any time by calling Broadridge Financial Solutions, Inc. at (800) 542-1061, or by writing to Broadridge Financial Solutions, Inc., Attn: Householding Election, 51 Mercedes Way, Edgewood, NY 11717.

Many brokerage firms and other shareholders of record have procedures for the delivery of single copies of company documents to households with multiple beneficial shareholders. If your family has one or more “street name” accounts under which you beneficially own shares of NW Natural Common Stock, please contact your broker, financial institution, or other shareholder of record directly if you require additional copies of this proxy statement or NW Natural’s annual report, or if you have other questions or directions concerning your “street name” account.

Electronic Delivery of Annual Meeting Materials

If you would like to reduce the costs incurred by NW Natural in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the internet. To sign up for electronic delivery, please follow the instructions above under “How to Vote By Proxy and Revoke Your Proxy” to vote using the internet and, when prompted, indicate that you agree to receive proxy materials electronically.

2015 ANNUAL MEETING OF SHAREHOLDERS

The SEC’s proxy rules require that any shareholder proposal to be considered for inclusion in NW Natural’s proxy statement for the 2015 Annual Meeting of Shareholders must be received at NW Natural’s principal executive office no later than December 15, 2014.

NW Natural’s bylaws require shareholders to give NW Natural advance notice of any proposal to be submitted at any meeting of shareholders. The bylaws prescribe the information to be contained in any such notice, and a copy of the relevant provisions of the bylaws will be provided to any shareholder upon written request to the Corporate Secretary of NW Natural. For any shareholder proposal to be considered at the 2015 Annual Meeting of Shareholders, the shareholder’s notice must be received by NW Natural’s Corporate Secretary no later than February 21, 2015. The SEC’s proxy rules allow NW Natural to use discretionary voting authority to vote on a matter coming before an annual meeting of shareholders, which is not included in NW Natural’s proxy statement, if NW Natural does not have notice of the matter before the deadline established in its bylaws. In addition, discretionary voting authority may generally also be used if NW Natural receives timely notice of such matter (as described above); and if, in the proxy statement, NW Natural describes the nature of such matter and how NW Natural intends to exercise its discretion to vote on such matter.

COMPANY INFORMATION

NW Natural makes available at www.nwnatural.com among other things:

•	Corporate Governance Standards;
•	Director Independence Standards;
•	Director Selection Criteria;
•	Charters of the Governance, Audit, Organization and Executive Compensation, Finance, and Public Affairs and Environmental Policy Committees; and
•	Code of Ethics.

You may request a copy of these documents, at no cost to you, by writing or calling Shareholder Services, 220 NW Second Avenue, Portland, Oregon 97209, telephone (800) 422-4012, ext. 2402.

Shareholders may communicate with the Chairman of the Board or the non-management directors of the Board by mailing correspondence to 220 NW Second Avenue, Portland, OR 97209, Attn: Corporate Secretary.

SOLICITATION OF PROXIES

Proxies may be solicited on behalf of the Board of Directors by regular employees in person or by mail, telephone, the internet or facsimile transmission. NW Natural will reimburse brokers or other persons holding stock in their names or in the names of their nominees for their reasonable expenses incurred in forwarding proxies and proxy materials to the beneficial owners of such shares. All solicitation costs will be borne by NW Natural. NW Natural has retained AST Phoenix Advisors to assist in the solicitation of proxies from banks, brokers and nominees at a fee of $7,000 plus reasonable out-of-pocket expenses. Shareholders may assist NW Natural in avoiding expenses in this connection by voting their proxies promptly.

If you are unable to be present at the Annual Meeting in person, please mark, date, sign and mail the enclosed proxy, or, alternatively, grant your proxy by telephone or the internet, so that the business of the meeting can be transacted.

By Order of the Board of Directors,

Portland, Oregon	MardiLyn Saathoff
April 14, 2014	Vice President and Corporate Secretary, Legal, Risk and Compliance

EXHIBIT A

Natural Gas Industry Companies

ALLETE, Inc.

Aqua America, Inc.

CH Energy Group, Inc.

Chesapeake Utilities Corporation

El Paso Electric Company

The Empire District Electric Company

IDACORP, Inc.

ITC Holdings Corp.

The Laclede Group, Inc.

MGE Energy, Inc.

National Fuel Gas Company

Piedmont Natural Gas Company, Inc.

Questar Corporation

South Jersey Industries, Inc.

Southwest Gas Corporation

Unitil Corporation

A-1

EXHIBIT B

CDB General Industry Executive Survey, 2012 (Revenue less than $3 billion)

Acxiom Corporation

Aeroject Rocketdyne, Inc.
(fka Aerojet-General Corp.)

Appvion, Inc.
(fka Appleton Papers Inc.)

Arctic Cat Inc.

Aricent Group

Bush Brothers & Company

Century Aluminum Company

Chemtura Corporation

Chiquita Brands International, Inc.

Cloud Peak Energy Inc.

Columbia Sportswear Company

ConvaTec Inc.

Convergys Corporation

Covance Inc.

Crown Castle International Corp.

Curtiss-Wright Corporation

Deckers Outdoor Corporation

Deluxe Corporation

DENTSPLY International Inc.

Dex One Corporation

Dollar Thrifty Automotive Group, Inc.

Donaldson Company, Inc.

The E.W. Scripps Company

Endo Health Solutions Inc.

EnPro Industries, Inc.

Environmental Systems Research Institute, Inc. (dba Esri)

Equifax Inc.

Equity Office Properties Trust

Esterline Technologies Corporation

Euro-Pro Operating LLC

Expedia, Inc.

Exterran Holdings Inc.

Fidessa Group plc

GATX Corporation

GenCorp Inc.

General Atomics

Globecomm Systems Inc.

Graco Inc.

Green Mountain Energy Co.

H.B. Fuller Company

Hanger, Inc.

Harland Clarke Holdings Corp.

Harsco Corporation

Herman Miller, Inc.

Hexcel Corporation

HNI Corporation

HNTB Corporation

Hostess Brands, LLC

Houghton Mifflin Harcourt Company

Hutchinson Technology Incorporated

IDEXX Laboratories, Inc.

InterContinental Hotels Group PLC

International Data Group, Inc.

International Flavors & Fragrances Inc.

International Game Technology

ION Geophysical Corporation

The Irvine Company LLC

Itron, Inc.

ITT Corporation

Jack in the Box Inc.

K. Hovnanian Companies LLC

Kaman Industrial Technologies Corporation

Kansas City Southern

KB Home

Kennametal Inc.

Keystone Foods LLC

Kimco Realty Corporation

Leprino Foods Company

LifeCell Corp.

Lincoln Electric Holdings, Inc.

Magellan Midstream Partners, L.P.

Makino Inc.

Martin Marietta Materials, Inc.

Mary Kay Inc.

Matthews International Corporation

The Medicines Company

Meredith Corporation

Milacron Inc.

Mohegan Sun
Massachusetts, LLC

Navigant Consulting, Inc.

NBTY, Inc.

NeuStar, Inc.

Novus International, Inc.

Nu Skin Enterprises, Inc.

Nypro Inc.

OMNOVA Solutions Inc.

Outerwall Inc.
(fka Coinstar, Inc.)

Pall Corporation

Parsons Corporation

Plexus Corp.

Polaris Industries Inc.

Polymer Group, Inc.

PolyOne Corporation

Purdue Pharma Inc.

Quintiles Transnational Holdings, Inc.

Rayonier Inc.

Regency Centers Corporation

Revlon, Inc.

Ricardo plc

Sabre Corporation

SAS Institute Inc.

Schwan’s Home Service, Inc.

Scientific Research Corporation

Scotts Miracle-Gro Company

The ServiceMaster Company, LLC

ShawCor Ltd.

Sigma-Aldrich Corportion

Snap-On Incorporated

Space Systems/Loral, Inc.

Stepan Company

Sundt Construction, Inc.

Swagelok Company

Taubman Centers, Inc.

TeleTech Holdings, Inc.

Teradata Corporation

The Toro Company

Tower International, Inc.

Trepp, LLC

Trident Seafoods Corporation

Trinity Industries, Inc.

Tronox Inc.

Tupperware Brands Corporation

Underwriters Laboratories, Inc.

United Rentals, Inc.

Valmont Industries, Inc.

Vertex Pharmaceuticals Incorporated

Viad Corp

Vistaprint N.V.

Vulcan Materials Company

Warner Chilcott Corporation

The Wendy’s Company

Zebra Technologies Corporation

B-1

CDB Energy Services Executive Survey, 2012 (Revenue less than $3B)

Affiliated Engineers, Inc. (dba AEI Services)

ALLETE, Inc.

American Transmission Company LLC

Avista Corporation

The Babcock & Wilcox Company

Babcock Power Inc.

Black Hills Corporation

Capital Power Corporation

CH Energy Group, Inc.

Cheniere Energy, Inc.

City of Colorado Springs dba Colorado Springs Utilities/CSU

Dynergy Inc.

El Paso Electric Company

ElectriCities of North Carolina, Inc.

Energen Corporation

Energy Northwest Employees’ Association

EnLink Midstream Partners, LP (fka Crosstex Energy, LP)

EQT Corporation

Iberdrola Renewables, LLC

Idaho Power Company

LG&E and KU Energy LLC

LCRA (Lower Colorado River Authority) Employees United Charities

MGE Energy, Inc.

New York Power Authority

NorthWestern Energy, L.L.C.

NSTAR Electric Company

NV Energy, Inc.

Oglethorpe Power Corporation

Ohio Valley Electric Corporation

Omaha Public Power District

PNM Resources, Inc.

Portland General Electric Company

Primary Energy Recycling Corporation

Proliance Holdings, LLC

Salt River Project Agricultural Improvement and Power District and Salt River Valley Water Users’ Association

South Jersey Gas Company

Southern Union Company

STP Nuclear Operating Company

TransCanada Corporation

UIL Holdings Corporation

UNS Energy Corp. (fka UniSource Energy Corp.)

Unitil Corporation

URENCO USA, Inc.

Vectren Corporation

Westar Energy, Inc.

Wolf Creek Nuclear Operating Corporation

American Gas Association Survey, 2012 (Revenue $500M - $1.9B)

Avista Corporation

Black Hills Corporation

CH Energy Group, Inc.

City of Colorado Springs dba Colorado Springs Utilities/CSU

Energen Corporation

EQT Corporation

Knoxville Utilities Board

Memphis Light Gas & Water District

National Fuel Gas Company

Piedmont Natural Gas Company, Inc.

Questar Corporation

SEMCO Energy, Inc.

South Jersey Gas Company

Southwest Gas Corporation

The Laclede Group, Inc.

TransCanada Corporation

UGI Corporation

UIL Holdings Corporation

B-2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY Signature (Joint Owners) Date Date Signature [PLEASE SIGN WITHIN BOX] ~How to Vote~ Please Choose One of the Following Voting Methods VOTE BY INTERNET - www.proxyvote.com To vote now by Internet, go to www.proxyvote.com. Have your proxy card available and follow the instructions provided at the website. Internet voting is available until 11:59 p.m. Eastern Daylight Time on May 21, 2014. VOTE BY TELEPHONE - 1-800-690-6903 Call the toll-free number, 1-800-690-6903. Have your proxy card available and follow the instructions provided on the call. Telephone voting is available until 11:59 p.m. Eastern Daylight Time on May 21, 2014. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Northwest Natural Gas Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. VOTE IN PERSON: ADMISSION TICKET To attend and vote at the Northwest Natural Gas Company 2014 Annual Meeting of Shareholders, you must bring your Admission Ticket provided on the reverse side of this proxy card and your government-issued photograph identification. If you bring a guest, your guest must also bring a government-issued photograph identification. Information about attending the meeting is provided on the reverse side of this proxy card. C/O AMERICAN STOCK TRANSFER 6201 15TH AVENUE BROOKLYN, NY 11219 M74037-P52454 THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the name(s) of the nominee(s) on the line below. NORTHWEST NATURAL GAS COMPANY For All Except Withhold All For All THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF DIRECTORS Proposal 1. ! ! ! 1. The election of three Class III directors for terms of three years and one Class I director for a term of one year. Class III Nominees: 01) Martha L. “Stormy” Byorum 02) John D. Carter 03) C. Scott Gibson Class I Nominee: 04) Gregg S. Kantor THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 2 AND 3: Against For Abstain This proxy when properly executed will be voted in the manner directed herein by the shareholder whose signature appears below. If no direction is made, the proxy will be voted FOR Proposals 1, 2 and 3. Proposal 2. 2. Advisory vote to approve Named Executive Officer Compensation. ! ! ! Proposal 3. 3. The ratification of the appointment of PricewaterhouseCoopers LLP as NW Natural’s independent registered public accountants for the fiscal year 2014. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. ! ! ! ! For address changes and/or comments, please check this box and write them on the back where indicated. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. ! ! Please indicate if you plan to attend this meeting. Yes No

NORTHWEST NATURAL GAS COMPANY 2014 ANNUAL MEETING OF SHAREHOLDERS ADMISSION TICKET THURSDAY, MAY 22, 2014, 2:00 P.M. PACIFIC DAYLIGHT TIME NORTHWEST NATURAL GAS COMPANY HOSPITALITY SUITE, FOURTH FLOOR 220 NW SECOND AVE., PORTLAND, OR 97209 ATTENDING THE ANNUAL MEETING If you plan to attend the annual meeting, please detach and bring this ticket and a form of government- issued photograph identification for admission. You may bring one guest to the meeting who must also bring a government-issued photograph identification. ATTENDEES: Large bags and packages, cameras, recording equipment, and other electronic devices will not be permitted in the meeting. A map with driving directions appears on the inside cover of the 2014 proxy statement. The Company will provide reasonable accommodations for a disability. If you need an accommodation, please contact the Company at (503) 226-4211 ext. 2402 at least 72 hours before the meeting. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. Please detach along perforated line and mail in the envelope provided. M74038-P52454 REVOCABLE PROXY NORTHWEST NATURAL GAS COMPANY PROXY FOR 2014 ANNUAL MEETING OF SHAREHOLDERS This Proxy is Solicited on Behalf of the Board of Directors The undersigned hereby appoints David H. Anderson, Stephen P. Feltz, and MardiLyn Saathoff, and each or any of them, the proxy or proxies, with power of substitution and with authorization to vote all of the common shares of the undersigned at theAnnual Meeting of Shareholders of Northwest Natural Gas Company to be held on Thursday, May 22, 2014, and at all adjournments thereof: (i) as designated on the reverse side of this card; and (ii) at their discretion, upon any and all other matters, which properly may be brought before such meeting or any adjournment thereof. If shares of the Company’s Common Stock are held for the account of the undersigned under the Company’s Dividend Reinvestment and Direct Stock Purchase Plan or its Retirement K Savings Plan, then the undersigned hereby directs the respective fiduciary of each applicable plan to vote all shares of Northwest Natural Gas Company Common Stock in the undersigned’s name and/or account under such plan, in accordance with the instructions given herein, at the 2014 Annual Meeting and at any adjournments or postponements thereof, on all matters properly brought before such meeting or any adjournment thereof, including, but not limited to, the matters set forth on the reverse side. Please date and sign this proxy on the reverse side and mail without delay in the enclosed envelope. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)